    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 18, 1998

                                                     REGISTRATION NO. 333-

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                           COMMERCE BANCSHARES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         MISSOURI                    6712                    43-0889454
                         (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
      (STATE OR OTHER     CLASSIFICATION CODE NUMBER)    IDENTIFICATION NO.)
      JURISDICTIONOF
     INCORPORATION OR
       ORGANIZATION)

                                  1000 WALNUT
                          KANSAS CITY, MISSOURI 64106
                                (816) 234-2000
  (ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                           J. DANIEL STINNETT, ESQ.
                           VICE PRESIDENT, SECRETARY
                              AND GENERAL COUNSEL
                           COMMERCE BANCSHARES, INC.
                                  1000 WALNUT
                       KANSAS CITY, MISSOURI 64199-3686
                                (816) 234-2350
                              FAX: (816) 234-2333
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:

        DENNIS P. WILBERT, ESQ.                   HOWARD MICK, ESQ.
  BLACKWELL SANDERS PEPER MARTIN LLP        STINSON, MAG & FIZZELL, P.C.
          TWO PERSHING SQUARE                    1201 WALNUT STREET
         2300 MAIN, SUITE 1000               KANSAS CITY, MISSOURI 64106
      KANSAS CITY, MISSOURI 64108                  (816) 842-8600
            (816) 983-8124                       FAX: (816) 691-3495
          FAX: (816) 983-8080

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this registration statement is declared effective and all other conditions to the Merger (as defined herein) have been satisfied or waived.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE
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
                                               PROPOSED       PROPOSED
                                 AMOUNT        MAXIMUM         MAXIMUM
  TITLE OF EACH CLASS OF         TO BE      OFFERING PRICE    AGGREGATE       AMOUNT OF
SECURITIES TO BE REGISTERED    REGISTERED     PER UNIT*    OFFERING PRICE* REGISTRATION FEE
-------------------------------------------------------------------------------------------
 Common Stock, par value
  $5.00 per share.......     818,204 shares     $23.50       $19,227,794        $5,673

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* Pursuant to Rule 457(f)(2) under the Securities Act of 1933, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price represents the book value of the maximum amount of common stock, $5.00 par value per share, of Fidelity Bankshares, Inc. estimated to be outstanding immediately prior to, and to be canceled in, the Merger as of June 30, 1998.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

                                                                         , 1998

Dear Fidelity Bankshares, Inc. Shareholder:

  You are cordially invited to attend the Special Meeting of the Shareholders of Fidelity Bankshares, Inc. ("Fidelity Bankshares") which will be held at
   , on    ,   , 1998, commencing at     p.m., local time. At this important
meeting, holders of common stock of Fidelity Bankshares will be asked to consider and vote on a proposal relating to the sale of Fidelity Bankshares pursuant to the merger of Fidelity Bankshares with and into CBI-Kansas, Inc. ("CBI"), a wholly-owned subsidiary of Commerce Bancshares, Inc. (the "Merger"). Each share of Fidelity Bankshares' common stock will be converted into the right to receive 2.0767 shares of common stock of Commerce Bancshares, Inc.

  Fidelity Bankshares presently owns all of the issued and outstanding shares of Fidelity State Bank ("Fidelity Bank") and approximately 99% of the issued and outstanding stock of Heritage Bank of Olathe (the "Heritage Bank").

  The Merger is subject to certain required regulatory approvals and other conditions and will be consummated shortly after the necessary regulatory approvals are obtained and other conditions are satisfied or waived. Under Kansas law, holders of common stock of Fidelity Bankshares have dissenters' rights of appraisal with respect to the Merger.

  The enclosed Prospectus/Proxy Statement describes the terms of the Merger in more detail. You should review the Prospectus/Proxy Statement carefully. Your board of directors has carefully reviewed and considered the terms and conditions of the Merger and believes that it is fair and in the best interests of Fidelity Bankshares and its shareholders and unanimously recommends that shareholders vote "for" the proposal.

  A majority vote of all outstanding shares of Fidelity Bankshares' common stock is required to approve the Merger. To ensure your shares will be represented at the meeting, whether or not you plan to attend, I urge you to promptly sign, date and mail your proxy in the enclosed self-addressed envelope, which requires no postage. You may cancel your proxy by attending the meeting and voting in person.

                                          Sincerely,

                                          Taunce H. Mathiason
                                          President

                           FIDELITY BANKSHARES, INC.

To the Shareholders of Fidelity Bankshares, Inc.:

  NOTICE IS HEREBY GIVEN that a Special Meeting of the shareholders of
Fidelity Bankshares, Inc. ("Fidelity Bankshares") will be held at    , on    ,
1998, commencing at    p.m., local time (the "Special Meeting"). At the
Special Meeting, shareholders will be asked to consider and vote upon the following matter, which is more fully described in the accompanying Prospectus/Proxy Statement:

    A proposal to approve the Agreement and Plan of Reorganization, dated as of July 1, 1998 (the "Acquisition Agreement"), by and among Commerce Bancshares, Inc., CBI-Kansas, Inc. and Fidelity Bankshares, a copy of which is attached as Annex A to the accompanying Prospectus/Proxy Statement.

  Holders of Fidelity Bankshares common stock of record at the close of
business on      , 1998, will be entitled to notice of and to vote at the
Special Meeting or any adjournment or postponement thereof. Approval of the Acquisition Agreement, which is a condition to the consummation of the transactions contemplated by the Acquisition Agreement, requires the affirmative vote of the holders of a majority of the outstanding shares of Fidelity Bankshares common stock. Pursuant to K.S.A. (S) 17-6712, Kansas law provides that Fidelity Bankshares' shareholders are entitled to dissenters' rights.

  YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE ACQUISITION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE ACQUISITION AGREEMENT.

                                          By Order of the Board of Directors

                                          President

Garden City, Kansas
     , 1998

                                 PROSPECTUS OF
                           COMMERCE BANCSHARES, INC.
                        818,204 SHARES OF COMMON STOCK
                                $5.00 PAR VALUE

                               ----------------

                              PROXY STATEMENT OF

                           FIDELITY BANKSHARES, INC.

                               ----------------

  This Prospectus/Proxy Statement ("Prospectus") relates to the issuance of up to 818,204 shares of $5.00 par value common stock (the "Commerce Stock") of Commerce Bancshares, Inc. ("Commerce") in exchange for shares of $5.00 par value common stock ("Fidelity Bankshares Stock") of Fidelity Bankshares, Inc. ("Fidelity Bankshares") in the merger, described herein, pursuant to which Fidelity Bankshares will be merged with and into CBI-Kansas, Inc. ("CBI"), a wholly-owned subsidiary of Commerce (the "Merger").

  This Prospectus is also a proxy statement furnished at the direction of the Board of Directors of Fidelity Bankshares in connection with the solicitation of proxies from its shareholders to be voted at a special meeting of the
shareholders of Fidelity Bankshares to be held on       , 1998, and at any
adjournment or postponement thereof, for the purpose of considering and voting upon approval of the acquisition agreement described herein.

                               ----------------

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION
  PASSED   UPON  THE   ACCURACY  OR   ADEQUACY  OF   THIS  PROSPECTUS.   ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

The date of this Prospectus is      , 1998, and it is first being mailed on or
                              about      , 1998.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION......................................................   1
INCORPORATION BY REFERENCE.................................................   1
SUMMARY....................................................................   3
  The Companies............................................................   3
  Fidelity Bankshares Special Meeting......................................   3
  The Merger...............................................................   4
  Stock Certificates; Dividend Withholding.................................   4
  Conditions to the Merger.................................................   4
  Recommendation of the Board of Directors.................................   4
  Dissenters' Rights of Appraisal..........................................   4
  Accounting Treatment.....................................................   4
  Federal Income Tax Consequences..........................................   5
  Comparative Stock Prices.................................................   5
  Comparative Per Share Data...............................................   6
  Pro Forma and Selected Financial Data....................................   7
THE COMPANIES..............................................................   8
FIDELITY BANKSHARES SPECIAL MEETING........................................   8
  Purpose of the Special Meeting...........................................   8
  Solicitation and Revocation of Proxies...................................   8
  Voting of Proxies, Persons Entitled to Vote, and Vote Required...........   9
THE MERGER.................................................................   9
  General..................................................................   9
  Conversion of Fidelity Bankshares Stock..................................   9
  Exchange of Fidelity Bankshares Stock Certificates.......................   9
  Fractional Shares........................................................  10
  Background of Negotiations...............................................  10
  Reasons for the Merger...................................................  12
  Opinion of Fidelity Bankshares Financial Advisor.........................  13
  Operations and Management After the Merger...............................  18
  Conditions to the Merger.................................................  19
  Conduct of Business Pending the Merger...................................  19
  No Solicitation..........................................................  19
  Waiver and Amendment.....................................................  19
  Possible Termination of the Merger.......................................  20
  Effective Time...........................................................  20
  Employment Terms of Taunce H. Mathiason..................................  20
  Federal Securities Laws Consequences.....................................  20
  Rights of Dissenting Shareholders........................................  20
  Transactions Between Commerce and Fidelity Bankshares....................  21
  Accounting Treatment; Restrictions on Sales by Affiliates................  21
FEDERAL INCOME TAX CONSEQUENCES............................................  23
BENEFICIAL OWNERSHIP OF SECURITIES.........................................  24
DIFFERENCES IN RIGHTS OF SHAREHOLDERS......................................  26
  General..................................................................  26
  Number of Directors and Term.............................................  26

                                                                           PAGE
                                                                           ----
  Removal of Directors....................................................  26
  Voting..................................................................  26
  Dividends and Liquidation Preference....................................  27
  Preemptive Rights.......................................................  27
  Special Meetings........................................................  27
  Indemnification; Limitation of Liability................................  27
  Shareholder Inspection..................................................  28
  Amendment of Articles of Incorporation..................................  28
  Amendment of Bylaws.....................................................  28
  Notice of Shareholder Proposals; Nominations of Directors...............  28
  Shareholders' Vote for Mergers..........................................  29
  Appraisal Rights........................................................  29
  Anti-takeover Statutes..................................................  29
  Preferred Share Purchase Rights Plan....................................  31
SELECTED CONSOLIDATED FINANCIAL DATA OF FIDELITY BANKSHARES...............  32
MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS OF FIDELITY BANKSHARES.........................  33
  Financial Condition.....................................................  33
  Results of Operations...................................................  33
  Average Balances, Interest Rates and Yields.............................  35
  Rate/Volume Analyses of Net Interest Income.............................  36
  Asset/Liability Management..............................................  36
  Investment Portfolio....................................................  37
  Loan Portfolio..........................................................  37
  Risk Elements of Loan Portfolio.........................................  39
  Loan Concentrations.....................................................  39
  Summary of Loan Loss....................................................  40
  Deposits................................................................  41
  Short-term Borrowings and FHLB Advances.................................  42
  Liquidity and Capital...................................................  42
  Effect of Recent Accounting Developments................................  42
  Year 2000 Compliance....................................................  43
  Effects of Inflation....................................................  43
COMMERCE STOCK AND FIDELITY BANKSHARES STOCK COMPARATIVE PER SHARE PRICES
 AND DIVIDENDS............................................................  44
LEGAL OPINION.............................................................  44
EXPERTS...................................................................  44
  Independent Public Accountants for Commerce Bancshares, Inc.............  44
  Independent Public Accountants for Fidelity Bankshares, Inc.............  45
SHAREHOLDER PROPOSALS.....................................................  45
INDEX TO FINANCIAL STATEMENTS OF FIDELITY BANKSHARES, INC. AND ITS
 SUBSIDIARIES............................................................. F-i
ANNEXES
Annex A--Copy of Acquisition Agreement
Annex B--Rights of Shareholders Dissenting from the Proposed Merger
Annex C--Opinion of Alex Sheshunoff & Co. Investment Banking

                             AVAILABLE INFORMATION

  Commerce is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). Such reports, proxy statements and other information can be inspected and copied at the offices of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, Room 1400; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers who file electronically with the SEC. The address of that site is http://www.sec.gov.

  Commerce Stock is listed on the Nasdaq National Market System ("Nasdaq") and reports, proxy statements and other information concerning Commerce may also be inspected at the offices of the Nasdaq, 1735 K Street, N.W., Washington, D.C. 20006-1506.

  Commerce has filed a Registration Statement on Form S-4 with the SEC with respect to the Commerce Stock to be issued in connection with the Merger. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available at the SEC for inspection and copying as set forth above.

                               ----------------

                          INCORPORATION BY REFERENCE

  THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF SUCH DOCUMENTS RELATING TO COMMERCE, AND THE EXHIBITS TO SUCH DOCUMENTS, ARE AVAILABLE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED UPON WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON TO COMMERCE BANCSHARES, INC., 1000 WALNUT, P.O. BOX 13686, KCLG KANSAS CITY, MISSOURI 64199-3686, ATTENTION: J. DANIEL STINNETT, TELEPHONE NUMBER: (816) 234-2350. IN ORDER TO ENSURE TIMELY DELIVERY
OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY      , 1998.

  The following documents filed by Commerce with the SEC are hereby incorporated by reference herein:

    (a) Commerce's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

    (b) Commerce's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1998 and June 30, 1998.

    (c) The description of the Commerce Stock set forth in the Form 8-A Registration Statement as filed with the Commission on February 26, 1968, as supplemented by the Form 8-A Registration Statement as filed with the Commission on August 31, 1988 and as amended by Form 8-A12G/A as filed with the Commission on June 10, 1996.

  All documents filed by Commerce pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus but prior
to                    shall be deemed to be incorporated by reference into
this Prospectus from the date of filing such documents.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified, to constitute a part of this Prospectus.

                               ----------------

  No person is authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell, or solicitation of an offer to purchase, the securities offered by this Prospectus, or the solicitation of a proxy, in any jurisdiction, to or from any person to whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any distribution of the securities pursuant to this Prospectus shall, under any circumstances, create an implication that there has been no change in the information set forth herein since the date of this Prospectus.

                                    SUMMARY

  The following is a brief summary of certain information in this Prospectus/Proxy Statement (the "Prospectus"). This summary is not intended to be complete and it is qualified in all respects by the information appearing elsewhere in or incorporated by reference in this Prospectus, the Annexes hereto and the documents referred to herein.

THE COMPANIES

  Commerce Bancshares, Inc. ("Commerce") is a registered multi-bank holding company which directly or indirectly owns all of the outstanding capital stock (except directors' qualifying shares) of one national banking association with offices in Missouri and Kansas, one national banking association located in Illinois, three national banking associations located in Kansas, a credit card bank in Omaha, Nebraska, a mortgage banking company, a credit life insurance company, a small business investment company, a property and casualty insurance agency and a company primarily engaged in holding bank-related real property. The principal assets of Commerce are represented by its banking subsidiaries. The business of Commerce consists primarily of ownership, supervision and control of its subsidiaries, including providing advice, counsel and specialized services in various fields of financial and banking policy and operations. The total assets of Commerce, on a consolidated basis as of June 30, 1998, were approximately $10.3 billion and net income for the six months ended June 30, 1997, was approximately $72 million. See "--Pro Forma and Selected Financial Data". The principal executive offices of Commerce are at the Commerce Bank Building, 1000 Walnut, Kansas City, Missouri 64199-3686 (telephone number (816) 234-2000).

  Fidelity Bankshares, Inc. ("Fidelity Bankshares") is a registered bank holding company headquartered in Garden City, Kansas which owns all of the issued and outstanding capital stock of Fidelity State Bank ("Fidelity Bank"), a Kansas state bank located in Garden City, Kansas, and approximately 99% of the issued and outstanding common stock of Heritage Bank of Olathe ("Heritage Bank"), a Kansas state bank located in Olathe, Kansas. The total assets of Fidelity Bankshares on a consolidated basis, as of June 30, 1998 were approximately $225 million and net income for the six months ended June 30, 1998 was approximately $1.2 million. See "SELECTED CONSOLIDATED FINANCIAL DATA OF FIDELITY BANKSHARES". The principal executive offices of Fidelity Bankshares are at 215 N. Main, Garden City, Kansas 67846 (telephone number (316) 276-
5600).

  CBI-Kansas, Inc. ("CBI") is a wholly-owned subsidiary of Commerce. Pursuant to the Agreement and Plan of Reorganization among Commerce, Fidelity Bankshares and CBI, dated July 1, 1998 (the "Acquisition Agreement"), Fidelity Bankshares will be merged with and into CBI.

FIDELITY BANKSHARES SPECIAL MEETING

  A special meeting of the shareholders of Fidelity Bankshares will be held at
      in Garden City, Kansas on       , 1998, at     p.m., local time (the
"Fidelity Bankshares Special Meeting"), for the purpose of approving the Acquisition Agreement.

  Only holders of record of Fidelity Bankshares common stock, par value $5.00
per share ("Fidelity Bankshares Stock"), at the close of business on     ,
1998, will be entitled to notice of and to vote at the Fidelity Bankshares Special Meeting. At the Fidelity Bankshares Special Meeting, each holder of Fidelity Bankshares Stock will be entitled to one vote for each share held, and the affirmative vote of a majority of the outstanding shares of Fidelity Bankshares Stock is required to approve the Acquisition Agreement. Abstentions and failures to vote will have the same effect as votes cast against approval of the Acquisition Agreement. On June 30, 1998, directors and executive officers of Fidelity Bankshares beneficially owned approximately 7.60% of the outstanding shares of Fidelity Bankshares Stock. All officers and directors of Fidelity Bankshares owning Fidelity Bankshares Stock have indicated they intend to vote in favor of the Acquisition Agreement.

THE MERGER

  Commerce, CBI and Fidelity Bankshares have entered into the Acquisition Agreement, a copy of which is attached hereto as Annex A and incorporated herein by reference, pursuant to which Fidelity Bankshares will be merged with and into CBI. The Acquisition Agreement provides that each share of Fidelity Bankshares Stock outstanding immediately prior to the Effective Time (as defined in the Acquisition Agreement) of the Merger will be converted into
2.0767 shares of common stock, par value $5.00 per share, of Commerce ("Commerce Stock"). Fractional shares of Commerce Stock will not be issued in connection with the Merger. Holders of Fidelity Bankshares Stock otherwise entitled to a fractional share will be paid the value of the fractional share in cash.

  The Acquisition Agreement also provides that, simultaneously with the Merger, Heritage Bank will be merged with and into Commerce Bank, N.A. (the "Bank Merger"). In the Bank Merger, each share of common stock of Heritage Bank not owned by Fidelity Bankshares and outstanding immediately prior to the Effective Time of the Bank Merger will be converted into cash in an amount equal to $106.05 per share.

STOCK CERTIFICATES; DIVIDEND WITHHOLDING

  Shareholders of Fidelity Bankshares, other than those Fidelity Bankshares shareholders who perfect their dissenters' rights of appraisal, must surrender the certificates for their shares of Fidelity Bankshares Stock to Commerce, and inform Commerce of their federal taxpayer identification number, before receiving a certificate for the number of shares of Commerce Stock and any cash in lieu of fractional shares to which such shareholders are entitled. Until a Fidelity Bankshares shareholder surrenders the certificates for his or her Fidelity Bankshares Stock and informs Commerce of his or her federal taxpayer identification number, Commerce may withhold the payment of any or all dividends which would otherwise be payable to such shareholder as a shareholder of Commerce. See "THE MERGER--Exchange of Fidelity Bankshares Stock Certificates."

CONDITIONS TO THE MERGER

  The Merger is subject to certain conditions, including approval of the Acquisition Agreement by the shareholders of Fidelity Bankshares and approval of the Merger and the Bank Merger by appropriate state and federal banking authorities. Applications will be filed with appropriate state and federal banking authorities seeking their approval of the Merger and the Bank Merger. See "THE MERGER--Conditions to the Merger."

RECOMMENDATION OF THE BOARD OF DIRECTORS

  The Board of Directors of Fidelity Bankshares believes that the Merger is in the best interests of Fidelity Bankshares and its shareholders and unanimously recommends that its shareholders vote FOR the approval of the Acquisition Agreement.

DISSENTERS' RIGHTS OF APPRAISAL

  Holders of Fidelity Bankshares Stock who are opposed to the Merger have the right to dissent from the Merger in accordance with Section 17-6712 of the Kansas General Corporation Code ("KGCC") which provides that a shareholder shall be entitled to receive the fair value of his or her shares (exclusive of any element of value arising from the expectation or accomplishment of the Merger) as of the day prior to the day on which the Merger is approved by the other shareholders if such shareholder: (1) delivers a written demand for appraisal of such shares to Fidelity Bankshares prior to the vote on the Acquisition Agreement at the Fidelity Bankshares Special Meeting; (2) does not vote in favor of the Merger; and (3) makes written demand for payment of the fair value of his or her shares within twenty (20) days after receiving notice that the Merger became effective. See "THE MERGER--Rights of Dissenting Shareholders."

ACCOUNTING TREATMENT

  The Merger will be treated by Commerce as a pooling of interests for accounting purposes.

FEDERAL INCOME TAX CONSEQUENCES

  The Merger is intended to qualify as a reorganization under Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"). As a condition to the closing of the Merger, Blackwell Sanders Peper Martin LLP ("BSPM") will deliver an opinion, based upon certain customary assumptions and representations, to the effect that, for federal income tax purposes, no gain or loss will be recognized by either Fidelity Bankshares or its shareholders as a result of the Merger to the extent they receive Commerce Stock solely in exchange for their Fidelity Bankshares Stock. With respect to Fidelity Bankshares Stock exchanged for cash as the result of the exercise of dissenters' rights, the exchange will be treated as a sale, and normal recognition and gain and loss treatment will apply. For a more complete description of the federal income tax consequences, see "FEDERAL INCOME TAX CONSEQUENCES."

COMPARATIVE STOCK PRICES

  Shares of Commerce Stock are traded on the Nasdaq. The last sale price of Commerce Stock as reported on Nasdaq on June 30, 1998 (the last trading day preceding the execution of the Acquisition Agreement, which was also the date preceding the announcement of the execution of the Acquisition Agreement) was $48.8125. The last sale price for Commerce Common Stock as reported on Nasdaq
on      , 1998 (the most recent date for which it was practicable to obtain
market price data prior to the printing of this Prospectus) was $   .

  As of June 30, 1998, there were 243 holders of record of Fidelity Bankshares Stock. There is no established public trading market for the shares of Fidelity Bankshares Stock and there has been limited trading of Fidelity Bankshares Stock. Management has reviewed available records of purchases and sales of Fidelity Bankshares Stock and, based on such review, since January 1, 1996 sales of Fidelity Bankshares Stock have been at prices ranging from $41.40 to $47.88 per share. See "COMMERCE STOCK AND FIDELITY BANKSHARES STOCK COMPARATIVE PER SHARE PRICES AND DIVIDENDS."

                           COMPARATIVE PER SHARE DATA

  The following table sets forth per share data of Commerce and Fidelity Bankshares on both a historical and a pro forma basis and on an equivalent pro forma basis for Fidelity Bankshares. This table should be read in conjunction with the historical financial statements and notes thereto for Commerce incorporated herein by reference, and for Fidelity Bankshares contained herein. Pro forma combined and equivalent pro forma per share data reflect the combined results of Commerce and Fidelity Bankshares presented as though they were one company for all periods shown. Pro forma and equivalent pro forma cash dividends paid per share reflect Commerce's cash dividends paid in the periods indicated. The pro forma amounts do not include any adjustments for any estimated operating efficiencies or revenue enhancements resulting from the Merger.

  The following pro forma and equivalent pro forma information is based on the exchange ratio of 2.0767 shares of Commerce Stock for each share of Fidelity Bankshares Stock.

                                          HISTORICAL                EQUIVALENT
                                     --------------------           PRO FORMA
                                                FIDELITY  PRO FORMA  FIDELITY
                                     COMMERCE* BANKSHARES COMMERCE* BANKSHARES
                                     --------- ---------- --------- ----------
Basic income per common equivalent
 share:
  Twelve months ended:
  December 31, 1997.................  $ 2.24     $ 5.03    $ 2.24     $ 4.65
  December 31, 1996.................    1.98       5.10      1.99       4.13
  December 31, 1995.................    1.72       3.62      1.72       3.58
  Six months ended:
  June 30, 1998.....................    1.23       3.02      1.24       2.57
  June 30, 1997.....................    1.05       2.61      1.06       2.19
Cash dividends paid per share:
  Twelve months ended:
  December 31, 1997.................  $ 0.52     $ 1.84    $ 0.52     $ 1.08
  December 31, 1996.................    0.46       1.84      0.46       0.95
  December 31, 1995.................    0.41       1.84      0.41       0.86
  Six months ended:
  June 30, 1998.....................    0.29       0.92      0.29       0.60
  June 30, 1997.....................    0.26       0.92      0.26       0.54
Book value per common share at:
  December 31, 1997.................  $16.92     $46.74    $16.99     $35.29
  December 31, 1996.................   15.70      43.63     15.77      32.75
  December 31, 1995.................   14.56      40.53     14.62      30.37
  June 30, 1998.....................   17.62      48.80     17.70      36.75
  June 30, 1997.....................   15.96      45.10     16.04      33.31

--------
* Commerce information has been restated for a three for two stock split declared in February 1998.

                     PRO FORMA AND SELECTED FINANCIAL DATA
                    (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE)
                                  (UNAUDITED)

  The following table presents for Commerce and Fidelity Bankshares on an historical basis, selected consolidated financial data and unaudited pro forma combined amounts reflecting the Merger. The pro forma amounts assume the Merger had been effective during the periods presented. Pro forma per share amounts assume an Exchange Ratio of 2.0767 shares of Commerce Common Stock for each share of Fidelity Bankshares Stock. See "THE MERGER--Conversion of Fidelity Bankshares Stock."

                             SIX MONTHS ENDED
                                 JUNE 30,                     FOR THE YEAR ENDED DECEMBER 31,
                          ----------------------- -------------------------------------------------------
                             1998        1997        1997        1996       1995       1994       1993
                          ----------- ----------- ----------- ---------- ---------- ---------- ----------
Net interest income and
 other income:
 Commerce...............  $   314,970 $   275,679 $   577,866 $  524,905 $  488,895 $  435,645 $  405,947
 Fidelity Bankshares....        5,594       5,450      10,746      9,040      8,666      8,282      8,418
 Pro Forma..............  $   320,564 $   281,129 $   588,612 $  533,945 $  497,561 $  443,927 $  414,365
Net income:
 Commerce...............  $    71,977 $    61,732 $   132,702 $  119,512 $  107,640 $   96,111 $   86,894
 Fidelity Bankshares....        1,152         985       1,910      1,920      1,360      1,015        749
 Pro Forma..............  $    73,129 $    62,717 $   134,612 $  121,432 $  109,000 $   97,126 $   87,643
Basic income per common
and common equivalent
share:
 Commerce*..............  $      1.23 $      1.05 $      2.24 $     1.98 $     1.72 $     1.64 $     1.51
 Fidelity Bankshares....         3.02        2.61        5.03       5.10       3.62       2.70       1.99
 Pro Forma..............  $      1.24 $      1.06 $      2.24 $     1.99 $     1.72 $     1.64 $     1.50
Historical dividends
 paid per common share:
 Commerce*..............  $      0.29 $      0.26 $      0.52 $     0.46 $     0.41 $     0.54 $     0.48
 Fidelity Bankshares....         0.92        0.92        1.84       1.84       1.84       1.84       1.84
 Pro Forma..............  $      0.29 $      0.26 $      0.52 $     0.46 $     0.41 $     0.54 $     0.48
Total assets (end of
 period):
 Commerce...............  $10,336,214 $ 9,793,986 $10,306,941 $9,698,186 $9,573,951 $8,035,574 $8,047,413
 Fidelity Bankshares....      225,129     207,809     227,299    206,332    169,859    162,197    158,170
 Pro Forma..............  $10,561,343 $10,001,795 $10,534,240 $9,904,518 $9,743,810 $8,197,771 $8,205,583
Long-term borrowings
 (end of period):
 Commerce...............  $     3,887 $    10,303 $     7,207 $   14,120 $   14,562 $    6,487 $    6,894
 Fidelity Bankshares....        9,612          51       4,161         53         66         78         89
 Pro Forma..............  $    13,499 $    10,354 $    11,368 $   14,173 $   14,628 $    6,565 $    6,983
Total stockholders'
 equity (end of period):
 Commerce...............  $ 1,022,936 $   930,723 $   980,784 $  921,271 $  883,783 $  728,198 $  712,620
 Fidelity Bankshares....       18,642      17,036      17,855     16,479     15,262     14,327     14,096
 Pro Forma..............  $ 1,041,578 $   947,759 $   998,639 $  940,750 $  899,045 $  742,525 $  726,716
Book value per common
share (end of period):
 Commerce*..............  $     17.62 $     15.96 $     16.92 $    15.70 $    14.56 $    17.62 $    17.55
 Fidelity Bankshares....        48.80       45.10       46.74      43.63      40.53      38.15      37.55
 Pro Forma..............  $     17.70 $     16.04 $     16.99 $    15.77 $    14.62 $    12.57 $    12.37

--------
  *Commerce information has been restated for a three for two stock split declared in February 1998.

                                 THE COMPANIES

  Commerce Bancshares, Inc. ("Commerce") is a registered multi-bank holding company which directly or indirectly owns all of the outstanding capital stock (except directors' qualifying shares) of one national banking association with offices in Missouri and Kansas, one national banking association located in Illinois, three national banking associations located in Kansas, a credit card bank in Omaha, Nebraska, a mortgage banking company, a credit life insurance company, a small business investment company, a property and casualty insurance agency and a company primarily engaged in holding bank-related real property. The principal assets of Commerce are represented by its banking subsidiaries. The business of Commerce consists primarily of ownership, supervision and control of its subsidiaries, including providing advice, counsel and specialized services in various fields of financial and bank policy and operations. The total assets of Commerce, on a consolidated basis as of June 30, 1998, were approximately $10.3 billion and net income for the six months ended June 30, 1998, was approximately $72 million. See "INCORPORATION BY REFERENCE" and "SUMMARY--Pro Forma and Selected Financial Data". The principal executive offices of Commerce are at the Commerce Bank Building, 1000 Walnut, Kansas City, Missouri 64199-3686 (telephone number
(816) 234-2000).

  Fidelity Bankshares, Inc. ("Fidelity Bankshares") is a registered bank holding company headquartered in Garden City, Kansas which owns all of the issued and outstanding capital stock of Fidelity State Bank ("Fidelity Bank"), a Kansas state bank located in Garden City, Kansas, and approximately 99% of the issued and outstanding common stock of Heritage Bank of Olathe ("Heritage Bank"), a Kansas state bank located in Olathe, Kansas. The total assets of Fidelity Bankshares on a consolidated basis, as of June 30, 1998, were approximately $225 million and net income for the six months ended June 30, 1998, was approximately $1.2 million. See "FINANCIAL STATEMENTS OF FIDELITY BANKSHARES, INC. AND ITS SUBSIDIARIES" and "SELECTED CONSOLIDATED FINANCIAL DATA OF FIDELITY BANKSHARES". The principal executive offices of Fidelity Bankshares are at 215 N. Main, Garden City, Kansas, 67846 (telephone number
(316) 276-5600).

  CBI-Kansas, Inc. ("CBI") is a wholly-owned subsidiary of Commerce. Pursuant to the Agreement and Plan of Reorganization among Commerce, Fidelity Bankshares and CBI, dated July 1, 1998 (the "Acquisition Agreement"), Fidelity Bankshares will be merged with and into CBI.

                      FIDELITY BANKSHARES SPECIAL MEETING

PURPOSE OF THE SPECIAL MEETING

  The purpose of the Fidelity Bankshares Special Meeting is to consider and vote upon a proposal to approve the Acquisition Agreement which provides, among other things, for the merger of Fidelity Bankshares with and into CBI (the "Merger"). CBI will be the surviving corporation and the Articles of Incorporation, Bylaws, directors and officers of CBI will remain the Articles of Incorporation, Bylaws, directors and officers of CBI. Shareholders of Fidelity Bankshares will receive shares of Commerce Stock in the Merger.

SOLICITATION AND REVOCATION OF PROXIES

  This Prospectus is being furnished to the shareholders of Fidelity Bankshares in connection with the solicitation of proxies by the Board of Directors of Fidelity Bankshares for use at the Fidelity Bankshares Special
Meeting to be held at     p.m., local time, on      , 1998, at     and at any
adjournment or adjournments thereof. Any proxy given does not affect the right to vote in person at the Fidelity Bankshares Special Meeting and may be revoked at any time before it is exercised; there is no formal method required for revocation.

  Except for the cost of preparing this Prospectus, the cost of solicitation of proxies for the Fidelity Bankshares Special Meeting will be borne by Fidelity Bankshares. In addition to solicitation by mail, Fidelity Bankshares may cause proxies to be solicited personally or by telephone or telegram by Fidelity Bankshares' regular employees.

VOTING OF PROXIES, PERSONS ENTITLED TO VOTE, AND VOTE REQUIRED

  All shares represented by a proxy given pursuant to this solicitation will be voted as specified thereon at the Fidelity Bankshares Special Meeting. If no specification is given on a signed proxy, such shares will be voted in favor of the proposal to approve the Acquisition Agreement. Abstentions and failures to vote will have the same effect as votes cast against approval of the Acquisition Agreement. The Board of Directors of Fidelity Bankshares is not aware of any other business to be presented at the Fidelity Bankshares Special Meeting. Should any such other business be presented at the Fidelity Bankshares Special Meeting, the person or persons named in the proxy will vote the same in accordance with their judgment.

  The affirmative vote of the holders of at least a majority of the outstanding shares of Fidelity Bankshares Stock is required to approve the Acquisition Agreement. Only holders of Fidelity Bankshares Stock of record as
of the close of business on       , 1998, are entitled to vote at the Fidelity
Bankshares Special Meeting. At the close of business on that date, shares of Fidelity Bankshares Stock were outstanding. Holders of shares of Fidelity Bankshares Stock are entitled to one vote for each share held on the record date.

                                  THE MERGER

GENERAL

  The Acquisition Agreement and certain related matters are summarized below. This summary does not purport to be a complete statement of the terms and conditions of the Merger and is qualified in its entirety by reference to the Acquisition Agreement, which is attached as Annex A to this Prospectus and is incorporated herein by reference.

  At the Effective Time, Fidelity Bankshares will merge with and into CBI, the separate corporate existence of Fidelity Bankshares will cease and CBI will survive and continue to exist as a wholly-owned subsidiary of Commerce.

CONVERSION OF FIDELITY BANKSHARES STOCK

  At the Effective Time, automatically by virtue of the Merger and without any action on the part of any party or shareholder, each share of Fidelity Bankshares Stock (excluding (i) shares held by Fidelity Bankshares or Commerce or any of its subsidiaries, in each case other than in a fiduciary capacity and (ii) any shares with respect to which dissenters' rights are being exercised) issued and outstanding immediately prior to the Effective Time will be converted into 2.0767 shares of Commerce Stock.

  As of June 30, 1998, there were issued and outstanding options for 12,000 shares of Fidelity Bankshares Stock, exercisable at prices ranging from $35.63 to $37.55 per share. Such options were granted to officers of Fidelity Bankshares, Fidelity Bank and Heritage Bank pursuant to the 1985 Nonstatutory Stock Option Plan for Fidelity Bankshares of Garden City, Inc. (the "Fidelity Bankshares Option Plan"). As of June 30, 1998, Taunce H. Mathiason, who is the President of Fidelity Bankshares and held options for 1,500 shares of Fidelity Bankshares Stock, was the only current officer or employee who held options pursuant to the Fidelity Bankshares Option Plan. Pursuant to the Fidelity Bankshares Option Plan, the Fidelity Bankshares Board of Directors in its sole discretion may cancel, effective upon the date of the consummation of a merger in which Fidelity Bankshares is not the surviving corporation, any option that remains unexercised on such date. Written notice of such cancellation must be given a reasonable period of time prior to the proposed date of such cancellation. It is a condition to the obligations of Commerce and CBI to consummate the Merger that the Fidelity Bankshares Board of Directors terminate any options that have not been exercised prior to the consummation of the Merger.

EXCHANGE OF FIDELITY BANKSHARES STOCK CERTIFICATES

  At the Effective Time certificates evidencing shares of Fidelity Bankshares Stock which are to be exchanged for shares of Commerce Stock will be deemed for all corporate purposes, other than the payment of dividends and other distributions on such stock, to evidence ownership of such shares of Commerce Stock. As soon as practicable after the Effective Time, Commerce or its agent, as the Exchange Agent, will send a notice and transmittal form to each record holder of certificates for Fidelity Bankshares Stock advising such holder of the procedures for surrendering Fidelity Bankshares certificates to Commerce or its agent in exchange for a certificate for the number of whole shares of Commerce Stock and a check for the cash amount of any fractional interests to which such holder is entitled. The shares of Commerce Stock will be deemed to have been issued at the Effective Time. Promptly following the surrender of the Fidelity Bankshares certificates, Commerce or its agent will deliver to the surrendering Fidelity Bankshares shareholders certificates evidencing whole shares of Commerce Stock and a check for the cash amount of any fractional interest, all in accordance with the notice and transmittal form. See "--Fractional Shares." Holders of Fidelity Bankshares Stock will be entitled to dividends, without interest, which may be declared and payable to holders of record of Commerce Stock after the Effective Time; provided, however, that any such dividends will be remitted to each Fidelity Bankshares shareholder entitled thereto, without interest, at the time that such certificates representing shares of Fidelity Bankshares Stock are surrendered for exchange, subject to any applicable abandoned property, escheat or similar law.

FRACTIONAL SHARES

  Neither certificates nor scrip representing fractional shares of Commerce Stock will be issued, but in lieu thereof, each holder of shares of Fidelity Bankshares Stock who would otherwise have been entitled to a fraction of a share of Commerce Stock will be paid the cash value of such fraction determined by multiplying such fraction by the Commerce Stock Price. The "Commerce Stock Price" means the average of ten (10) closing sale prices of Commerce Stock as reported by the Nasdaq on each of the ten (10) consecutive trading days preceding the third trading date prior to the Closing Date.

BACKGROUND OF NEGOTIATIONS

  In 1997, the management of Fidelity Bankshares and the Fidelity Bankshares Board of Directors (the "Fidelity Bankshares Board") received several unsolicited inquiries or expressions of interest with respect to a possible merger or acquisition of Fidelity Bankshares. Such inquiries did not result in any exchange of confidential information.

  Also during 1997, the Fidelity Bankshares Board decided to engage in capital planning related to the Fidelity Bankshares' strategic plan which called for substantial growth, both internally and by acquisition. In August 1997, the Fidelity Bankshares Board formed a Strategic and Capital Planning Committee (the "Committee") consisting of Directors Robert Beckett, Joseph Burnside, Bill King and Michael Reed to focus on capital planning. The Fidelity Bankshares Board also authorized the Committee to retain a consultant to assist in their capital planning.

  In November 1997, the Committee met with Alex Sheshunoff & Co. Investment Banking ("Sheshunoff") representatives to discuss Sheshunoff's possible roles in capital consulting. Sheshunoff representatives presented an overview of the strategic and financial position of Fidelity Bankshares. The Committee concluded that the ability of Fidelity Bankshares to generate the necessary capital to accomplish its strategic plan was restrained by probable dilution of earnings and control as well as by the amount of capital which would be necessary to make substantial acquisitions. The Committee also believed that the market values for bank stocks were at historically high levels and that the benefit to stockholders of establishing a liquid market for their stock warranted retaining Sheshunoff in connection with the possible sale of Fidelity Bankshares.

  In January 1998, the Committee submitted its recommendation to the Fidelity Bankshares Board. Based on that report, the Fidelity Bankshares Board engaged Sheshunoff in connection with the possible sale of Fidelity Bankshares. In March 1998, Sheshunoff sent an Offering Memorandum to interested companies. On April 1, 1998, the Fidelity Bankshares Board reviewed four proposals submitted in response to the Offering Memorandum. Two proposals were for cash and were deemed insufficient by the Fidelity Bankshares Board. Two proposals involved a merger: one from Commerce and one from Gold Banc Corporation ("Gold Banc").

  Commerce presented a proposal valued at approximately $37,500,000. The proposal provided for a floating exchange ratio of $8.00 on either side of the recent trading range of $70.00 per share of Commerce Stock and walk away options of $8.00 on either side. Commerce has since effected a 3 for 2 stock split. The Fidelity Bankshares Board reviewed Commerce's financial and company history materials which accompanied the proposal. The Fidelity Bankshares Board authorized Commerce to engage in due diligence.

  The second proposal was from Gold Banc. The Gold Banc proposal was a fixed share exchange valued at $43,000,000 on the signing of the definitive agreement and the proposal also included Gold Banc allowing the Fidelity Bankshares outstanding stock options valued at $900,000 to be exercised prior to the proposed merger without affecting the exchange ratio to be used in the proposed merger. The Fidelity Bankshares Board reviewed Gold Banc's financial and company history materials which accompanied the proposal.

  On April 20, 1998, the Fidelity Bankshares Board met and was informed that Commerce due diligence had been completed. The Fidelity Bankshares Board then determined that Gold Banc should proceed with due diligence. Shortly thereafter, Gold Banc completed its due diligence and final offers from Commerce and Gold Banc were requested.

  On May 8, 1998, Commerce submitted a revised proposal which was somewhat less than the earlier proposal valued at $37,500,000. After some discussion between Commerce representatives and Sheshunoff representatives, Commerce submitted a new proposal valued at $38,000,000. The proposal was a fixed exchange ratio at the signing of the definitive agreement with walk-away provisions. The fixed exchange ratio was to be based on a price of $50.00 per share of Commerce Stock (after the 3-2 split). In connection with this revised proposal, Commerce requested a meeting with the Fidelity Bankshares Board. The Fidelity Bankshares Board met with Commerce representatives, including David
W. Kemper, the Chief Executive Officer of Commerce, on May 13, 1998.

  Gold Banc offered the same stated value as the previous offer, $43,000,000 plus allowing the stock options valued at $900,000 to be exercised without affecting the exchange ratio. Gold Banc requested a meeting with the Fidelity Bankshares Board and a meeting was held on May 20, 1998.

  The Fidelity Bankshares Board met on June 1, 1998 to review the updated offers by Commerce and Gold Banc. The Fidelity Bankshares Board authorized Sheshunoff to communicate to Commerce that the Fidelity Bankshares Board was prepared to enter into definitive agreement negotiations if the Commerce offer were revised to provide that Commerce would allow the outstanding stock options to be exercised without affecting the exchange ratio and to provide that the price of the Commerce Stock for purposes of fixing the exchange ratio would be based on the 20-day trailing average daily price of Commerce Stock for the 20 trading days ended on the day preceding the signing of the definitive agreement. Commerce agreed to those counter-proposals and the Fidelity Bankshares Board decided to pursue definitive agreement negotiations with Commerce.

  On June 2, 1998, after being informed by Sheshunoff that the Fidelity Bankshares Board was entering into definitive agreement discussions with Commerce, Gold Banc submitted a revised offer with a fixed price at close of the merger valued at $45,000,000 which value did not include allowing the stock options to be exercised without affecting the exchange ratio.

  After adjustments, the price as of July 1, 1998 which would have been received under each proposal was $101.76 per share from Commerce and $114.22 per share from Gold Banc. Notwithstanding that the Gold Banc proposal, based on current market values, would result in a higher purchase price than the Commerce proposal, the Fidelity Bankshares Board at its meeting on June 29, 1998 chose to proceed with execution of a definitive agreement with Commerce, rather than Gold Banc for the following reasons.

  . Both proposals would be accretive to the buyer and dilutive to the Fidelity Bankshares stockholders in terms of book value, earnings and dividends attributable to the stock which the Fidelity Bankshares stockholders would receive in an exchange of shares, but based on current market values, the Gold Banc proposal was far more dilutive. Based on projections obtained from Gold Bank of its 1998 earnings, and an exchange at current market values, Sheshunoff determined that the Gold Banc proposal, on a pro forma basis, would result in a 34.9% dilution in net income per share to the Fidelity Bankshares stockholders; a dilution in book value per share of 45.8%; and a reduction in per share dividends to the Fidelity Bankshares stockholders of 62.8%. The comparable estimated per share dilution amounts, on a pro forma basis, from the Commerce proposal were: a 12.5% dilution in net income per share; a 19.1% dilution in book value per share; and a 27.8% reduction in per share dividends. The actual dilution, however, would be more or less than that stated, depending on Commerce's earnings and future dividend rates.

  . Commerce is a far larger company than Gold Banc and its operations cover a substantially greater area. Commerce has banks located throughout much of Kansas, Missouri and parts of Illinois, as well as the Kansas City and St. Louis metropolitan areas, while Gold Banc's banking subsidiaries are located primarily in smaller agricultural communities in the State of Kansas, with a very small market share in the Kansas portion of the Kansas City metropolitan area. The Fidelity Bankshares Board estimated that the banking assets attributable to Fidelity Bankshares would comprise approximately 25% of Gold Banc's total banking assets following a merger, but only about 2.5% of Commerce's total banking assets. Thus, Commerce was perceived to offer a far greater degree of diversification of risk and opportunities for internal growth in major markets than Gold Banc.

  . Commerce Stock was viewed by the Fidelity Bankshares Board to be more liquid than that of Gold Banc. The monthly dollar volume in Commerce Stock has averaged approximately $80,000,000 during 1998, while the dollar volume of transactions in the Gold Banc stock has averaged approximately $8,000,000. The Fidelity Bankshares Board was concerned that if a transaction with Gold Banc were consummated, as soon as any transfer restrictions were removed, a large number of the stockholders of Fidelity Bankshares would wish to sell their Gold Banc stock, which could depress the market value of Gold Banc stock. The Fidelity Bankshares Board believed that the Fidelity Bankshares stockholders would be less likely to sell Commerce Stock than Gold Banc stock and, in any event, the Board viewed the market for Commerce Stock as larger and less volatile so that any sale which did take place would not have a significant effect on the market value of Commerce Stock.

  The Fidelity Bankshares Board gave final approval to the Acquisition Agreement on June 29, 1998 and on July 1, 1998, Fidelity Bankshares entered into the Acquisition Agreement. For a more complete discussion of the comparisons between the Commerce and Gold Banc proposals considered by the Fidelity Bankshares Board, see "--Opinion of Fidelity Bankshares Financial Advisor." A copy of the full report of Sheshunoff was reviewed by the Fidelity Bankshares Board at its June 29, 1998 meeting and may be reviewed and copied at the office of Fidelity Bank at 215 North Main, Garden City, Kansas by any shareholder of record of Fidelity Bankshares at such shareholder's expense.

REASONS FOR THE MERGER

  Fidelity Bankshares. The Fidelity Bankshares Board believes that the terms of the Acquisition Agreement are fair to, and in the best interests of, Fidelity Bankshares, its shareholders and its subsidiary banks. In considering the terms and conditions of the Acquisition Agreement, the Fidelity Bankshares Board considered a number of factors. The Fidelity Bankshares Board did not assign any relative or specific weights to the factors considered. The material factors considered were:

    The Financial Terms and Structure of the Merger. The Fidelity Bankshares Board is of the view that, based on historical and anticipated trading ranges for Commerce Stock, the value of the consideration to be received by Fidelity Bankshares represents a fair multiple of Fidelity Bankshares' per share book value and earnings. The Fidelity Bankshares Board also considered that, based on its belief that Commerce would continue to pay cash and stock dividends at its current rate, the Merger would result in a continuation of significant dividend income, as compared to other alternatives, and stock price appreciation to Fidelity Bankshares' shareholders. There can be no assurance, however, that current dividends are indicative of future dividends or that recent stock price appreciation is indicative of future performance. See "COMMERCE STOCK AND FIDELITY BANKSHARES STOCK COMPARATIVE PER SHARE PRICES AND DIVIDENDS." Further, the Fidelity Bankshares Board considered the quality and history of Commerce's earnings and the ability to maintain those earnings given the management quality and depth;

  diversification of risk; representation in growing market areas and ability to grow internally; Commerce's $10 billion in assets; and its rating by Standard and Poor's as A+ in earnings and dividends. Additionally, the Fidelity Bankshares Board recognized that the shares of Commerce Stock were listed for trading on the Nasdaq and would provide a liquid investment as compared to shares of Fidelity Bankshares Stock. The Fidelity Bankshares Board also considered that the Merger would qualify as a tax-free reorganization under the Code. See "FEDERAL INCOME TAX CONSEQUENCES."

    The Non-Financial Terms of the Merger. The Fidelity Bankshares Board considered the social and economic effect on the employees, depositors and customers of, and others dealing with, Fidelity Bank and Heritage Bank and on the communities in which such banks are located or operate. They concluded that because of its favorable position among its peer group of national and regional financial institutions in terms of profitability, capital adequacy and asset quality, its large menu of banking and banking related products, strong management, acquisition experience and history of operating acquired banking locations as community banks, Commerce would be an excellent successor to the existing Fidelity Bankshares owners.

  Commerce. In approving the Acquisition Agreement, management of Commerce considered the price, financial condition of Fidelity Bankshares, the projected synergies which Commerce anticipates will result from the Merger and the compatibility of the businesses of the banking organizations.

OPINION OF FIDELITY BANKSHARES FINANCIAL ADVISOR

  Fidelity Bankshares retained Sheshunoff to provide its opinion of the fairness, from a financial viewpoint, of the consideration to be received by Fidelity Bankshares' stockholders in connection with the Merger (the "Merger Consideration"). As part of its investment banking business, Sheshunoff is regularly engaged in the valuation of securities in connection with mergers and acquisitions, and valuations for estate, corporate and other purposes. The Fidelity Bankshares Board retained Sheshunoff based upon its experience as a financial advisor in mergers and acquisitions of financial institutions, and its knowledge of financial institutions. On June 29, 1998, Sheshunoff rendered its oral opinion that, as of such date, the Merger Consideration was fair, from a financial point of view, to the stockholders of Fidelity Bankshares. Sheshunoff reviewed Commerce and Fidelity Bankshares financial data as of March 31, 1998 and recent bank stock market conditions, and rendered its written fairness opinion letter as of July 1, 1998.

  The full text of Sheshunoff's opinion letter ("Opinion") which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the review undertaken is attached as Annex C to this Prospectus. Fidelity Bankshares' stockholders are urged to read the Opinion carefully and in its entirety. Sheshunoff's Opinion is addressed to the Fidelity Bankshares Board and does not constitute a recommendation to any stockholder of Fidelity Bankshares as to how such stockholder should vote at the Fidelity Bankshares Special Meeting.

  In connection with its Opinion, Sheshunoff: (i) reviewed the Acquisition Agreement; (ii) reviewed certain publicly available financial statements and other information concerning Fidelity Bankshares and Commerce, respectively, as well as that of Gold Banc; (iii) reviewed certain internal financial statements and other financial and operating data of Fidelity Bankshares provided to Sheshunoff by Fidelity Bankshares' management; (iv) analyzed certain publicly available financial analyses and projections of Commerce and Gold Banc provided by independent banking securities analysts; (v) reviewed the reported market prices and trading activity for Commerce Stock and Gold Banc Common Stock; (vi) discussed the past and current operations, financial condition, and future prospects of Fidelity Bankshares with its executive management; (vii) compared Fidelity Bankshares, Commerce and Gold Banc from a financial point of view with certain other banking companies that Sheshunoff deemed to be relevant; (viii) compared the financial performance of Commerce and Gold Banc and the market prices and trading activity of Commerce Stock and Gold Banc Common Stock with that of certain other comparable publicly traded companies and their equity securities; (ix) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions in the Midwestern United States and in Kansas; (x) analyzed the financial characteristics of the resulting institution following consummation of the Merger with Commerce as well as the financial characteristics resulting from a combination with Gold Banc under the terms of consideration proposed by Gold Banc on a pro-forma basis, as well as the accretion or dilution to various accounts such as equity, earnings, and dividends in both scenarios; (xi) analyzed Fidelity Bankshares' contributions to equity and earnings to the combined institution following the Merger with Commerce as well as from a combination with Gold Banc under the terms of consideration proposed by Gold Banc, and Fidelity Bankshares' resulting ownership of the combined institution in both scenarios; (xii) utilized discounted cash flow analysis to analyze the net present value of the anticipated cash flows from an investment in all of the Fidelity Bankshares Stock considering projected earnings and the future residual value of the stock, and; (xiii) performed such other analyses and reviews as Sheshunoff deemed appropriate.

  In connection with its review, Sheshunoff relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or made publicly available, and Sheshunoff did not assume any responsibility for independent verification of such information. With respect to internal confidential financial projections provided by Fidelity Bankshares, Sheshunoff assumed that such projections were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the future financial performance of Fidelity Bankshares and did not independently verify the validity of such assumptions. Sheshunoff did not make any independent evaluation or appraisal of the assets or liabilities of Fidelity Bankshares, nor was Sheshunoff furnished with any such appraisals. Sheshunoff did not examine any individual loan files of Fidelity Bankshares. Sheshunoff is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for losses with respect thereto and has assumed that such allowances for each of the companies are, in the aggregate, adequate to cover such losses.

  With respect to Commerce and Gold Banc, Sheshunoff relied solely upon publicly available data regarding Commerce's and Gold Banc's financial condition and performance. Sheshunoff did not meet with or discuss this publicly available information with the management of Commerce or Gold Banc. Sheshunoff did not conduct any independent evaluation or appraisal of the assets, liabilities or business prospects of Commerce or Gold Banc, was not furnished with any evaluations or appraisals, and did not review any individual credit files of Commerce or Gold Banc.

  Sheshunoff's Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Sheshunoff as of December 31, 1997 and July 1, 1998.

  In connection with rendering its Opinion, Sheshunoff performed a variety of financial analyses. The preparation of an opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an Opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of fairness, from a financial point of view, of the consideration to be received by the stockholders of Fidelity Bankshares is to some extent a subjective one based on the experience and judgment of Sheshunoff and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, Sheshunoff believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its Opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Sheshunoff's view of the actual value of Fidelity Bankshares.

  In performing its analyses, Sheshunoff made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Fidelity Bankshares. The analyses performed by Sheshunoff are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses, nor are they appraisals. In addition, Sheshunoff's analyses should not be viewed as determinative of Fidelity Bankshares Board's or Fidelity Bankshares management's opinion with respect to the value of Fidelity Bankshares.

  The following is a summary of the analyses performed by Sheshunoff in connection with its Opinion dated as of July 1, 1998. The following discussion contains financial information concerning Fidelity Bankshares, Commerce and Gold Banc as of March 31, 1998, and market information as of July 1, 1998:

  Analysis of Selected Transactions. Sheshunoff performed an analysis of premiums paid in selected pending or recently completed acquisitions of banking organizations in Kansas and in the Midwestern United States, with comparable characteristics to the Fidelity Bankshares and Commerce transaction as well as the proposed Fidelity Bankshares and Gold Banc transaction. Two sets of comparable transactions were analyzed to ensure a thorough comparison.

  The first set of comparable transactions (the "State Guideline Transactions") consisted of a group of comparable transactions based upon the geographical market area of Fidelity Bankshares. The State Guideline Transactions specifically consisted of 11 mergers and acquisitions of banks located in Kansas which announced their sale between the dates of June 1, 1997 and June 30, 1998. The analysis yielded multiples of the State Guideline Transactions' purchase price relative to: (i) book value ranging from 1.33 times to 3.79 times with an average of 2.13 times and a median of 1.97 times (compared with the multiple implied in the Merger of 2.25 times March 31, 1998 book value, and the multiple implied in the proposed merger with Gold Banc of
2.52 times book value); (ii) last twelve months earnings ranging from 5.64 times to 43.21 times with an average of 18.75 times and a median of 17.21 times (compared with the multiple implied in the Merger of 20.99 times last twelve months earnings as of March 31, 1998, and the multiple implied in the proposed merger with Gold Banc of 23.56 times); and (iii) total assets ranging between 8.10% and 30.15% with an average of 15.88% and a median of 14.50% (compared with the multiple implied in the Merger of 17.64% of March 31, 1998 total assets, and the multiple implied in the proposed merger with Gold Banc of 19.80%).

  The second set of comparable transactions (the "Regional Guideline Transactions") consisted of another banking group of comparable transactions based upon the geographical market area of Fidelity Bankshares as well as the seller's assets similar to Fidelity Bankshares's assets. The Regional Guideline Transactions specifically consisted of nine mergers and acquisitions of banks whereby the seller was located in the Midwest and reported total assets between $150 million and $500 million. The analysis yielded multiples of the Regional Guideline Transactions' purchase price relative to: (i) book value ranging from 1.39 times to 3.50 times with an average of 2.72 times and a median of 2.96 times (compared with the multiple implied in the Merger of 2.25 times March 31, 1998 book value, and the multiple implied in the proposed merger with Gold Banc of 2.52 times book value); (ii) last twelve months earnings ranging from 12.89 times to 33.47 times with an average of 21.23 times and a median of 21.52 times (compared with the multiple implied in the Merger of 20.99 times last twelve months earnings as of March 31, 1998, and the multiple implied in the proposed merger with Gold Banc of 23.56 times); and (iii) total assets ranging between 9.04% and 32.57% with an average of 22.99% and a median of 23.21% (compared with the multiple implied in the Merger of 17.64% of March 31, 1998 total assets, and the multiple implied in the proposed merger with Gold Banc of 19.80%).

  Discounted Cash Flow Analysis. Using discounted cash flow analysis, Sheshunoff estimated the present value of the future stream of after-tax cash flow that Fidelity Bankshares could produce through the year 2002, under various circumstances, assuming that Fidelity Bankshares performed in accordance with the earnings/return projections of management. Sheshunoff estimated the terminal value for Fidelity Bankshares at the end of the period by applying multiples of earnings ranging from 18 times to 20 times and then discounting the cash flow streams, dividends paid to the shareholders (assuming all earnings in excess of that required to maintain a tangible equity to tangible asset percentage of 6.0% are paid out in dividends) and terminal value using discount rates ranging from 12% to 16% chosen to reflect different assumptions regarding the required rates of return of Fidelity Bankshares and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated an aggregate value range of $46.6 million to $59.3 million, compared to the value of the Merger Consideration for Fidelity Bankshares of $40.09 million, based on the closing price per share of Commerce Stock at July 1, 1998, and compared to the value of the proposed merger consideration by Gold Banc of $45.0 million (fixed price).

  Sheshunoff also performed a cash flow analysis using an estimated terminal value for Fidelity Bankshares at the end of the period by applying multiples of book value ranging from 2.20 times to 2.60 times and then discounting the cash flow streams, dividends paid to the shareholders (assuming all earnings in excess of that required to maintain a tangible equity to tangible asset percentage of 6.0% are paid out in dividends) and terminal value using discount rates ranging from 12% to 16% chosen to reflect different assumptions regarding the required rates of return of Fidelity Bankshares and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated an aggregate value range of $32.1 million to $41.9 million, compared to the value of the Merger Consideration for Fidelity Bankshares of $40.09 million, based on the closing price per share of Commerce Stock at July 1, 1998, and compared to the value of the proposed merger consideration by Gold Banc of $45.00 million (fixed price).

  Comparable Company Analysis. Sheshunoff compared selected balance sheet data, asset quality, capitalization and profitability measures and market statistics using financial data at March 31, 1998 and market data as of June 25, 1998 for Commerce to a group of selected Midwestern bank holding companies which Sheshunoff deemed to be relevant. The following numbers reflect Commerce March 31, 1998 financial information.

  The group of selected Midwestern bank holding companies (the "First Midwest Group") included all banks (eleven banks) in the Midwestern region of the United States with reported assets between $5.0 billion and $10.0 billion. This comparison, among other things, showed that: (i) Commerce's equity to asset percentage was 9.89%, compared to an average of 8.62% and a median of 8.73% for the First Midwest Group; (ii) for the last twelve months ended March 31, 1998, Commerce's return on average equity was 13.8%, compared to an average of 16.54% and a median of 16.8% for the First Midwest Group; (iii) for the last twelve months ended March 31, 1998, Commerce's return on average assets was 1.36%, compared to an average of 1.42% and a median of 1.51% for the First Midwest Group; (iv) as of July 1, 1998, Commerce's price per share to March 31, 1998 book value per share was 2.80 times, compared to an average of 2.97 times and median of 2.87 times for the First Midwest Group; and (v) as of July 1, 1998, Commerce's price per share to estimated 1998 earnings per share as of March 31, 1998 was 19.6 times, compared to an average of 17.9 times and median of 17.7 times for the First Midwest Group.

  Sheshunoff also compared selected balance sheet data, asset quality, capitalization and profitability measures and market statistics using financial data at March 31, 1998 and market data as of June 25, 1998 for Gold Banc to two separate groups of selected bank holding companies which Sheshunoff deemed to be relevant. The following numbers reflect Gold Banc's March 31, 1998 financial information.

  The first group compared to Gold Banc consisted of a group of selected Midwestern bank holding companies (the "Second Midwest Group") which included all banks (17 banks) in the Midwestern region of the United States with reported assets between $600 million and $900 million. Although Gold Banc reported assets below $600 million as of June 30, 1998, after the acquisitions already announced by Gold Banc, total assets equate to $785 million which is within this range. This comparison, among other things, showed that: (i) Gold Banc's equity to asset percentage was 8.64%, compared to an average of 9.06% and a median of 9.21% for the Second Midwest Group; (ii) for the last twelve months ended March 31, 1998, Gold Banc's return on average equity was 9.62%, compared to an average of 10.84% and a median of 11.81% for the Second Midwest Group; (iii) for the last twelve months ended March 31, 1998, Gold Banc's return on average assets was 0.82%, compared to an average of 1.01% and a median of 1.11% for the Second Midwest Group; (iv) as of July 1, 1998, Gold Banc's price per share to March 31, 1998 book value per share was 4.48 times, compared to an average of 2.47 times and median of 2.34 times for the Second Midwest Group; and (v) as of July 1, 1998, Gold Banc's price per share to estimated 1998 earnings per share as of March 31, 1998 (assuming completion of all pending mergers) was 33.06 times, compared to an average of 23.87 times and median of 22.29 times for the Second Midwest Group.

  The second group of bank holding companies (the "High P/E Group") compared to Gold Banc included all publicly-traded banks (66 banks) in the United States with reported assets below $1.0 billion that traded with a price to earnings ("P/E") multiple (as of the close of trading on June 25, 1998) between 25.0 times and 40.0 times. Although Gold Banc had a P/E multiple of 44.12 times, this multiple did not include the accretion provided by the aforementioned Gold Banc acquisitions which are reported to increase Gold Banc's earnings per share, resulting in a P/E multiple of 33.06 times 1998 projected earnings. This comparison, among other things, showed that: (i) Gold Banc's equity to asset percentage was 8.64%, compared to an average of 10.42% and a median of 9.20% for the High P/E Group; (ii) for the last twelve months ended March 31, 1998, Gold Banc's return on average equity was 9.62%, compared to an average of 10.36% and a median of 10.41% for the High P/E Group; (iii) for the last twelve months ended March 31, 1998, Gold Banc's return on average assets was 0.82%, compared to an average of 1.07% and a median of 1.05% for the High P/E Group; (iv) as of July 1, 1998, Gold Banc's price per share to March 31, 1998 book value per share was 4.48 times, compared to an average of 2.86 times and median of 2.73 times for the High P/E Group; and (v) as of July 1, 1998, Gold Banc's price per share to estimated 1998 earnings per share as of March 31, 1998 (assuming completion of all pending mergers) was 33.06 times, compared to an average of 29.94 times and median of 27.30 times for the High P/E Group.

  Sheshunoff also compared selected stock market results of Gold Banc to the publicly available corresponding data of the S&P 500 index. Results from indexing the S&P 500 index to Gold Banc's stock from June 25, 1997 to June 25, 1998 revealed a stronger price movement of Gold Banc's stock to the price movements of the S&P 500 index. During this time period, Gold Banc's stock increased approximately 213% while the S&P 500 index increased approximately 27%.

  Pro-Forma Analysis. In an effort to determine the financial characteristics of the combined institution after consummation of an acquisition, Sheshunoff analyzed the expected resulting institution utilizing pro-forma analysis.

  Fidelity Bankshares' contribution to equity and earnings to the combined company after being acquired by Commerce equaled 1.71% and 1.58%, respectively. The resulting ownership of the combined company based on the current exchange ratio of 818,204 shares for all of Fidelity Bankshares' shares (including 12,000 option shares) was 1.38%. Fidelity Bankshares' contribution to equity and earnings to the combined company after being acquired by Gold Banc equaled 26.7% and 22.3%, respectively. The resulting ownership of the combined company based on the current exchange ratio of 2,195,122 shares for all of Fidelity Bankshares' shares was 14.5%.

  In an effort to determine the dilutive/accretive effect of the Merger with Commerce and the terms of consideration proposed by Gold Banc, Sheshunoff utilized additional pro-forma analyses. Based on the exchange ratio of 2.0767 shares of Commerce Stock for each share of Fidelity Bankshares Stock outstanding, Commerce would experience an increase in earnings from $2.45 per share to $2.46 per share, and an increase in book value from $17.60 per share to $17.66 per share. Based on the exchange ratio proposed by Gold Banc of 5.57 shares of Gold Banc Common Stock for each share of Fidelity Bankshares Stock outstanding, Gold Banc would experience an increase in earnings from $0.62 per share (assuming completion of all aforementioned pending acquisitions) to $0.68 per share, and increase in book value from $3.78 per share to $4.41 per share.

  Sheshunoff also compared the pro-forma effect on earnings and equity that Fidelity Bankshares' shareholders receive versus the relative contributions that the Fidelity Bankshares shareholders provided for each proposed transaction. With respect to the Merger with Commerce, Fidelity Bankshares shareholders will experience a pro-forma earnings per share of $2.46. Based on an exchange ratio of 2.0767 shares of Commerce Stock for each share of Fidelity Bankshares stock, Fidelity Bankshares shareholders receive $5.11 per Fidelity Bankshares share in Commerce earnings. When compared to the original Fidelity Bankshares earnings of $5.84 per share, this is a 12.5% decrease. With respect to the proposed consideration for an acquisition by Gold Banc, Fidelity Bankshares shareholders would have experienced a pro-forma earnings per share of $0.68. Based on an exchange ratio of 5.57 Gold Banc shares for each Fidelity Bankshares share, Fidelity Bankshares shareholders would have received $3.80 per Fidelity Bankshares share in Gold Banc earnings. When compared to the original Fidelity Bankshares earnings of $5.84 per share, this is a 34.9% decrease. With respect to the Merger with

Commerce, Fidelity Bankshares shareholders will experience a pro-forma book value per share of $17.66. Based on an exchange ratio of 2.0767 Commerce shares for each Fidelity Bankshares share, Fidelity Bankshares shareholders receive $36.68 per Fidelity Bankshares share in Commerce book value. When compared to the original Fidelity Bankshares book value of $45.32 per share, this is a 19.1% decrease. With respect to the proposed merger with Gold Banc, Fidelity Bankshares shareholders would have experienced a pro-forma book value per share of $4.41. Based on an exchange ratio of 5.57 Gold Banc shares for each Fidelity Bankshares share, Fidelity Bankshares shareholders would have received $24.58 per Fidelity Bankshares share in Gold Banc book value. When compared to the original Fidelity Bankshares book value of $45.32 per share, this is a 45.8% decrease.

  No company or transaction used in the comparable company and comparable transaction analyses is identical to Fidelity Bankshares or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Fidelity Bankshares and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

  Pursuant to an engagement letter dated January 21, 1998, between Fidelity Bankshares and Sheshunoff, Fidelity Bankshares agreed to pay Sheshunoff a retainer fee of $5,000, a professional fee of $25,000 payable upon the execution of a definitive agreement with respect to a business combination, sale or similar transaction (the professional fee shall be credited to the transaction fee), and a transaction fee as a percentage of the consideration paid in the transaction equal to 0.75% of the consideration paid to Fidelity Bankshares up to $32 million in transaction value, or 0.85% of the consideration paid to Fidelity Bankshares if the consideration is within a range of $32.0 million to $35.0 million, or 1.00% of the consideration paid to Fidelity Bankshares if the consideration is in excess of $35 million. Fidelity Bankshares also agreed to indemnify and hold harmless Sheshunoff and its shareholders, directors, officers, partners, agents, employees and other affiliates against certain liabilities in connection with its services under the engagement letter, except in certain cases for liabilities resulting from the bad faith or negligence of Sheshunoff.

  To the best of Fidelity Bankshares' knowledge, there has been no material relationship between Sheshunoff or its affiliates and Fidelity Bankshares or its affiliates other than as described herein during the past two years, nor is any such relationship mutually understood to be contemplated. The amount of the consideration to be paid in the Merger was determined by negotiations between Commerce and Fidelity Bankshares with assistance from Sheshunoff.

  THE FIDELITY BANKSHARES BOARD OF DIRECTORS RECOMMENDS THAT FIDELITY BANKSHARES SHAREHOLDERS VOTE FOR APPROVAL OF THE ACQUISITION AGREEMENT.

OPERATIONS AND MANAGEMENT AFTER THE MERGER

  At the Effective Time, the Articles of Incorporation and By-Laws of CBI as in effect immediately prior to the Effective Time will remain the Articles of Incorporation and By-Laws of CBI, as the surviving corporation, from and after the Effective Time until amended as provided by law and the officers and directors of CBI will remain the officers and directors of CBI from and after the Effective Time. It is expected that existing management of the surviving corporation will be supplemented with personnel from Commerce who will assist in bringing new methods and systems to the surviving corporation which have been developed by Commerce. Commerce also expects to enhance the net interest margin and non-interest income of the surviving corporation by expanding the products and services offered. Commerce will also analyze the surviving corporation's operations for potential efficiencies and anticipates achieving operating cost savings through the proposed consolidation and the elimination of redundant costs. While there can be no assurances that operating cost savings will be realized or in what fiscal period the savings will actually be recorded, plans are currently being developed to realize operating cost savings. It is expected that the annualized level of operating cost savings achieved will be realized unevenly throughout the period of consolidation, with the majority of any savings realized in the latter part of the period. The extent to which the operating cost savings will be achieved depends, among other things, on the regulatory environment and economic conditions, and may be affected by unanticipated changes in business activities, inflation and operating costs.

CONDITIONS TO THE MERGER

  Consummation of the Merger is subject to the fulfillment of certain conditions set forth in the Acquisition Agreement, including the following:

    (a) Approval of the Acquisition Agreement by the holders of a majority of all the outstanding shares of Fidelity Bankshares Stock;

    (b) The accuracy of representations of Commerce, CBI and Fidelity Bankshares made in the Acquisition Agreement and the performance of their respective obligations thereunder;

    (c) The absence of a material adverse event since July 1, 1998, affecting the financial condition, properties, assets, liabilities, rights or business of any of Commerce, Fidelity Bankshares, Fidelity Bank, Heritage Bank or the Non-Bank Subsidiaries (as defined in the Acquisition Agreement);

    (d) The receipt by Commerce and Fidelity Bankshares of an opinion from BSPM relating to certain tax matters;

    (e) The receipt by Commerce of an opinion from Stinson, Mag & Fizzell, P.C. as to certain corporate matters regarding Fidelity Bankshares;

    (f) The receipt by Fidelity Bankshares of an opinion from BSPM as to certain cooperate matters regarding Commerce.

    (g) The receipt of necessary regulatory approvals;

    (h) A minimum amount of capital and minimum loan loss reserve of Fidelity Bankshares;

    (i) The Commerce Stock price shall not be less than $40.72 or greater than $55.09, and

    (j) Dissenters' Rights shall not have been exercised with respect to more than 10% of the outstanding shares of Fidelity Bankshares Stock on the Closing Date.

CONDUCT OF BUSINESS PENDING THE MERGER

  Pursuant to the Acquisition Agreement, Fidelity Bankshares has agreed to carry on its business and cause Fidelity Bank, Heritage Bank and the Non-Bank Subsidiaries to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the Acquisition Agreement.

NO SOLICITATION

  The Acquisition Agreement provides that none of Fidelity Bankshares, Fidelity Bank, Heritage Bank or any of the Non-Bank Subsidiaries will solicit or encourage or, subject to the fiduciary duties of their directors as advised by counsel, hold discussions or negotiations with, or provide information to, any person in connection with any proposal from any person relating to the acquisition of all or a substantial portion of the business, assets or stock of Fidelity Bankshares, Fidelity Bank, Heritage Bank or the Non-Bank Subsidiaries. Fidelity Bankshares is required to promptly advise Commerce of its receipt of, and the substance of, any such proposal or inquiry.

WAIVER AND AMENDMENT

  Prior to or at the Effective Time, any provision of the Acquisition Agreement, including, without limitation, the conditions to consummation of the Merger, may be (i) waived, to the extent permitted under law, in writing by the party which is entitled to the benefits thereof; or (ii) amended at any time by written agreement of the parties, whether before or after approval of the Acquisition Agreement by the shareholders of Fidelity Bankshares; provided, however, that after any such approval, no such amendment shall alter the amount or change the form of the consideration or alter or change any of the terms of the Acquisition Agreement if such alteration or change would adversely affect the holders of Fidelity Bankshares Stock or would legally require further approval of such holders. It is anticipated that a condition to consummate the Merger would be waived only in those circumstances where the Board of Directors of Commerce, CBI or Fidelity Bankshares, as the case may be, deems such waiver to be in the best interests of such company and its shareholders.

POSSIBLE TERMINATION OF THE MERGER

  Provided that the terminating party is not then in material breach of the Acquisition Agreement, the Acquisition Agreement may be terminated (i) by mutual consent of the parties to the Acquisition Agreement; (ii) by Commerce if any required regulatory approval is denied or is conditioned or restricted in any manner which would materially and adversely affect the operations of Commerce; (iii) by Commerce or Fidelity Bankshares if the other has materially breached the Acquisition Agreement and has not timely cured such breach; (iv) by Commerce or Fidelity Bankshares if any condition precedent to their respective obligations is not satisfied prior to the Closing Date or (v) by either party if the consummation of the Merger has not occurred by October 30, 1998; provided, however, if prior to such date Fidelity Bankshares gives its data processing supplier six-months notice of termination of its current data processing agreement, then such date would be extended to December 31, 1998.

EFFECTIVE TIME

  It is presently anticipated that the effective time of the Merger will occur in the fourth quarter of 1998, but no assurance can be given to that effect.

EMPLOYMENT TERMS OF TAUNCE H. MATHIASON

  Taunce H. Mathiason, the President of Fidelity Bankshares, Fidelity Bankshares and Commerce have entered into an agreement pursuant to which immediately prior to the Effective Time of the Merger, Fidelity Bankshares will make certain contributions to Mr. Mathiason's deferred compensation account. Upon consummation of the Merger, Mr. Mathiason will serve as Community Bank President of Commerce responsible for managing the Kansas Southwestern Garden City, Kansas market, receive an annual salary of $135,000, receive an annual bonus of $20,000, receive options to purchase Commerce Stock, receive restricted Commerce Stock and participate in employee benefit plans of Commerce.


FEDERAL SECURITIES LAWS CONSEQUENCES

  The shares of Commerce Stock to be issued pursuant to the Merger have been registered under the Securities Act of 1933, as amended (the "Securities Act"). The provisions of Rule 145 under the Securities Act allow such shares to be sold without restriction by shareholders of Fidelity Bankshares who are not deemed to be "affiliates" (as that term is defined in the rules under the Securities Act) of Fidelity Bankshares and who do not become affiliates of Commerce. The shares of Commerce to be issued to affiliates of Fidelity Bankshares or Commerce may be resold only pursuant to an effective registration statement, pursuant to Rule 145 under the Securities Act, or in transactions otherwise exempt from registration under the Securities Act. Affiliates of Fidelity Bankshares will be required to agree in writing to such restrictions. Commerce will not be obligated and does not intend to register its shares under the Securities Act for resale by shareholders who are affiliates.

RIGHTS OF DISSENTING SHAREHOLDERS

  In order to have dissenters' rights, a holder of Fidelity Bankshares Stock must not vote his or her shares in favor of the Acquisition Agreement or deliver an unmarked, but signed proxy. If the Merger is approved, holders of shares of Fidelity Bankshares Stock will possess the right to seek appraisal of their shares pursuant to Section 17-6712 of the KGCC ("Section 17-6712").

  The following is a summary of the provisions of Section 17-6712 and is qualified in its entirety by reference to the full text of such section, a copy of which is attached to this Prospectus as Annex B. The failure to comply with the provisions of Section 17-6712 may result in a termination or loss of appraisal rights thereunder.

  A holder of record of shares of Fidelity Bankshares Stock who elects to exercise appraisal rights under Section 17-6712 must deliver a written objection to the Acquisition Agreement to Fidelity Bankshares prior to the vote on the Acquisition Agreement by the holders of Fidelity Bankshares Stock
at the Fidelity Bankshares Special Meeting to be held on      , 1998. Any such
objection should be sent to Fidelity Bankshares at 215 N. Main, Garden City, Kansas 67846, Attention: Taunce A. Mathiason.

  Within 10 days after the Effective Date, CBI, as the surviving corporation in the Merger, will give written notice to each former holder of shares of Fidelity Bankshares Stock who has complied with the written notice requirement that the Merger has become effective and that dissenters' rights are available for any or all of such holder's shares in connection therewith. Within 20 days after the date of the mailing of the notice, such holder must demand in writing to CBI the payment of the fair value of such holder's shares of Fidelity Bankshares Stock. Any such demand should be sent to CBI c/o Commerce Bancshares, Inc., 1000 Walnut, Kansas City, Missouri 64199-3686, Attention: J. Daniel Stinnett. Within 30 days after the expiration of the 20 day period, CBI shall pay to such holder the value of such holder's shares, exclusive of any element of value arising from the expectation or accomplishment of the Merger.

  If CBI and a dissenting shareholder fail to agree upon the fair value of the Fidelity Bankshares Stock, within four months after the Effective Time of the Merger, but not thereafter, either CBI or any shareholder entitled to dissenters' rights under Section 17-6712 may file a petition in the District Court of Kansas demanding a determination of the value of the stock of all shareholders entitled to appraisal. Inasmuch as CBI has no obligation to file such a petition, the failure of a shareholder to do so within the period specified could nullify such shareholder's previous written demand for appraisal.

  If a petition for appraisal described above is timely filed by a shareholder, CBI is obligated to provide the shareholder with a verified list of all shareholders who have demanded appraisal. After notice to such shareholders, the court is empowered to conduct a hearing upon the petition, to determine those shareholders entitled to appraisal and to determine the "fair value" of the shares held by them as of the date on which the Merger is consummated, which under the KGCC would be determined exclusive of any element of value arising from accomplishment or expectation of the Merger.

  When the "fair value" is so determined, the court will direct the payment by CBI of such value, with interest thereon if the court so determines, to the shareholders entitled to receive the same, upon surrender by such shareholders of the certificates representing their shares of Fidelity Bankshares Stock to CBI at CBI c/o Commerce Bancshares, Inc., 1000 Walnut, Kansas City, Missouri 64199-3686, Attention: J. Daniel Stinnett. Upon application of CBI or any shareholder entitled to participate in the appraisal proceeding, the court may in its discretion permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of those other shareholders entitled to an appraisal who have complied with the above conditions.

TRANSACTIONS BETWEEN COMMERCE AND FIDELITY BANKSHARES

  No shares of Fidelity Bankshares Stock are presently owned by Commerce or by any of its subsidiaries or principals, or by trustees for the benefit of Commerce or any of its subsidiaries, shareholders or employees as a class or by an escrow arrangement instituted by Commerce.

ACCOUNTING TREATMENT; RESTRICTIONS ON SALES BY AFFILIATES

  It is intended that the Merger will qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the consolidated assets and liabilities of Fidelity Bankshares will be carried forward to the consolidated financial statements of Commerce at their recorded amounts and the consolidated net income of Fidelity Bankshares, if material, will be included in the net income of Commerce.

  In order for the Merger to qualify as a pooling of interests, each person who is an "affiliate" (as defined in Rules 145 and 405 adopted under the Securities Act) of Fidelity Bankshares at the time the Acquisition Agreement is submitted for the approval of Fidelity Bankshares' shareholders must agree in writing not to sell, pledge, transfer or otherwise dispose of any shares of Commerce Stock until financial results covering at least 30 days of combined operations of Commerce and Fidelity Bankshares have been published. Pursuant to the Acquisition Agreement, Commerce has agreed to publish such results in a timely manner.

                        FEDERAL INCOME TAX CONSEQUENCES

  The following discussion is based upon the provisions of the Code, the applicable regulations thereunder, judicial authority, current administrative rulings and practice as of the date hereof and the opinion to be provided by BSPM. The opinion of BSPM will be based upon certain assumptions and representations by the management of each of Fidelity Bankshares and Commerce and by certain holders of the outstanding Fidelity Bankshares Stock. A ruling from the Internal Revenue Service concerning the tax consequences of the Merger will not be requested. The following discussion does not address the federal income tax consequences to special classes of taxpayers including, without limitation, foreign corporations, tax exempt entities and persons who acquired their Fidelity Bankshares Stock pursuant to the exercise of an employee option or otherwise as compensation.

  In the opinion of BSPM, the Merger will constitute a reorganization within the meaning of Code Section 368(a)(1). Consequently:

    1. Shareholders of Fidelity Bankshares will not recognize gain or loss upon the receipt of Commerce Stock in the Merger for their shares of Fidelity Bankshares Stock.

    2. The basis of Commerce Stock received by shareholders of Fidelity Bankshares in the Merger will equal the basis of their stock exchanged.

    3. The holding period of Commerce Stock received in the Merger by shareholders of Fidelity Bankshares who are not dealers will include the holding period of their stock exchanged.

    4. Cash paid to holders of Fidelity Bankshares Stock who dissent from the Merger and cash paid to holders of Fidelity Bankshares Stock in lieu of fractional shares will be treated as proceeds of sales on which gain or loss will be recognized.

  THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH FIDELITY BANKSHARES SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE AND LOCAL AND OTHER TAX LAWS.

                      BENEFICIAL OWNERSHIP OF SECURITIES

FIDELITY BANKSHARES STOCK OWNERSHIP

  The following table sets forth certain information as of June 30, 1998, relating to the beneficial ownership of Fidelity Bankshares Stock by (a) each person known to Fidelity Bankshares to be the beneficial owner of 5% or more of the outstanding Fidelity Bankshares Stock, (b) each director and executive officer of Fidelity Bankshares, and (c) all directors and executive officers of Fidelity Bankshares as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. Except as otherwise indicated, each person indicated below has sole voting and investment power with respect to the shares of Fidelity Bankshares Stock reported as beneficially owned by such person.

   NAME OF DIRECTOR OR EXECUTIVE
              OFFICER
 OR NAME AND ADDRESS OF BENEFICIAL                     PERCENTAGE OF BENEFICIAL
               OWNER                  NUMBER OF SHARES       OWNERSHIP(1)
 ---------------------------------    ---------------- ------------------------
James F. Reed(2)....................       40,860               10.70%
 4248 Louisiana Blvd. NE
 Albuquerque, NM 87109
Mary Lou Reed(3)....................       40,860               10.70%
 4248 Louisiana Blvd. NE
 Albuquerque, NM 87109
Katherine M. Hart(4)................       30,860                8.08%
 911 N. 6th Street #1056
 Garden City, KS 67846
Lloyd H. Haag(5)....................       30,260                7.92%
 19842 Highway K116
 Holton, KS 66436
Richard James Vogel(6)..............       30,260                7.92%
 1400 Southwest Eden Court
 Topeka, KS 66604-2686
Bill A. King(7).....................        7,988                2.09%
Joe R. Burnside(8)..................        6,580                1.72%
Robert L. Beckett(9)................        6,309                1.65%
Michael A. Reed(10).................        3,157                   *
Dennis Kleysteuber(11)..............        2,405                   *
Taunce H. Mathiason(12).............        1,800                   *
Richard D. Harp(13).................          800                   *
Ronald L. Megli(14).................          100                   *
All Directors and Executive Officers       29,139                7.60%
 as a group (10 persons)............

--------
  * Less than one percent
 (1) At the close of business on June 30, 1998, there were 381,992 shares of Fidelity Bankshares Stock outstanding.
 (2) Includes (i) 16,945 shares held by Mr. Reed's wife, Mary Lou Reed, (ii) 2,360 shares held by Mary Lou Reed as Trustee of the Jennifer Pecastaing Reed Irrevocable Trust of 1987, under Trust Agreement dated November 27, 1987, and (iii) 1,880 shares held by Mary Lou Reed as Trustee of the James F. Reed Irrevocable Trust under Trust Agreement dated December 15, 1978. Mary Lou Reed has sole voting and investment power with respect to such shares, and Mr. Reed disclaims beneficial ownership of his wife's shares.
 (3) Includes (i) 2,360 shares held by Mrs. Reed as Trustee of the Jennifer Pecastaing Reed Irrevocable Trust of 1987, under Trust Agreement dated November 27, 1987, and (ii) 1,880 shares held by Mrs. Reed as Trustee of the James F. Reed Irrevocable Trust under Trust Agreement dated December 15, 1978.

    Mrs. Reed has sole voting and investment power with respect to such shares. Also includes 19,675 shares held by Mrs. Reed's husband, James F. Reed. Mr. Reed has sole voting and investment power with respect to such shares, and Mrs. Reed disclaims beneficial ownership of her husband's shares.
 (4) Includes (i) 30,260 shares held by Katherine M. Hart as Co-Trustee of The Finnup Foundation Trust, under Trust Agreement dated January 27, 1978,
     (ii) 200 shares held by Ms. Hart jointly with her daughter, Mary Caroline Hart, (iii) 200 shares held by Ms. Hart jointly with her daughter, Ruth Hart Spiker, and (iv) 200 shares held by Ms. Hart jointly with her daughter, Julia Hart Peterson. Katherine M. Hart has shared voting and investment power with respect to such shares.
 (5) All 30,260 shares are held by Lloyd H. Haag as Co-Trustee of The Finnup Foundation Trust, under Trust Agreement dated January 27, 1978. Mr. Haag has shared voting and investment power with respect to such shares.
 (6) All 30,260 shares are held by Richard James Vogel as Co-Trustee of The Finnup Foundation Trust, under Trust Agreement dated January 27, 1978. Mr. Vogel has shared voting and investment power with respect to such shares.
 (7) Bill A. King is a director of Fidelity Bankshares. Includes (i) 5,302 shares held by Mr. King jointly with his wife, Dewees King, (ii) 1,500 shares held by Mr. King jointly with his mother, Verda B. Garner, (iii) 233 shares held by Mr. King jointly with his son, Chris R. King, (iv) 233 shares held by Mr. King jointly with his son, Jeffery King and (v) 120 shares held by Mr. King jointly with his daughter, Julie Brennaman. Mr. King has shared voting and investment power with respect to such shares.
 (8) Joe R. Burnside is a director of Fidelity Bankshares. Includes 6,480 shares held jointly with Mr. Burnside's wife, Jana L. Burnside. Mr. Burnside and Mrs. Burnside share voting and investment power with respect to such shares.
 (9) Robert L. Beckett is a director of Fidelity Bankshares. Includes 1,359 shares held by Fidelity Bank as Custodian of the Robert Beckett Self Directed IRA. Mr. Beckett has sole voting and investment power with respect to such shares. Also includes 540 shares held by Mr. Beckett as Co-Trustee of the Beckett Trust A, under Trust Agreement dated January 26, 1988, as to which Mr. Beckett has shared voting and investment power.
(10) Michael A. Reed is a director of Fidelity Bankshares. Includes 26 shares held by Fidelity Bank as Custodian of the Michael A. Reed Self Directed IRA. Mr. Reed has sole voting and investment power with respect to such shares. Also includes (i) 200 shares held by Mr. Reed's wife, Marion Sue Reed and (ii) 51 shares held by Fidelity Bank as Custodian of the Marion Sue Reed Self Directed IRA. Mrs. Reed has sole voting and investment power with respect to the shares held in her individual name and sole voting and investment power with respect to the shares held in her Self Directed IRA, and Mr. Reed disclaims beneficial ownership of such shares.
(11) Dennis Kleysteuber is a director of Fidelity Bankshares.
(12) Taunce H. Mathiason is Chairman of the Board, President, Chief Executive Officer and a director of Fidelity Bankshares. Includes 1,500 shares of Fidelity Bankshares Stock underlying options granted under the 1985 Nonstatutory Stock Option Plan for Fidelity Bankshares of Garden City, Inc. Also includes 200 shares held by Mr. Mathiason jointly with his wife, Mary M. Mathiason, as to which Mr. Mathiason shares voting and investment power.
(13) Richard D. Harp is Executive Vice President of Fidelity Bankshares. Includes 100 shares held by Mr. Harp jointly with his wife, Alicia L. Harp. Mr. Harp and Mrs. Harp share voting and investment power with respect to such shares. Also includes (i) 100 shares held by Mr. Harp jointly with his son, Reed A. Harp, (ii) 100 shares held by Mr. Harp jointly with his son, Russell G. Harp, and (iii) 100 shares held by Mr. Harp jointly with his son, Ryan T. Harp. Mr. Harp has sole voting and investment power with respect to such shares.
(14) Ronald L. Megli is Vice President of Fidelity Bankshares.

                     DIFFERENCES IN RIGHTS OF SHAREHOLDERS

GENERAL

  Fidelity Bankshares is incorporated in the State of Kansas, and Commerce is incorporated in the State of Missouri. Fidelity Bankshares shareholders, whose rights are currently governed by Kansas law (including the KGCC), the Fidelity Bankshares Articles of Incorporation and Fidelity Bankshares Bylaws will, upon consummation of the Merger, become shareholders of Commerce. After such time, their rights will then be governed by Missouri law, including the Missouri General and Business Corporation Law (the "MGBCL"), the Commerce Articles of Incorporation and the Commerce Bylaws.

  Material differences that may affect the rights and interests of shareholders of Fidelity Bankshares and Commerce are set forth below. This summary is not intended to be an exhaustive description of the provisions discussed. It is qualified in its entirety by reference to the KGCC, MGBCL, the Fidelity Bankshares Articles of Incorporation, the Fidelity Bankshares Bylaws, the Commerce Articles of Incorporation and the Commerce Bylaws.

NUMBER OF DIRECTORS AND TERM

  The Fidelity Bankshares Bylaws provide that such corporation shall have 11 directors, unless a majority of the board of directors votes to change such number. Currently the Fidelity Bankshares Board consists of six directors. Each director of Fidelity Bankshares serves a term of 1 year.

  Under the Commerce Bylaws, the Commerce Board consists of twelve directors; however the Commerce Board has the authority to increase or decrease (but not below 3) the exact number of directors. Currently, the Commerce Board consists of fifteen directors. The Commerce Bylaws provide that directors are elected to a three year term. The Commerce Articles of Incorporation and the Commerce Bylaws provide for a staggered Board of Directors comprised of three classes as nearly equal in size as practicable. Each class holds office until the third annual meeting for election of directors following the election of such class.

REMOVAL OF DIRECTORS

  Pursuant to the KGCC directors of Fidelity Bankshares may be removed, with or without cause, at a meeting of the shareholders by a majority vote of the shares entitled to vote at an election of directors; provided, however, that if less than the entire board is to be removed, no director may be removed without cause, if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors. The Commerce Articles of Incorporation provide that the entire Board of Directors may only be removed by an 80% majority of the shares then entitled to vote for the election of directors.


VOTING

  Fidelity Bankshares shareholders have cumulative voting rights in connection with the election of directors and each shareholder is entitled to as many votes as are equal to the number of shares of Fidelity Bankshares Stock held by such shareholder multiplied by the number of directors to be elected. A Fidelity Bankshares shareholder may cast all of such votes for a single director or may distribute them among the directors up for election. Commerce shareholders, however, do not have cumulative voting rights in connection with the election of directors and each outstanding share of Commerce Stock is entitled to one vote on each matter submitted to shareholder vote.

  The Fidelity Bankshares Bylaws state that, unless required otherwise by the Articles of Incorporation or Bylaws of Fidelity Bankshares, the holders of a majority of the outstanding shares of stock entitled to vote at a meeting of shareholders constitutes a quorum at such meeting, and issues brought before a meeting of shareholders will be decided by a vote of the holders of a majority of the shares represented and entitled to vote.

The Commerce Bylaws (except with respect to the election of directors who are elected by a plurality) contain a similar provision. Special voting provisions apply in the case of a merger or change in control. See "--Shareholders' Vote for Mergers;--Anti-takeover Statutes."

DIVIDENDS AND LIQUIDATION PREFERENCE

  Holders of shares of Commerce Stock and Fidelity Bankshares Stock are entitled to dividends when and if declared by the Boards of Directors of their respective corporations; upon liquidation, such holders are entitled to share pro rata in the assets of their respective corporations remaining after payments to creditors and any preferred shareholders.

PREEMPTIVE RIGHTS

  Holders of Fidelity Bankshares Stock have preemptive rights to purchase Fidelity Bankshares Stock in certain limited instances set forth in the Fidelity Bankshares Articles of Incorporation. Holders of Commerce Stock, however, do not have preemptive rights.

SPECIAL MEETINGS

  The Fidelity Bankshares Bylaws provide that the Chairman of the Board, the President, the Secretary, the Board of Directors and shareholders owning at least 20% of the Fidelity Bankshares Stock entitled to vote at any such meeting may each call special shareholder meetings. The Commerce Bylaws provide that special meetings of the Commerce shareholders may only be called by its Chairman of the Board, its President or a majority of the Commerce Board.

INDEMNIFICATION; LIMITATION OF LIABILITY

  The MGBCL and the KGCC permit indemnification of officers, directors and others on substantially similar terms. A corporation may indemnify any person made or threatened to be made a party to any legal proceeding, including any suit by or in the name of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in any such capacity with respect to another enterprise, against expenses and other amounts reasonably incurred by him in connection with such legal proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The foregoing notwithstanding, no indemnification may be made in respect to any claim brought by or in the name of the corporation as to which such person is adjudged to be liable to the corporation unless and only to the extent that a proper court determines that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court deems proper. A corporation is required to indemnify its directors, officers, employees or agents to the extent that such persons have been successful in defending an action, suit or proceeding or any claim, issue or matter therein. These indemnification rights are not exclusive of any other rights to which the person seeking indemnification is entitled and do not limit a corporation's right to provide further indemnification.

  The Fidelity Bankshares Bylaws provide rights of indemnification generally as set forth in the KGCC described above, except that the right of indemnification is limited to directors and officers. The Fidelity Bankshares Bylaws also provide that each director or officer shall be indemnified to the full extent permitted by Kansas law. The Fidelity Bankshares Bylaws state that the indemnification provision therein is a matter of contract between Fidelity Bankshares and its officers and directors and no amendment to such provision will diminish the indemnification obligations of Fidelity Bankshares and its successors set forth in the Fidelity Bankshares Bylaws for claims based on acts or omissions of any person prior to the date of such amendment. The Commerce Bylaws provide rights of indemnification generally as set forth in the MGBCL described above, except that the right of indemnification is limited to directors and officers.

SHAREHOLDER INSPECTION

  Under the KGCC, any shareholder may inspect the corporation's stock ledger, shareholder list and other books and records for any proper purpose. A "proper purpose" is defined as a purpose reasonably related to such person's interest as a shareholder. The KGCC specifically provides that a shareholder may appoint an agent for the purpose of examining the stock ledger, list of shareholders or other books and records of the corporation. A shareholder may apply to the Kansas district court to compel inspection in the event the shareholder's request to examine the books and records is refused. In general, the corporation has the burden of proving an improper purpose where that shareholder requests to examine only the shareholder ledger or the shareholder list, and in all other circumstances, the shareholder has the burden of proving a proper purpose. The right of shareholders to inspect under the MGBCL is generally similar to that of shareholders under the KGCC. Neither the MGBCL nor Missouri case law, however, provides specific guidance as to whether a shareholder may appoint an agent for the purpose of examining books and records or the extent to which a shareholder must have a "proper purpose." Accordingly, in comparison with the KGCC, in a given situation, a Missouri shareholder may be provided with less guidance as to the scope of its ability to inspect the books and records of the corporation.

AMENDMENT OF ARTICLES OF INCORPORATION

  Under the KGCC, the Fidelity Bankshares Articles of Incorporation may be amended upon a resolution of the Fidelity Bankshares Board, proposing the amendment and its submission to the Fidelity Bankshares' shareholders for their approval by the majority of the shares of Fidelity Bankshares Stock entitled to vote. Pursuant to KGCC, any amendment that would adversely affect the rights of holders of Fidelity Bankshares Stock requires the approval of a majority of the holders of such class of stock.

  The Commerce Articles of Incorporation provide that provisions of the Commerce Articles of Incorporation dealing with the number, term, and removal of directors, and certain business combinations may not be repealed or amended without the affirmative vote of holders of at least three-fourths of the outstanding shares of voting stock. The Commerce shareholders may otherwise amend, alter, change or repeal any provision of the Commerce Articles of Incorporation as the MGBCL, which is identical to the KGCC in this respect, provides.

AMENDMENT OF BYLAWS

  The shareholders of Fidelity Bankshares may make, alter, amend or repeal the Fidelity Bankshares' Bylaws by a majority vote of the shares entitled to vote thereon. A majority of the Directors of Fidelity Bankshares may make, alter, amend or repeal the Fidelity Bankshares' Bylaws. However, the Fidelity Bankshares Board of Directors may not amend, repeal, or alter provisions which the shareholders of Fidelity Bankshares expressly prohibited the Board of Directors from amending, repealing or altering at the time of the shareholders' enactment of any such provision. The Commerce Articles of Incorporation authorize the Commerce Board to make, alter and repeal bylaws, subject to the rights of shareholders at any regular or special meeting to alter or repeal bylaws made by the Commerce Board.

NOTICE OF SHAREHOLDER PROPOSALS; NOMINATIONS OF DIRECTORS

  The Fidelity Bankshares Bylaws provide that a shareholder may bring any matter before the annual meeting of shareholders without giving notice to Fidelity Bankshares, unless notice of such matter is required by law. The Commerce Bylaws provide that any shareholder who intends to bring a matter before the annual meeting of shareholders must deliver written notice of such shareholder's intent to the Secretary of Commerce. Such notice must be received by the Secretary not later than sixty days nor more than ninety days in advance of such meeting.

  Such written notice must set forth (i) a brief description of the proposal and the reasons for it, (ii) the name and address of the shareholder, (iii) the class and number of shares of capital stock of Commerce which are beneficially owned by the shareholder, (iv) any arrangement between such shareholder and any other person in connection with the proposal and any material interest of the shareholder in the proposed business described in the notice, (v) a representation that such shareholder will appear in person or proxy at the annual meeting and

(vi) if such business is a nomination for director, each nomination sought to be made, together with a description of the qualifications and business or professional experience of each proposed nominee and disclosing the information about him or her that is required by the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, to be disclosed in the proxy materials for the meeting involved as if he or she were a nominee of the corporation for election as one of its directors.

SHAREHOLDERS' VOTE FOR MERGERS

  In the area of mergers and/or other corporate reorganizations, the KGCC differs from the MGBCL in a number of respects. A corporation incorporated under the KGCC must obtain the affirmative vote of the holders of a majority of the outstanding shares of the corporation entitled to vote thereon to approve a merger with another corporation, the sale of substantially all of the corporation's assets or the voluntary dissolution of the corporation. In the same situations, the MGBCL requires the approval of persons holding at least two-thirds of the outstanding shares entitled to vote thereon.

  The KGCC does not require a shareholder vote of the surviving corporation in a merger if (i) the merger agreement does not amend the existing articles of incorporation, (ii) each outstanding share of the surviving corporation before the merger is unchanged, and (iii) the number of shares to be issued in the merger does not exceed 20% of the shares outstanding immediately prior to such issuance. The MGBCL has no such exception.

  Neither the MGBCL nor the KGCC requires a vote of a corporation's shareholders if such corporation is merged with and into a parent corporation that owns 90% or more of such corporation's stock.

APPRAISAL RIGHTS

  Both the KGCC and the MGBCL provide appraisal rights to shareholders entitled to vote in merger transactions (except as indicated below). The MGBCL also provides such rights in a sale of assets, unless pursuant to a voluntary dissolution of the corporation, whereas the KGCC does not. The KGCC does not recognize dissenters' rights of appraisal in a merger or consolidation if the dissenting shares of the corporation are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 shareholders, or if the corporation is the surviving corporation and no vote of its shareholders is required, subject to certain exceptions.


ANTI-TAKEOVER STATUTES

  The MGBCL and KGCC contain certain provisions which may be deemed to have an anti-takeover effect.

  The KGCC contains a "Control Share Acquisition Statute" which provides that an "Acquiring Person" who, after any acquisition of shares of an issuing public corporation, has the voting power, when added to all shares of the same corporation owned or controlled by the Acquiring Person, to exercise or direct the exercise of (i) 20% or more but less than 33 1/3%, (ii) 33 1/3% or more but less than a majority, or (iii) a majority of the voting power of outstanding stock of such corporation, must obtain shareholder approval for the purchase of the "Control Shares." If approval is not given, the Acquiring Person's shares lose the right to vote. The statute prohibits an Acquiring Person from voting its shares unless certain disclosure requirements are met and the retention or restoration of voting rights is approved by both (i) a majority of the outstanding voting stock, and (ii) a majority of the outstanding voting stock after exclusion of Interested Shares. "Interested Shares" are defined as shares owned by the Acquiring Person, by directors who are also employees, and by officers of the corporation. Shareholders are given dissenters' rights with respect to the vote on Control Share Acquisitions and may demand payment of the fair value of their shares.

  A number of acquisitions of shares are deemed not to constitute Control Share Acquisitions, including good faith gifts, transfers pursuant to wills, purchases pursuant to an issuance by the corporation, mergers involving the corporation which satisfy the other requirements of the KGCC, transactions with a person who owned a majority of the voting power of the corporation within the prior year, or purchases from a person who has previously satisfied the provisions of the Control Share Acquisition Statute so long as the transaction does not result in the purchasing party having voting power after the purchase in a percentage range (such ranges are as set forth in the immediately preceding paragraph) beyond the range for which the selling party previously satisfied the provisions of the statute. Additionally, a corporation may exempt itself from application of the statute by inserting a provision in its articles of incorporation or bylaws expressly electing not to be covered by the statute. The Fidelity Bankshares Articles of Incorporation and the Fidelity Bankshares Bylaws do not "opt out" of the Control Share Acquisition Statute; however, because Commerce is acquiring "Control Shares" of Fidelity Bankshares in a merger to which Fidelity Bankshares is a party and which satisfies the other requirements of the KGCC, the provisions of the Control Share Acquisition Statute do not apply to a merger such as the Merger.

  The MGBCL contains a control share acquisition statute similar to that contained in the KGCC; however, the Commerce Bylaws "opt out" of its provisions.

  The MGBCL also contains a business combination statute that protects domestic corporations from unsolicited take-overs by prohibiting certain transactions. The statute restricts certain "Business Combinations" between a corporation and an "Interested Shareholder" and its "Affiliates" and "Associates" (as defined therein). A "Business Combination" includes a merger or consolidation, certain sales, leases, exchanges, mortgages, transfers, pledges and similar dispositions of corporate assets or stock and any reclassifications, recapitalization and reorganizations that increase the proportionate voting power of the Interested Shareholder. An "Interested Shareholder" includes any person or entity which beneficially owns or controls 20% or more of the outstanding voting shares of the corporation. Pursuant to the Missouri business combination statute, a Missouri corporation may at no time engage in a Business Combination with an Interested Shareholder other than (i) a Business Combination approved by the board of directors prior to the date on which the Interested Shareholder acquired such status; (ii) a Business Combination approved by the holders of a majority of the outstanding voting stock not beneficially owned by the Interested Shareholder or its Affiliates or Associates at a meeting called no earlier than five years after the date on which the Interested Shareholder acquired such status; or (iii) a Business Combination that satisfies certain detailed fairness and procedural requirements. Notwithstanding the foregoing, unless the board of directors of the corporation approved such Business Combination prior to the date on which the Interested Shareholder acquired such status, no such Business Combination may be engaged in for a period of five years after such date.

  The MGBCL exempts from its business combination provisions: (i) corporations not having a class of voting stock registered under Section 12 of the Exchange Act; (ii) corporations which adopt provisions in their original articles of incorporation or, under certain circumstances, adopt amendments to their bylaws expressly electing not to be covered by the statute; and (iii) certain circumstances in which a shareholder inadvertently becomes an Interested Shareholder. The Commerce Articles and Commerce Bylaws do not "opt out" of the Missouri business combination statute.

  The KGCC contains a business combination statute similar to that contained in the MGBCL. Like the Missouri business combination statute, the Kansas business combination statute generally prohibits a domestic corporation from engaging in mergers or other business combinations with any person who is the beneficial owner of 15% or more of the outstanding voting stock of the corporation (an "Interested Shareholder"). The prohibition can be avoided if, prior to the date on which the shareholder becomes an Interested Shareholder, the Board of Directors of the Kansas corporation approves either the business combination or the transaction which resulted in the shareholder becoming an Interested Shareholder. The MGBCL imposes a longer prohibition period on transactions with Interested Shareholders than the three-year prohibition provided for under the KGCC, thereby potentially increasing the period during which an unsolicited takeover may be frustrated. In addition, the KGCC, unlike its Missouri counterpart, does not apply if the Interested Shareholder obtains at least 85% of the corporation's voting stock upon consummation of the transaction which resulted in the shareholder's becoming an Interested Shareholder. Thus, a person acquiring at least 85% of the corporation's voting stock could circumvent the defensive provisions of the KGCC. The Fidelity Bankshares Articles of Incorporation and Bylaws do not "opt out" of the Kansas business combination statute; however, because there is no public market for the securities of Fidelity Bankshares, the provisions of the business combination statute are presently inapplicable to them.

PREFERRED SHARE PURCHASE RIGHTS PLAN

  As described in the Form 8-A12G/A Registration Statement filed by Commerce with the SEC on June 10, 1996 and incorporated herein by reference, Commerce Stock has attached rights to acquire shares of preferred stock in response to certain takeover proposals. Fidelity Bankshares does not have a rights plan.

          SELECTED CONSOLIDATED FINANCIAL DATA OF FIDELITY BANKSHARES

  The following table sets forth certain historical financial data with respect to Fidelity Bankshares on a consolidated basis. The financial data as of June 30, 1998, and June 30, 1997, reflects all normal recurring adjustments which are, in the opinion of Fidelity Bankshares' management, considered necessary for a fair presentation of the financial condition and results of operations for such interim periods. The results for the interim periods presented herein are not necessarily indicative of results to be expected for any other period or for the entire fiscal year. The information contained in this table should be read in conjunction with Fidelity Bankshares' historical Consolidated Financial Statements and related notes thereto included elsewhere in this Prospectus.

                                                   DECEMBER 31,
                          JUNE 30, --------------------------------------------
                            1998     1997     1996     1995     1994     1993
                          -------- -------- -------- -------- -------- --------
                                         (DOLLARS IN THOUSANDS)
CONSOLIDATED BALANCE
 SHEETS INFORMATION:
 Total assets............ $225,129 $227,299 $206,332 $169,859 $162,197 $158,170
 Loans and leases, net of
  allowance for losses...  150,890  152,473  128,470  101,414  102,166   99,840
 Investment securities...   50,706   47,569   48,389   46,684   43,677   41,132
 Total deposits..........  194,058  201,307  186,592  147,684  143,542  131,985
 Advances from Federal
  Home Loan Bank and
  Notes Payable..........   11,312    5,911    2,053    2,266    2,628    3,364
 Federal funds
  purchased..............      --     1,125      --     3,650      850    7,575
 Stockholders' equity....   18,642   17,855   16,479   15,262   14,327   14,096

                           AT OR FOR THE
                         SIX MONTHS ENDED                 AT OR FOR THE
                             JUNE 30,                YEAR ENDED DECEMBER 31,
                         ------------------  -------------------------------------------
                           1998      1997     1997     1996     1995     1994     1993
                         --------  --------  -------  -------  -------  -------  -------
                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENTS
 OF EARNINGS
 INFORMATION:
 Interest income........ $  8,898  $  8,447  $17,011  $13,971  $12,598  $10,817  $10,820
 Interest expense.......    4,445     3,906    8,115    6,588    5,774    4,129    3,934
 Net interest income....    4,453     4,541    8,896    7,383    6,823    6,688    6,886
 Provision for loan
  losses................      100       509      691      160      505    1,012      463
 Net interest income
  after provision for
  loan losses...........    4,353     4,032    8,205    7,223    6,318    5,676    6,423
 Noninterest income.....    1,141       909    1,850    1,657    1,843    1,594    1,532
 Noninterest expense....    3,635     3,307    7,044    6,013    6,095    5,831    6,555
 Provision for income
  taxes.................      707       649    1,101      947      705      423      651
 Net earnings...........    1,152       985    1,910    1,920    1,360    1,015      749
PER SHARE DATA:
 Basic earnings per
  common share.......... $   3.02  $   2.61  $  5.03  $  5.10  $  3.62  $  2.70  $  1.99
 Cash dividends per
  common share..........     0.92      0.92     1.84     1.84     1.84     1.84     1.84
 Book value per common
  share.................    48.80     45.10    46.74    43.63    40.53    38.15    37.55
 Dividend payout ratio..    30.51%    35.25%   36.58%   36.11%   50.82%   68.05%   92.31%
 Weighted average number
  of common shares
  outstanding...........  381,992   377,735  379,864  376,819  375,655  375,369  375,778
FINANCIAL RATIOS:
 Return on average
  assets(1).............     1.03%     0.90%    0.92%    1.06%    0.84%    0.63%    0.49%
 Return on average
  stockholders'
  equity(1).............    12.46%    11.66%   11.15%   12.20%    9.25%    7.01%    5.27%
 Average equity to
  average assets........     8.17%     8.28%    8.22%    8.73%    9.04%    8.87%    9.23%
 Net interest margin....     4.36%     4.37%    4.64%    4.45%    4.60%    4.65%    4.68%
 Net interest spread....     4.24%     4.18%    3.91%    3.64%    3.77%    4.62%    4.94%

--------
(1) Interim ratios have been annualized for purposes of comparability with year-end data.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 CONSOLIDATED FINANCIAL CONDITION AND RESULTS
                     OF OPERATIONS OF FIDELITY BANKSHARES

  The primary business of Fidelity Bankshares is community-oriented banking, offering a variety of financial services. These services include taking deposits, which are in turn used to generate loans for small businesses, agri-business, commercial and residential real estate, and consumer-oriented loans. Fidelity Bankshares invests approximately 25% of its assets in U.S. government bonds and U.S. Agencies, primarily for purposes of liquidity, and to pledge to public deposits. Ancillary services include packaging mortgage loans for sale, providing brokerage services through a third-party provider and providing trust services to customers in Southwest Kansas.

  Fidelity Bankshares' primary source of income is from interest on its loans and investments. A majority of the loans are short-term, adjustable rate. Interest expense is incurred from interest paid on deposits and to the Federal Home Loan Bank ("FHLB"), as well as short-term borrowings. Net income is primarily dependent upon the difference between the average yield earned on loans and investments and the average rate paid on deposits and borrowings. Fidelity Bankshares controls interest-rate risk to the extent that the average maturity/repricing on earning assets and interest-bearing liabilities is less than two years; however, other factors also affect spread, such as economic and competitive factors, which influence interest rates, loan demand, and deposit flows.

  Fidelity Bankshares derives approximately 10-15% of its income from non-interest income, including fee income on deposit accounts, trust services fee income, and other fees on loans. Net income is affected by provision for loan losses, non-interest expenses, and provisions for income taxes.

FINANCIAL CONDITION

 June 30, 1998 compared to December 31, 1997

  Total assets decreased approximately $2.2 million from December 31, 1997 to June 30, 1998, although earning assets increased slightly. Cash and other non-interest-earning balances decreased and investment securities increased. Loans decreased approximately $1.6 million at June 30, 1998, compared to December 31, 1997.

  Total deposits decreased during this period from $201.3 million to $194.1 million. This decrease was mostly due to a decreased dependence on public funds. At the same time, advances from FHLB increased from $4.1 million at December 31, 1997 to $9.6 million at June 30, 1998.

 December 31, 1997 compared to December 31, 1996

  Total assets at December 31, 1997, were $227.3 million compared to $206.3 million at December 31, 1996. This growth was primarily the result of an increase in loan demand. Bank premises and equipment increased $1.3 million during this period because the Company completed construction of two remote facilities and began construction of another. The Company also advanced on its line of credit from FHLB to help fund the increase in loans.

  Total deposits grew by $14.7 million from December 31, 1996 to December 31, 1997. This growth was a combination of increased public deposits and market response to competitively-priced time deposits.

RESULTS OF OPERATIONS

 Comparison of six months ended June 30, 1998 and six months ended June 30,
1997

  Net earnings for the six months ended June 30, 1998 increased $167,000, or 17%, from the same period ended June 30, 1997. During such periods, net interest income decreased $88,000, or 1.9%, despite an increase of $451,000, or 5.3%, in interest income; however, interest income for the six months ended June 30, 1997 included a one time, nonrecurring payment of prior period, non-accrued interest totaling $442,000. Interest expense during these periods increased by $539,000, or 13.8%.

  Noninterest income increased $232,000, or 25.5%, as a result of considerable growth in the Trust Department's assets, increased sales of residential mortgages in the secondary market, and higher deposit charges due to increased activity.

  Noninterest expense increased $328,000, or 9.9%, for the six months ended June 30, 1998 as compared to the same period ended June 30, 1997, especially in areas such as salaries and employee benefits, occupancy and equipment expense, and data processing fees. These increases are substantially related to the addition of three branches and the resulting increase in online deposit activity.

  Provision for income taxes increased $58,000, or 8.9%, for the six month period ended June 30, 1998 as compared to the same period ended June 30, 1997.

 Comparison of December 31, 1997 to December 31, 1996

  Net earnings for the fiscal year ended December 31, 1997, were relatively unchanged from the previous year at $1.9 million. During such periods, net interest income increased $1,513,000, or 20.5%, as a result of an increase of $3,040,000, or 21.8%, in interest income, partially offset by an increase of $1,527,000, or 23.2%, in interest expense. In March of 1997, Fidelity Bank recognized $442,000 of interest on a loan returned to accruing status. During this same month, an additional $385,000 was provided for loan losses.

  Noninterest income increased $193,000, or 11.6%, in 1997 as compared to 1996, and noninterest expense increased $1,031,000, or 17.1%, during such periods. Added costs in salaries and employee benefits, occupancy and equipment expense and data processing fees were directly related to starting new branches.

  Provision for income taxes for 1997 was higher as a percentage of income than 1996 due to an increase in Kansas taxable income resulting in an increase of $154,000, or 16.3%.

 Comparison of December 31, 1996 to December 31, 1995

  Net earnings of $1.9 million for the fiscal year ended December 31, 1996, were 41.2% higher than fiscal year ended December 31, 1995. This $559,000 increase was primarily due to three factors: an increase in net interest income caused by a 26% growth in net loans; a reduction in state privilege taxes due to U.S. Government and Agency interest which was non-taxable for state purposes; and the elimination of FDIC insurance premiums in 1996. During such periods, net interest income increased $560,000, or 8.2%, as a result of an increase of $1,373,000, or 10.9%, in interest income, partially offset by an increase of $814,000, or 14.1%, in interest expense.

  Noninterest income decreased $186,000, or 10.1%, in 1996 as compared to 1995, and noninterest expense decreased $82,000, or 1.3%, during such periods.

  Provision for income taxes for 1996 increased $242,000, or 34.3%, as compared to 1995, reflecting for the most part an increase in net earnings.

AVERAGE BALANCES, INTEREST RATES AND YIELDS

  The following table presents for the periods indicated the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances. Loan fees are included in interest income. Non-accruing loans have been included in the table as loans carrying a zero yield.

                                                           DECEMBER 31,
                          ------------------------------------------------------------------------------
                                     1997                      1996                      1995
                          -------------------------- ------------------------- -------------------------
                          AVERAGE  INTEREST  AVERAGE AVERAGE  INTEREST AVERAGE AVERAGE  INTEREST AVERAGE
                          BALANCE  AND  FEES  RATE   BALANCE  AND FEES  RATE   BALANCE  AND FEES  RATE
                          -------- --------- ------- -------- -------- ------- -------- -------- -------
                                                      (DOLLARS IN THOUSANDS)
ASSETS
 Cash and due from
  banks(1)..............  $  8,549  $   --     --    $  7,041 $   --      --   $  6,992 $   --      --
 Federal funds sold.....     2,319      127   5.47%     5,449     464    8.52%    6,592     486    7.37%
 Taxable investment
  securities............    47,425    3,109   6.56%    48,775   2,959    6.07%   44,863   2,485    5.54%
 Non-taxable investment
  securities............     1,727       75   4.34%     1,622      66    4.07%    1,086      43    3.96%
 Loans, net(2)..........   140,390   13,700   9.76%   110,166  10,482    9.51%   95,922   9,584    9.99%
                          --------  -------   ----   -------- -------   -----  -------- -------   -----
 Total interest earning
  assets................   191,861   17,011   8.87%   166,012  13,971    8.42%  148,463  12,598    8.49%
 Bank premises and
  equipment.............     3,580      --     --       2,480     --      --      2,439     --      --
 Other assets...........     3,244      --     --       2,993     --      --      3,080     --      --
                          --------                   --------                  --------
 Total Assets...........  $207,234      --     --    $178,526     --      --   $160,974     --      --
                          ========                   ========                  ========
LIABILITIES &
 STOCKHOLDERS' EQUITY
 Non-interest bearing
  deposits..............  $ 25,630      --     --    $ 24,488     --      --   $ 23,329     --      --
 Interest bearing
  deposits..............    76,042    2,890   3.80%    65,234   2,376    3.64%   58,105   2,010    3.46%
 Time deposits..........    83,946    4,858   5.79%    71,091   3,937    5.54%   62,532   3,447    5.51%
 Federal funds purchased
  and Federal Home Loan
  Bank line of credit
  and mortgages.........     3,754      368   9.80%     1,659     275   16.58%    1,752     318   18.15%
                          --------  -------   ----   -------- -------   -----  -------- -------   -----
 Total interest bearing
  liabilities...........   163,742    8,116   4.96%   137,984   6,588    4.77%  122,389   5,775    4.72%
 Other liabilities......     1,149      --     --         791     --      --        920     --      --
 Stockholders' equity...    16,713      --     --      15,263     --      --     14,336     --      --
                          --------                   --------                  --------
 Total liabilities and
  stockholders' equity..  $207,234      --     --    $178,526     --      --   $160,974     --      --
                          ========                   ========                  ========
NET INTEREST INCOME, NET
 INTEREST SPREAD........       --   $ 8,895   3.91%       --  $ 7,383    3.64%      --  $ 6,823    3.77%
NET INTEREST YIELD(3)...       --       --    4.64%       --      --     4.45%      --      --     4.60%

--------
(1) Includes non-interest bearing balances, cash and cash items.
(2) Loans, net of allowance for losses.
(3) Net interest yield is net interest earnings divided by total interest-earning assets, with net interest earnings equal to the difference between total interest earned and total interest paid.

RATE/VOLUME ANALYSIS OF NET INTEREST INCOME

  The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the increase related to higher outstanding balances and that due to the unprecedented levels and volatility of interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in volume (i.e., changes in volume multiplied by previous rate) and (2) changes in rate (i.e., changes in rate multiplied by previous volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                          1997 COMPARED WITH 1996     1996 COMPARED WITH 1995
                         ---------------------------  ----------------------------
                            INCREASE (DECREASE)         INCREASE (DECREASE)
                            DUE TO A CHANGE IN           DUE TO A CHANGE IN
                         ---------------------------  ----------------------------
                          VOLUME    RATE     TOTAL     VOLUME    RATE     TOTAL
                         --------  -------  --------  --------  -------  ---------
                                       (DOLLARS IN THOUSANDS)
Interest earned on:
  Federal funds sold.... $   (245) $    92  $   (153)  $   (38) $   (61) $     (99)
  Taxable investment
   securities...........      (20)     (43)      (63)       96      378        474
  Non-taxable
   investments(1).......        5        4         9        28       (5)        23
  Loans and leases,
   net(2)...............    2,868      (63)    2,805       814      161        975
  Change due to non-
   accrued interest for
   1996,
   received in 1997.....      442      --        442       --       --         --
                         --------  -------  --------   -------  -------  ---------
    Total Interest
     Income............. $  3,050  $   (10) $  3,040   $   900  $   473  $   1,373
                         ========  =======  ========   =======  =======  =========
Interest paid on:
  Interest-bearing
   deposits............. $    341  $   172  $    513   $   243  $   124  $     367
  Time deposits.........      833       89       922       471       18        489
  Federal funds
   purchased............       70       13        83       (17)      12         (5)
  Federal Home Loan Bank
   and Notes Payable....       25      (14)       11        (9)     (27)       (36)
                         --------  -------  --------   -------  -------  ---------
    Total interest
     expense............ $  1,269  $   260  $  1,529   $   688  $   127  $     815
                         ========  =======  ========   =======  =======  =========
  Change in net interest
   income............... $  1,781  $  (270) $  1,511   $   212  $   346  $     558
                         ========  =======  ========   =======  =======  =========

--------
(1) Interest income and yields are not presented on a tax-equivalent basis due to the immaterial effect on net interest income
(2) Nonaccruing loans are included in the average amounts outstanding

ASSET/LIABILITY MANAGEMENT

  Fidelity Bankshares' policy is to normally maintain a positive GAP (ratio of rate-sensitive assets to rate-sensitive liabilities). This is generally accomplished through the use of adjustable-rate loans and relatively short-term maturities of interest-earning assets and interest-bearing liabilities. The Company has further established GAP parameters of 15% +/- Total Assets within a twelve-month period. The Company uses rate impact analysis to review the effects of maturity and repricing within various rate environments, and adjusts loan pricing procedures, deposit pricing, and investment strategies to bring GAP back in line when necessary.

  In the past, Fidelity Bankshares has been subject to market risk due to a high concentration of loans in agriculture at Fidelity Bank. With the purchase of Heritage Bank in 1989, Fidelity Bankshares made an effort to diversify that risk. Heritage Bank is located in a metropolitan area removed from Fidelity Bank's lending area with its main concentration of loans being in small businesses and commercial and residential real estate. Fidelity Bankshares has also attempted to control market risk through continued diversification of its portfolio and prudent lending practices.

INVESTMENT PORTFOLIO

  Fidelity Bankshares invests approximately 25% of its available funds in short-term investments, including federal funds sold, obligations of the U.S. Government and its agencies, obligations of state and political subdivisions and mortgage-backed securities. These are all fixed-rate securities, and have laddered maturities, with the weighted average maturity of the overall investment portfolio not to exceed five years. The current weighted average maturity of the portfolio is 1.66 years. Fidelity Bankshares' investment portfolio is maintained primarily for liquidity and pledging purposes, and secondarily for yield.

  The following table presents Fidelity Bankshares' investments in certain securities accounted for as Held to Maturity ("HTM") or Available for Sale ("AFS") on the dates indicated.

                                                             DECEMBER 31,
                                                        -----------------------
                                                         1997    1996    1995
                                                        ------- ------- -------
                                                        (DOLLARS IN THOUSANDS)
   U.S. Government, HTM................................ $ 6,836 $10,277 $16,576
   U.S. Government, AFS................................   8,769  13,227   9,875
   U.S. Agencies, HTM..................................  13,520   3,993   7,006
   U.S. Agencies, AFS..................................  14,157  18,335  11,824
   Mortgage Backed Bonds, AFS..........................   1,943     496     --
   Municipal Securities, HTM...........................   2,041   1,866   1,322
   Corporate Debt Securities, HTM......................      10      10      10
   Corporate Equity Securities, AFS....................     293     185      71
                                                        ------- ------- -------
     Total Securities.................................. $47,568 $48,389 $46,684
                                                        ======= ======= =======

  The following table sets forth the amounts by book value and weighted average yields, as of December 31, 1997, of each category of investment listed in the preceding table by time periods maturing.

                                             AFTER ONE YEAR BUT   AFTER TWO YEARS BUT    AFTER FIVE YEARS BUT
                          WITHIN ONE YEAR     WITHIN TWO YEARS     WITHIN FIVE YEARS       WITHIN TEN YEARS
                          -----------------  -------------------  ---------------------  ----------------------
                           AMOUNT   YIELD      AMOUNT    YIELD      AMOUNT     YIELD       AMOUNT      YIELD
                          --------- -------  ---------- --------  ----------- ---------  ----------  ----------
                                                             (DOLLARS IN THOUSANDS)
HELD TO MATURITY:
U.S. Government.........  $   2,253   5.05%  $    4,582    5.89%          --       --            --         --
U.S. Agencies...........      2,747   5.65          300    6.00   $    10,473     5.67%          --         --
Municipal Securities....         96   4.04           87    4.09         1,434     4.42    $      425       4.82%
AVAILABLE FOR SALE:
U.S. Government.........      5,474   6.00        3,257    6.36           --       --            --         --
U.S. Agencies...........      8,068   6.19        5,567    6.12           499     6.18           --         --
Mortgaged Backed Bonds..        --     --           --      --          1,943     6.61           --         --
Corporate Equity
 Securities.............        --     --           --      --            --       --            --         --
                          ---------          ----------           -----------             ----------
Total Investments.......    $18,638          $   13,793           $    14,349             $      425
                          =========          ==========           ===========             ==========
                          AFTER TEN YEARS
                          -------------------
                           AMOUNT    YIELD
                          --------- ---------
HELD TO MATURITY:
U.S. Government.........        --       --
U.S. Agencies...........        --       --
Municipal Securities....        --       --
AVAILABLE FOR SALE:
U.S. Government.........        --       --
U.S. Agencies...........        --       --
Mortgaged Backed Bonds..        --       --
Corporate Equity
 Securities.............   $    303      6.0%
                          ---------
Total Investments.......   $    303
                          =========

LOAN PORTFOLIO

  The majority of the loans and commitments have been granted in the subsidiary banks' market areas within the cities of Garden City and Olathe, Kansas and the surrounding areas. The concentrations of credit by type are set forth below. The commitments to extend credit approximate the distribution of loans outstanding. A significant portion of the loan portfolio is comprised of agriculture related loans. The maintenance of adequate collateral margins on an ongoing basis is required of such borrowers.

  Loans receivable at December 31 are summarized as follows:

                                                   DECEMBER 31,
                                   --------------------------------------------
                                     1997     1996     1995     1994     1993
                                   -------- -------- -------- -------- --------
                                              (DOLLARS IN THOUSANDS)
Agriculture....................... $ 50,881 $ 41,199 $ 32,629 $ 44,521 $ 45,840
Agriculture real estate...........    9,992    7,321    5,999    6,307    9,805
Real estate.......................   58,755   49,017   39,818   27,298   22,877
Installment loans.................    8,534    7,446    6,389    4,916    4,724
Commercial loans and other........   24,781   23,600   17,451   20,081   17,681
                                   -------- -------- -------- -------- --------
  Total........................... $152,943 $128,583 $102,286 $103,123 $100,927
                                   ======== ======== ======== ======== ========

  Gross loans at December 31, 1997, increased $24 million, or 18.94%, over December 31, 1996. This growth is due to the merger of local competitors driving new customers to Fidelity Bankshares. Total loans include $1.3 million of non-accruing loans at December 31, 1997, and $3.2 million at December 31, 1996. Fixed rate loans at December 31, 1997 comprised 18.5% of loans. The remaining 81% are floating or adjustable rate loans. Most commercial and real estate loans are structured with three-year terms, reviewed annually.

  The majority of agriculture loans are for livestock production in Finney County, Kansas and the surrounding areas. In addition, $15.7 million of the agriculture loans are for farm operating lines covering the same area. Livestock production loans are secured by livestock and cash with a 20-30% margin. Collateral is monitored through review of quarterly borrowing base certificates and at least semi-annual inspections. Livestock production and farm operating loans are all variable rates. In the past four years, maturities on 40-50% of these loans have been extended to 3 years, with annual reviews.

  The majority of agriculture real estate loans are for agricultural real estate located in Finney County, Kansas and the surrounding areas. In the past four years, maturities on 40-50% of these have been extended to 3 years, with annual reviews.

  Real estate loans consist of commercial real estate loans for commercial business construction, which comprise 69% of this category. Of the remaining 31%, $5 million represent residential real estate, and $2 million is in equity lines of credit.

  Installment loans include $1.5 million in credit card and related revolving plans. Commercial loans include agri-business loans and the unsold portion of Small Business Administration loans.

  The maturities of loans at December 31, 1997, are as follows:

                                          WITHIN    1-
                                         ONE YEAR 5 YEARS OVER 5 YEARS  TOTAL
                                         -------- ------- ------------ --------
                                                 (DOLLARS IN THOUSANDS)
Agriculture............................. $34,947  $15,128   $   767    $ 50,843
Agriculture real estate.................     558    1,811     7,624       9,992
Real estate.............................  15,972   11,510    28,705      56,187
Installment loans.......................   3,831    4,420       289       8,539
Commercial loans and other..............  11,744    8,929     6,709      27,382
                                         -------  -------   -------    --------
  Total loans........................... $67,052  $41,798   $44,093    $152,943
                                         =======  =======   =======    ========

  The following table represents the interest rate sensitivity at December 31, 1997, for loans due after one year:

                                                  FIXED INTEREST   ADJUSTABLE
                                                      RATES      INTEREST RATES
                                                  -------------- --------------
                                                     (DOLLARS IN THOUSANDS)
   Agriculture, real estate and commercial.......    $11,059        $68,576
   Installment loans and other...................      4,751          1,505
                                                     -------        -------
     Total loans.................................    $15,810        $70,081
                                                     =======        =======

RISK ELEMENTS OF LOAN PORTFOLIO

  Management reviews the Fidelity Bank's and Heritage Bank's loan portfolio continuously for problem loans. During the ordinary course of business, management becomes aware of borrowers who may not be able to meet contractual requirements of loan agreements. Such loans are placed under close supervision, with consideration given to placing the loan on a nonaccrual status. Management then determines the need for additions to the allowance for loan loss, or, if appropriate, partial or full charge-off. Those loans on which management does not expect to collect interest in the normal course of business, or which are 90 days or more past due as to principal or interest, are generally placed on nonaccrual status. After a loan is placed on nonaccrual status, interest income is recognized only on a cash basis so long as management is satisfied there is no impairment of the book value of the loan. The loan is returned to accrual status only when the borrower has brought all past due principal and interest payments current, and in the opinion of management, the borrower has demonstrated the ability to make future payments of principal and interest as scheduled.

  It is Fidelity Bank's and Heritage Bank's stated policy that when a loan becomes over 90 days delinquent, it is automatically placed on nonaccrual status. In addition, any loan showing a high apparent risk and potential for deterioration in financial strength or collateral value may be placed on a nonaccrual status.

  At December 31, 1997, Fidelity Bankshares had $1,332,000 in loans on non-accruing status. At December 31, 1996, Fidelity Bankshares had $3,269,000 in loans on non-accruing status. During 1997, interest income totaling $442,000 was collected on one loan, which was returned to accruing status. The amount of interest which would have been recorded as of June 30, 1998 was $69,000. Of that amount, $61,000 was collected and recorded as income.

  Nonaccrual loans for the reported periods are shown below:

                                                       DECEMBER 31,
                                           --------------------------------------
                                            1997    1996    1995    1994   1993
                                           ------- ------- ------- ------- ------
                                            (BOOK VALUE, DOLLARS IN THOUSANDS)
   Non-Accruing Loans:
     Real estate.......................... $    78 $ 1,896 $ 3,088 $   246 $ 779
     Commercial...........................   1,202   1,373   1,460   1,859   113
     Agricultural.........................      38     --      --    4,758   --
     Consumer.............................      14     --        7     --    --
                                           ------- ------- ------- ------- -----
       Total.............................. $ 1,332 $ 3,269 $ 4,555 $ 6,863 $ 892
                                           ======= ======= ======= ======= =====

  There were no loans 90 days delinquent and still accruing for any of the reported periods.

LOAN CONCENTRATIONS

  Fidelity Bank prepares an analysis on a quarterly basis of client concentrations. Loan policy states that the aggregate of commitments retained by Fidelity Bank to affiliated entities will not exceed the lesser of 25% of the unimpaired capital stock paid in and the unimpaired surplus fund of Fidelity Bank, or $3,600,000. At December 31, 1997, the aggregate commitment of two affiliated groups exceeded this threshold. The outstanding balances were $3,992,000 and $3,722,000, respectively. Heritage Bank has no affiliated commitments in excess of policy limits.

SUMMARY OF LOAN LOSS

  The table below presents an analysis of loan loss for each reported period:

                                             YEAR ENDED DECEMBER 31,
                                        --------------------------------------
                                         1997    1996    1995    1994    1993
                                        ------  ------  ------  ------  ------
                                              (DOLLARS IN THOUSANDS)
Balance at beginning period............ $2,526  $2,488  $2,227  $1,391  $1,235
Charge-offs:
  Real estate loans....................      0      36      40      52
  Commercial loans.....................    231      45     436     141     312
  Agriculture loans....................      0       0       0       0       0
  Consumer loans and other.............    114      80      45      35      24
Recoveries:
  Real estate loans....................      2      21      27      16       0
  Commercial loans.....................     30       3     238      28      21
  Agriculture loans....................      0       0       0       0       0
  Consumer loans and other.............     10      15      12       8       8
Provision for loan losses(1)...........    691     160     505   1,012     463
Balance at end of period............... $2,914  $2,526  $2,488  $2,227  $1,391
                                        ======  ======  ======  ======  ======
Ratio of net charge-offs during the
 period to average net loans
 outstanding during the period.........   0.20%   0.10%   0.25%   0.17%   0.31%

--------
(1) In 1994, Fidelity Bankshares placed all commitments to two entities and their affiliates on non-accruing status. These entities had nine notes with outstanding balances totalling $6,863,000 at December 31, 1994.

  In determining the amount to be allocated each period to the allowance for loan losses, Fidelity Bankshares uses a combination of specific allocation and percentage allocation assigned to risk-weighted categories. For each commercial, real estate and agriculture loan assigned to the banks' internal watch lists (those which would be considered substandard or below), an analysis is performed assessing estimated exposure (based on liquidation proceeds from underlying collateral), and a potential loss is assigned. For the remainder of the loan portfolio, a percentage is assigned to categories based on applicable credit grades or types of loans. The percentages range from 1/2 to 1% on commercial loans to 2-5% on consumer loans based on historical experience.

  The table below presents a loan loss reserve liquidation analysis as of December 31, 1997:

                                                    DECEMBER 31, 1997
                         ------------------------------------------------------------------------
                         PERCENTAGE   LOAN   COLLATERAL LIQUIDATION LIQUIDATION ESTIMATED RESERVE
                         ALLOCATION BALANCE    VALUE       VALUE       COST     EXPOSURE  AMOUNT
                         ---------- -------- ---------- ----------- ----------- --------- -------
                                              (DOLLARS IN THOUSANDS)
Watch List Credits......      --    $ 11,612  $17,810     $13,296     $1,848     $1,331   $1,703
Balance of Portfolio:
Commercial and
 agricultural loans
  Risk Rating 1.........    0.00%     14,815       --          --         --         --       --
  Risk Rating 2.........    0.50%     32,285       --          --         --         --      161
  Risk Rating 3.........    1.00%     80,456       --          --         --         --      805
Home equity loans.......    1.00%      2,875       --          --         --         --       29
Consumer loans..........    1.00%      9,364       --          --         --         --       94
Over draft banking......    2.00%        228       --          --         --         --        5
Credit cards............    5.00%      1,308       --          --         --         --       65
                                    --------
Total loan portfolio....      --    $152,943       --          --         --         --    2,862
                                    ========
Allowance for loan
 losses.................      --          --       --          --         --         --    2,914
                                                                                          ------
Excess (deficit) in
 allowance..............      --          --       --          --         --         --   $   52
                                                                                          ======

DEPOSITS

  Fidelity Bank and Heritage Bank offer a variety of deposit products including demand deposits, NOW and Money Market accounts, passbook savings, IRAs and Certificates of Deposit. The maturities of certificate accounts offered will vary in response to competition, but typically range from 182 days to 24 months. A total of $725,000 in time deposits have maturities between two and three years. Transaction accounts, money market and passbook savings represent 53% of deposits at June 30, 1998, and have remained relatively stable since December 31, 1996. Time deposits grew from $81,524,000 at December 31, 1996, to $96,196,000 at December 31, 1997. At June 30, 1998,
time deposits were $90,273,000. The decrease was in public deposits, as Fidelity Bank and Heritage Bank reduced their dependency on higher-cost volatile public funds and increased their lines of credit with FHLB. Approximately 3%, or $2,773,000, of time deposits at June 30, 1998, were brokered deposits. Brokered deposits are no longer being accepted.

  The following table indicates the average balances and average rate paid on certain categories of deposits for the periods indicated:

                                           YEAR ENDED DECEMBER 31,
                              --------------------------------------------------
                                    1997             1996             1995
                              ---------------- ---------------- ----------------
                              AVERAGE  AVERAGE AVERAGE  AVERAGE AVERAGE  AVERAGE
                              BALANCE   RATE   BALANCE   RATE   BALANCE   RATE
                              -------- ------- -------- ------- -------- -------
                                            (DOLLARS IN THOUSANDS)
Noninterest bearing:
  DDA........................ $ 25,630    --   $ 24,488    --   $ 23,329    --
Interest bearing:
  MMDA.......................   42,438  4.32%    32,935  4.20%    27,159  3.83%
  NOW Accounts...............   24,773  3.29%    22,721  3.32%    20,742  3.27%
  Savings....................    8,830  2.70%     9,579  2.73%    10,204  2.85%
  IRAs.......................    7,529  5.60%     7,148  5.56%     7,077  5.16%
  CDS under $100,000.........   52,358  5.82%    39,890  5.62%    37,593  5.55%
  CDS over $100,000..........   24,058  5.76%    24,053  5.40%    17,862  5.57%
                              --------         --------         --------
    Total average deposits... $185,616         $160,814         $143,966
                              ========         ========         ========

  Averages are computed on a monthly basis.

  The following table sets forth the amount outstanding as of December 31, 1997, of certain deposits in excess of $100,000 and the maturities thereof:

                                                          MATURING IN
                                                --------------------------------
                                                3 MONTHS 3 TO 12 OVER 12
                                                OR LESS  MONTHS  MONTHS   TOTAL
                                                -------- ------- ------- -------
                                                     (DOLLARS IN THOUSANDS)
   CDS over $100,000........................... $19,292  $16,101 $2,314  $37,707

SHORT-TERM BORROWINGS AND FHLB ADVANCES

  Short-term borrowings consist mainly of federal funds purchased and advances on lines of credit from the FHLB. There were no federal funds borrowed at June 30, 1998. Federal funds borrowed at December 31, 1997, amounted to $1,125,000. The average short-term borrowings at December 31, 1997 and December 31, 1996, were less than 30% of average stockholder's equity for each period.

  In 1997, Heritage Bank borrowed $4.1 million from the FHLB, of which $1.5 million matured on August 26, 1998. The remaining $2.6 million matures between November 2012 and January 2013, with put options on October 16 and December 29, 2002. In May 1998, Fidelity Bank borrowed $2.5 million from the FHLB. Although the term of this note is 10 years, the FHLB may adjust the rate after 90 days, and monthly thereafter, and Fidelity Bank may pay the balance at that time without penalty. A similar convertible rate note with a balance of $3.0 million was established on June 26, 1998.

LIQUIDITY AND CAPITAL

  Fidelity Bankshares manages liquidity risk through the composition of its assets and liabilities and through asset/liability management policies which allow it to respond efficiently to the borrowing needs and withdrawal requirements of its customers. Cash and cash equivalents include cash, due from banks, and federal funds sold. The primary sources of liquidity are cash and cash equivalents and investment securities with short-term maturities. Fidelity Bankshares also has participation agreements in place on many lines of credit to assist in managing liquidity.

  As of June 30, 1998, Fidelity Bankshares had cash and cash equivalents of $13,975,000, and investment securities maturing in less than one year of $18,650,000. These assets represent 14.5% of total assets at June 30, 1998. This was a decrease from December 31, 1997 of $3,569,000 in cash and cash equivalents; and an increase in short-term investment securities of $11,000. These assets were 15.9% of total assets at December 31, 1997.

  Stockholders' equity was 8.28% of total assets at June 30, 1998. Risk-based capital and leverage ratios for Fidelity Bank and Heritage Bank exceed regulatory requirements for minimum capital.

EFFECT OF RECENT ACCOUNTING DEVELOPMENTS

  SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information", requires reporting about operating segments, products and services, geographic areas and major customers. Its objective is to provide information about the different types of business activities and economic environments in which businesses operate. Fidelity Bankshares management does not anticipate that the implementation of SFAS 131 will impact financial statement presentation.

  SFAS No. 132, "Employers Disclosures about Pensions and Other Postretirement Benefits", issued in 1998, standardizes the disclosure requirements for pensions and other postretirement benefits and should not impact Fidelity Bankshares' reporting. Nor should SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (also issued during 1998) have a significant impact on Fidelity Bankshares' consolidated financial statements.

YEAR 2000 COMPLIANCE

  Fidelity Bankshares utilizes and is dependent upon data processing systems and software to conduct its business. The data processing systems and software include those developed and maintained by Fidelity Bankshares' data processing provider, and purchased software which is run on in-house computer networks. At June 30, 1998, Fidelity Bankshares had performed a review and assessment of all hardware and software to determine its ability to function properly in the year 2000. It had also reviewed all other systems required to be tested (e.g. mechanical devices, security systems, etc.). Fidelity Bankshares is currently in the testing stage, and has a written plan to bring all systems into compliance by the end of 1998. There have been no systems identified as of now which will require material expenditures to bring into compliance. Fidelity Bankshares is communicating with its customers to determine the impact of Year 2000 on them, and is offering educational seminars to assist customers in bringing their operations into compliance.

EFFECTS OF INFLATION

  Fidelity Bankshares' financial statements and accompanying footnotes have been prepared in accordance with general accepted accounting principles, which generally require the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation is the increased cost of Fidelity Bankshares' operations because the assets and liabilities of Fidelity Bankshares are primarily monetary and interest rates have a greater impact on Fidelity Bankshares' performance than do the effects of inflation.

                 COMMERCE STOCK AND FIDELITY BANKSHARES STOCK
                  COMPARATIVE PER SHARE PRICES AND DIVIDENDS

  Shares of Commerce Stock are traded on the Nasdaq. As of June 30, 1998, there were 243 holders of record of Fidelity Bankshares Stock. There is no established public trading market for the shares of Fidelity Bankshares Stock and there have been a limited number of transactions involving Fidelity Bankshares Stock.

  The following table sets forth the high and low sales prices for Fidelity Bankshares Stock (based upon Fidelity Bankshares management's review of its stock transfer records) and Commerce Stock, and cash dividends paid thereon during the periods indicated:

                                    FIDELITY BANKSHARES
                                           STOCK            COMMERCE STOCK(1)
                                   ---------------------- ----------------------
                                    HIGH   LOW   DIVIDEND  HIGH   LOW   DIVIDEND
                                   ------ ------ -------- ------ ------ --------
1996
First Quarter.....................      *      *  $0.46   $23.20 $21.01  $0.115
Second Quarter....................      *      *  $0.46   $22.30 $20.63  $0.115
Third Quarter..................... $42.65 $41.40  $0.46   $24.49 $20.11  $0.115
Fourth Quarter.................... $43.63 $42.43  $0.46   $31.43 $23.36  $0.115
1997
First Quarter..................... $43.63 $43.63  $0.46   $32.06 $28.17  $0.130
Second Quarter.................... $44.50 $44.50  $0.46   $30.63 $26.67  $0.130
Third Quarter..................... $45.55 $43.63  $0.46   $38.02 $28.57  $0.130
Fourth Quarter....................      *      *  $0.46   $46.83 $35.79  $0.130
1998
First Quarter..................... $47.88 $46.74  $0.46   $49.17 $41.33   0.145
Second Quarter....................      *      *  $0.46   $50.63 $45.00   0.145

--------
*  There were no known sales during such period.
(1) Commerce information has been restated for a three for two stock split declared in February 1998.

  The last sale price for Commerce Stock as reported by Nasdaq on    , 1998
(the most recent date for which it was practicable to obtain market price data
prior to the printing of this Prospectus), was $   .

                                 LEGAL OPINION

  The legality of the Commerce Stock offered hereby will be passed upon by Blackwell Sanders Peper Martin LLP.

                                    EXPERTS

INDEPENDENT PUBLIC ACCOUNTANTS FOR COMMERCE BANCSHARES, INC.

  The consolidated financial statements of Commerce Bancshares, Inc. and subsidiaries as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 incorporated by reference in the Annual Report on Form 10-K, which are incorporated by reference in this Registration Statement, have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in auditing and accounting.

INDEPENDENT PUBLIC ACCOUNTANTS FOR FIDELITY BANKSHARES, INC.

  The consolidated financial statements of Fidelity Bankshares, Inc. and subsidiaries as of December 31, 1997 and 1996 and for the years ended December 31, 1997, 1996 and 1995 have been included herein in reliance upon the report of Grant Thornton LLP, independent certified public accountants, such report given upon the authority of said firm as experts in auditing and accounting.

                             SHAREHOLDER PROPOSALS

  If the Merger is consummated, stockholders of Fidelity Bankshares will become shareholders of Commerce at the Effective Time. Commerce shareholders may submit to Commerce proposals for formal consideration at the 1999 annual meeting of Commerce's shareholders and inclusion in Commerce's proxy statements for such meetings. The deadline for all such proposals to be considered for inclusion in Commerce's Proxy Statement and proxy for the 1999 annual meeting is November 20, 1998. The holder of any proxy delivered in connection with Commerce's 1999 Shareholders' Meeting may exercise discretionary authority in voting on any shareholder proposals not submitted to Commerce 60 days prior to Commerce's 1999 Shareholders' Meeting which will be held on April 21, 1999.

                        INDEX TO FINANCIAL STATEMENTS OF
                 FIDELITY BANKSHARES, INC. AND ITS SUBSIDIARIES

                                                                            PAGE
                                                                            ----
Report of Independent Certified Public Accountants........................  F-1
Consolidated Balance Sheets at December 31, 1997 and 1996 and June 30,
 1998 (unaudited).........................................................  F-2
Consolidated Statements of Earnings for the years ended December 31, 1997,
 1996 and 1995 and
 the six months ended June 30, 1998 and 1997 (unaudited)..................  F-4
Consolidated Statements of Stockholders' Equity for the years ended
 December 31, 1997, 1996 and 1995 and the six months ended June 30, 1998 and 1997 (unaudited).....................................................  F-5
Consolidated Statements of Cash Flows for the years ended December 31,
 1997, 1996 and 1995 and the six months ended June 30, 1998 and 1997
 (unaudited)..............................................................  F-6
Notes to Consolidated Financial Statements................................  F-7

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Fidelity Bankshares, Inc.

  We have audited the accompanying consolidated balance sheets of Fidelity Bankshares, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fidelity Bankshares, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          Grant Thornton LLP

Wichita, Kansas
January 16, 1998

                   FIDELITY BANKSHARES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                           DECEMBER 31,
                                         JUNE 30,    --------------------------
                                           1998          1997          1996
                                       ------------  ------------  ------------
                                       (UNAUDITED)
               ASSETS
Cash and due from banks..............  $ 12,479,723  $ 16,283,526  $ 11,769,365
Federal funds sold...................     1,495,000     1,260,000     9,695,000
                                       ------------  ------------  ------------
    Total cash and cash equivalents..    13,974,723    17,543,526    21,464,365
Investment securities
  Available for sale.................    22,268,566    25,171,799    32,253,308
  Held to maturity (estimated fair
   value of $28,513,437 at June 30,
   1998; $22,433,266 at December 31,
   1997 and $16,152,854 at December
   31, 1996).........................    28,437,548    22,396,721    16,135,431
                                       ------------  ------------  ------------
    Total investment securities......    50,706,114    47,568,520    48,388,739
Loans and leases
  Loans..............................   151,635,445   152,943,267   128,583,148
  Net investment in direct financing
   leases............................     2,233,872     2,443,076     2,411,860
  Allowance for loan losses..........    (2,979,040)   (2,913,702)   (2,524,884)
                                       ------------  ------------  ------------
    Net loans and leases.............   150,890,277   152,472,641   128,470,124
Bank premises and equipment, net.....     5,327,281     5,463,299     4,143,340
Intangible asset, net of accumulated
 amortization of $430,855 at June 30,
 1998; $406,555 at December 31, 1997
 and $357,955 at December 31, 1996...       793,965       818,265       861,904
Real estate acquired through
 foreclosure.........................       156,912       157,687       222,586
Interest receivable and other
 assets..............................     3,280,051     3,274,587     2,781,428
                                       ------------  ------------  ------------
                                       $225,129,323  $227,298,525  $206,332,486
                                       ============  ============  ============


        The accompanying notes are an integral part of these statements.

                   FIDELITY BANKSHARES, INC. AND SUBSIDIARIES

                                                            DECEMBER 31,
                                          JUNE 30,    --------------------------
                                            1998          1997          1996
                                        ------------  ------------  ------------
                                        (UNAUDITED)
 LIABILITIES AND STOCKHOLDERS' EQUITY
 Deposits
   Demand.............................  $ 27,416,971  $ 30,742,775  $ 27,828,452
   Savings and interest checking......    76,368,325    74,368,404    77,237,815
   Time...............................    61,647,063    58,861,731    56,325,602
   Time, $100,000 and over............    28,625,805    37,333,698    25,199,677
                                        ------------  ------------  ------------
     Total deposits...................   194,058,164   201,306,608   186,591,546
 Federal funds purchased..............           --      1,125,000           --
 Dividends payable....................       175,716       175,716       173,758
 Interest payable and other
  liabilities.........................       941,277       924,937     1,035,592
 Advances from Federal Home Loan
  Bank................................     9,582,822     4,123,195           --
 Notes payable........................     1,729,653     1,787,654     2,052,535
                                        ------------  ------------  ------------
     Total liabilities................   206,487,632   209,443,110   189,853,431
 Stockholders' equity
   Preferred stock, $25 par value
    Authorized--2,000,000 shares
    Issued--none......................           --            --            --
   Common stock, $5 par value
    Authorized--2,000,000 shares
    Issued--400,400 shares............     2,002,000     2,002,000     2,002,000
   Capital surplus....................     8,168,965     8,168,965     8,127,635
   Retained earnings..................     9,124,336     8,323,829     7,112,395
   Unrealized gain on securities
    available for sale, net of related
    taxes.............................        24,970        39,201        67,449
   Treasury stock, at cost, 18,408
    shares at June 30, 1998 and
    December 31, 1997 and 22,665
    shares at December 31, 1996.......      (678,580)     (678,580)     (830,424)
                                        ------------  ------------  ------------
     Total stockholders' equity.......    18,641,691    17,855,415    16,479,055
                                        ------------  ------------  ------------
                                        $225,129,323  $227,298,525  $206,332,486
                                        ============  ============  ============


        The accompanying notes are an integral part of these statements.

                   FIDELITY BANKSHARES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

                           SIX MONTHS ENDED                YEAR ENDED
                               JUNE 30,                   DECEMBER 31,
                         --------------------- ----------------------------------
                            1998       1997       1997        1996        1995
                         ---------- ---------- ----------- ----------- ----------
                              (UNAUDITED)
Interest income
  Loans and leases...... $7,230,376 $6,846,348 $13,700,121 $10,482,478 $9,583,614
  Investment
   securities...........  1,558,235  1,486,689   2,970,575   3,024,165  2,527,594
  Federal funds sold and
   other................    109,758    113,648     340,532     464,142    486,340
                         ---------- ---------- ----------- ----------- ----------
    Total interest
     income.............  8,898,369  8,446,685  17,011,228  13,970,785 12,597,548
Interest expense
  Deposits..............  4,214,538  3,789,753   7,747,327   6,312,087  5,455,828
  Federal funds
   purchased and other
   borrowed funds.......    230,847    116,120     368,147     275,574    318,329
                         ---------- ---------- ----------- ----------- ----------
    Total interest
     expense............  4,445,385  3,905,873   8,115,474   6,587,661  5,774,157
                         ---------- ---------- ----------- ----------- ----------
Net interest income.....  4,452,984  4,540,812   8,895,754   7,383,124  6,823,391
Provision for losses on
 loans and leases.......    100,000    509,267     691,094     160,000    505,257
                         ---------- ---------- ----------- ----------- ----------
Net interest income
 after provision for
 losses on loans and
 leases.................  4,352,984  4,031,545   8,204,660   7,223,124  6,318,134
Other income
  Service charges and
   fees on deposits.....    473,946    376,668     833,687     862,379    899,291
  Income from fiduciary
   activities...........    277,477    150,143     295,983     238,520    245,860
  Net gains from sale of
   loans................    174,090    105,462     229,172     239,176    348,510
  Other.................    215,162    276,731     491,610     316,636    349,414
                         ---------- ---------- ----------- ----------- ----------
    Total other income..  1,140,675    909,004   1,850,452   1,656,711  1,843,075
Other expenses
  Salaries and employee
   benefits.............  1,997,980  1,774,855   3,775,489   3,236,339  3,309,792
  Occupancy and
   equipment expense....    601,163    458,417   1,090,317     849,184    773,214
  Data processing fees..    219,938    193,505     396,227     385,593    378,929
  Other.................    816,084    879,987   1,782,116   1,541,777  1,633,343
                         ---------- ---------- ----------- ----------- ----------
    Total other
     expenses...........  3,635,165  3,306,764   7,044,149   6,012,893  6,095,278
                         ---------- ---------- ----------- ----------- ----------
Earnings before income
 taxes..................  1,858,494  1,633,785   3,010,963   2,866,942  2,065,931
Income tax expense......    706,554    649,274   1,100,580     947,064    705,464
                         ---------- ---------- ----------- ----------- ----------
    NET EARNINGS........ $1,151,940 $  984,511 $ 1,910,383 $ 1,919,878 $1,360,467
                         ========== ========== =========== =========== ==========
Earnings per share
  Basic................. $     3.02 $     2.61 $      5.03 $      5.10 $     3.62
  Diluted...............       2.99       2.59        5.00        5.07       3.61

        The accompanying notes are an integral part of these statements.

                   FIDELITY BANKSHARES, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                 SIX MONTHS ENDED JUNE 30, 1998 (UNAUDITED) AND
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                              UNREALIZED
                                                            GAIN (LOSS) ON
                                                              SECURITIES                  TOTAL
                            COMMON    CAPITAL    RETAINED     AVAILABLE    TREASURY   STOCKHOLDERS'
                            STOCK     SURPLUS    EARNINGS   FOR SALE, NET    STOCK       EQUITY
                          ---------- ---------- ----------  -------------- ---------  -------------
Balance, January 1,
 1995...................  $2,002,000 $8,115,126 $5,217,127    $(102,219)   $(905,333)  $14,326,701
Sale of 1,000 shares of
 treasury stock.........         --       6,380        --           --        34,180        40,560
Net earnings for the
 year...................         --         --   1,360,467          --           --      1,360,467
Cash dividends ($1.84
 per share).............         --         --    (691,512)         --           --       (691,512)
Appreciation of
 securities available
 for sale, net..........         --         --         --       226,033          --        226,033
                          ---------- ---------- ----------    ---------    ---------   -----------
Balance, December 31,
 1995...................   2,002,000  8,121,506  5,886,082      123,814     (871,153)   15,262,249
Sale of 663 shares of
 treasury stock.........         --       4,887        --           --        23,196        28,083
Stock options exercised
 (500 shares)...........         --       1,242        --           --        17,533        18,775
Net earnings for the
 year...................         --         --   1,919,878          --           --      1,919,878
Cash dividends ($1.84
 per share).............         --         --    (693,565)         --           --       (693,565)
Depreciation of
 securities available
 for sale, net..........         --         --         --       (56,365)         --        (56,365)
                          ---------- ---------- ----------    ---------    ---------   -----------
Balance, December 31,
 1996...................   2,002,000  8,127,635  7,112,395       67,449     (830,424)   16,479,055
Sale of 4,257 shares of
 treasury stock.........         --      41,330        --           --       151,844       193,174
Net earnings for the
 year...................         --         --   1,910,383          --           --      1,910,383
Cash dividends ($1.84
 per share).............         --         --    (698,949)         --           --       (698,949)
Depreciation of
 securities available
 for sale, net..........         --         --         --       (28,248)         --        (28,248)
                          ---------- ---------- ----------    ---------    ---------   -----------
Balance, December 31,
 1997...................   2,002,000  8,168,965  8,323,829       39,201     (678,580)   17,855,415
Net earnings for the six
 months (unaudited).....         --         --   1,151,940          --           --      1,151,940
Cash dividends ($.92 per
 share).................         --         --    (351,433)         --           --       (351,433)
Depreciation of
 securities available
 for sale, net..........         --         --         --       (14,231)         --        (14,231)
                          ---------- ---------- ----------    ---------    ---------   -----------
Balance, June 30, 1998
 (unaudited)............  $2,002,000 $8,168,965 $9,124,336    $  24,970    $(678,580)  $18,641,691
                          ========== ========== ==========    =========    =========   ===========


         The accompanying notes are an integral part of this statement.

                   FIDELITY BANKSHARES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                            SIX MONTHS ENDED                   YEAR ENDED
                                JUNE 30,                      DECEMBER 31,
                         ------------------------  -------------------------------------
                            1998         1997         1997         1996         1995
                         -----------  -----------  -----------  -----------  -----------
                               (UNAUDITED)
Cash flows from
 operating activities
 Net earnings..........  $ 1,151,940  $   984,511  $ 1,910,383  $ 1,919,878  $ 1,360,467
 Adjustments to
  reconcile net
  earnings to net cash
  provided by operating
  activities
 Depreciation..........      318,914      200,810      562,870      365,647      346,525
 Provision for losses
  on loans and leases..      100,000      509,267      691,094      160,000      505,257
 Deferred income
  taxes................      (45,300)    (145,124)     (58,062)      31,226     (171,741)
 Gain on sale of
  loans................     (174,090)    (105,462)    (229,172)    (239,176)    (348,510)
 Gain on sale of real
  estate acquired
  through foreclosure
  and other assets.....      (16,080)         --       (80,333)         --           --
 Proceeds from loan
  sales................   10,883,990    7,036,944   14,411,599   13,750,744   11,733,882
 Originations of loans
  held for sale........  (10,709,900)  (6,931,482) (13,684,752) (13,821,788) (11,160,377)
 Amortization and
  accretion of
  investment security
  premiums and
  discounts............       28,028       22,665       48,120      183,547      411,436
 Amortization of
  intangible asset.....       24,300       19,339       43,639       48,600       48,600
 (Increase) decrease in
  interest receivable..       61,171     (330,573)    (414,552)    (144,776)    (245,250)
 (Increase) decrease in
  other assets.........      (12,145)     (36,299)      (9,246)     (72,737)      82,104
 (Increase) decrease in
  interest payable.....       (4,941)      39,111       (7,949)      92,328       64,023
 (Increase) decrease in
  other liabilities....       21,281      (12,873)     (88,734)      54,592       82,469
                         -----------  -----------  -----------  -----------  -----------
  Net cash provided by
   operating
   activities..........    1,627,168    1,250,834    3,094,905    2,328,085    2,708,885
Cash flows from
 investing activities
 Proceeds from
  maturities of
  investment securities
 Available for sale....    9,395,030    5,833,127   16,984,620    3,950,000    4,250,000
 Held to maturity......    5,300,000    5,350,000   10,125,000   12,890,000   18,000,000
 Proceeds from sale of
  investment securities
 Available for sale....          --           --           --       971,875      495,469
 Purchase of investment
  securities
 Available for sale....   (6,487,563)  (9,357,695)  (9,945,689) (15,563,077)  (7,346,396)
 Held to maturity......  (11,396,510)  (1,341,113) (16,445,351)  (4,229,315) (19,260,042)
 Net (increase)
  decrease in loans....    1,213,160  (12,480,605) (25,160,070) (26,073,555)     946,208
 Net (increase)
  decrease in direct
  financing leases.....      209,204      (48,281)     (31,216)    (797,538)  (1,073,075)
 Capital expenditures..     (231,289)  (1,014,997)  (1,905,187)    (700,409)    (431,029)
 Proceeds from sale of
  real estate acquired
  through foreclosure
  and other assets.....      125,248       63,077      167,590      331,960      234,366
                         -----------  -----------  -----------  -----------  -----------
  Net cash used in
   investing
   activities..........   (1,872,720) (12,996,487) (26,210,303) (29,220,059)  (4,184,499)
Cash flows from
 financing activities
 Net increase
  (decrease) in
  deposits.............   (7,248,444)  (3,254,897)  14,715,062   38,907,565    4,141,518
 Net increase
  (decrease) in federal
  funds purchased......   (1,125,000)   4,250,000    1,125,000   (3,650,000)   2,800,000
 Repayment of notes
  payable and
  advances.............      (98,374)    (101,186)    (266,686)    (213,504)    (362,254)
 Dividends paid........     (351,433)    (347,517)    (696,991)    (693,030)    (691,052)
 Proceeds from advances
  from FHLB............    5,500,000          --     4,125,000          --           --
Proceeds from sales of
 treasury stock........          --           --       193,174       46,858       40,560
                         -----------  -----------  -----------  -----------  -----------
  Net cash provided by
   (used in) financing
   activities..........   (3,323,251)     546,400   19,194,559   34,397,889    5,928,772
                         -----------  -----------  -----------  -----------  -----------
Net increase (decrease)
 in cash and cash
 equivalents...........   (3,568,803) (11,199,253)  (3,920,839)   7,505,915    4,453,158
Cash and cash
 equivalents at
 beginning of period...   17,543,526   21,464,365   21,464,365   13,958,450    9,505,292
                         -----------  -----------  -----------  -----------  -----------
Cash and cash
 equivalents at end of
 period................  $13,974,723  $10,265,112  $17,543,526  $21,464,365  $13,958,450
                         ===========  ===========  ===========  ===========  ===========
Supplemental
 disclosures of cash
 flow information
 Cash paid during the
  period
 Income taxes..........  $   731,676  $   551,028  $ 1,180,743  $   958,572  $   790,589
 Interest..............    4,450,326    3,866,762    8,107,525    6,495,333    5,710,134
 Noncash investing and
  financing activities
 Issuance of loans
  receivable in
  connection with the
  sale of real estate
  acquired through
  foreclosure..........          --           --           --        35,000      205,000
 Transfer from loans to
  real estate acquired
  through foreclosure..       60,000          --           --           --       353,892

        The accompanying notes are an integral part of these statements.

                  FIDELITY BANKSHARES, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    JUNE 30, 1998 AND 1997 (UNAUDITED) AND
                       DECEMBER 31, 1997, 1996 AND 1995

NOTE A--SUMMARY OF ACCOUNTING POLICIES

  Fidelity Bankshares, Inc. (together with its subsidiaries, the "Company") conducts a general banking business in the communities of Garden City and Olathe, Kansas which consists of attracting deposits from the general public and applying those funds to the origination of loans and the purchase of investment securities. The Company's profitability is significantly dependent on net interest income, which is the difference between interest income generated from interest-earning assets (i.e., loans and investments) and the interest expense paid on interest-bearing liabilities (i.e., customer deposits and borrowed funds). Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by the Company can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management's control.

  The consolidated financial information presented herein has been prepared in accordance with generally accepted accounting principles (GAAP) and general accounting practices within the financial services industry. In preparing consolidated financial statements in accordance with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from such estimates.

  The financial statements as of June 30, 1998, and for the six-month periods ended June 30, 1998 and 1997 are unaudited. In the opinion of management, all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of financial position and results of operations have been made.

  The following is a summary of the Company's significant accounting policies which have been consistently applied in the preparation of the accompanying consolidated financial statements.

 1. Principles of consolidation

  The consolidated financial statements include the accounts of Fidelity Bankshares, Inc., its wholly-owned subsidiaries, Fidelity State Bank and Fidelity Capital Holding, Inc. and its majority-owned subsidiary Heritage Bank. All significant intercompany balances and transactions have been eliminated.

 2. Cash equivalents

  For purposes of reporting cash flows, the Company considers cash on hand, amounts due from banks and federal funds sold to be cash and cash equivalents.

 3. Investment securities

  The Company classifies debt and equity securities as either available-for-sale securities or held-to-maturity securities. Held-to-maturity securities are those securities for which the Company has the positive intent and ability to hold to maturity. Held-to-maturity securities are carried at amortized cost. Available-for-sale securities are measured at their fair value, with unrealized gains and losses, net of tax, reported in a separate component of stockholders' equity.

  Premiums and discounts on investment securities are amortized to income over the term of the security using the level yield method. Gains and losses on the sale of securities designated as available-for-sale are recorded using the specific identification method.

                  FIDELITY BANKSHARES, INC. AND SUBSIDIARIES

 4. Loans and allowance for loan losses

  Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balance, adjusted for any charge-offs, and the allowance for loan losses. Loans for sale are carried at the lower of cost or estimated fair value in the aggregate. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

  The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluation of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolios, overall portfolio quality, review of specific problem and impaired loans, estimated value of any underlying collateral and current economic conditions that may affect the borrowers' ability to pay.

  A loan is identified as impaired when it is probable that interest and principal will not be collected according to the contractual terms of the loan agreement. The accrual of interest is discontinued on such loans and all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

 5. Direct financing leases

  Net investment in direct financing leases represent the Company's share of aggregate rentals and residual values net of related unearned income. Income is recognized using the level yield method over the term of the lease.

 6. Bank premises and equipment

  Bank premises and equipment are stated at cost less accumulated depreciation. Additions, major replacements and improvements are added to the asset accounts at cost. Maintenance, repairs and minor replacements are charged directly to operating expense. Depreciation is included in occupancy and equipment expense and is computed primarily by accelerated methods over the following estimated useful lives:

   Buildings......................................................... 7-40 years
   Furniture and equipment........................................... 3-25 years

 7. Real estate acquired through foreclosure

  After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis.

 8. Intangible asset

  Intangible asset consists of the cost of a bank subsidiary acquired in excess of the fair value of the net assets at the date of acquisition. This excess cost is being amortized using the straight-line method over 25 years. Any impairment loss is measured by the excess of carrying values over fair values.

                  FIDELITY BANKSHARES, INC. AND SUBSIDIARIES

 9. Income taxes

  Fidelity Bankshares, Inc. and its subsidiaries file a consolidated federal income tax return. Fidelity Bankshares, Inc. and its nonbank subsidiaries file a consolidated Kansas income tax return. The Company's bank subsidiaries file separate Kansas privilege tax returns.

  Deferred tax assets and liabilities are determined based on the differences between the financial accounting and tax basis of assets and liabilities. Deferred tax assets or liabilities at the end of each period are determined using the currently enacted tax rate expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be settled or realized.

 10. Earnings per share

  Basic earnings per share is computed by dividing net earnings by the weighted average number of common shares outstanding during the periods.

  Diluted earnings per share is computed by dividing net earnings by the weighted average number of common shares outstanding during the period plus the common share equivalents related to outstanding stock options. Weighted average common shares outstanding and diluted shares deemed outstanding were as follows:

                                     SIX MONTHS ENDED        YEAR ENDED
                                         JUNE 30,           DECEMBER 31,
                                     ----------------- -----------------------
                                       1998     1997    1997    1996    1995
                                     -------- -------- ------- ------- -------
                                        (UNAUDITED)
   Weighted average common shares
    outstanding.....................  381,992  377,735 379,864 376,819 375,655
   Common share equivalents related
    to outstanding stock options....    2,776    2,067   2,249   1,536     832
                                     -------- -------- ------- ------- -------
   Adjusted weighted average common
    shares deemed to be
    outstanding.....................  384,768  379,802 382,113 378,355 376,487
                                     ======== ======== ======= ======= =======

 11. Comprehensive Income

  The Company adopted Financial Accounting Standards Board Statement No. 130, "Reporting Comprehensive Income" as of January 1, 1998. Comprehensive income is defined as the change in equity from transactions and other events and circumstances from non-owner sources and includes net earnings and appreciation or depreciation on securities available for sale, net of related income tax. Comprehensive income was $1,137,709, $1,882,135, $1,863,513 and $1,586,500 for the six months ended June 30, 1998 and the years ended December 31, 1997, 1996 and 1995, respectively.

                   FIDELITY BANKSHARES, INC. AND SUBSIDIARIES

NOTE B--INVESTMENT SECURITIES

  The amortized cost and estimated fair value of investment securities are as follows:

                                            JUNE 30, 1998 (UNAUDITED)
                                  ---------------------------------------------
                                                GROSS      GROSS     ESTIMATED
                                   AMORTIZED  UNREALIZED UNREALIZED    FAIR
   AVAILABLE FOR SALE                COST       GAINS      LOSSES      VALUE
   ------------------             ----------- ---------- ---------- -----------
   U.S. Government obligations..  $ 5,995,885  $ 30,898   $   --    $ 6,026,783
   Federal agency securities....   13,946,057    18,778    10,381    13,954,454
   Collateralized mortgage
    obligations.................    1,413,049       --      1,520     1,411,529
   Equity securities............      875,800       --        --        875,800
                                  -----------  --------   -------   -----------
                                  $22,230,791  $ 49,676   $11,901   $22,268,566
                                  ===========  ========   =======   ===========
   HELD TO MATURITY
   ----------------
   U.S. Government obligations..  $ 5,558,671  $ 19,568   $    84   $ 5,578,155
   Federal agency securities....   20,572,119    60,501    24,328    20,608,292
   Obligations of states and
    political subdivisions......    2,306,758    21,136       904     2,326,990
                                  -----------  --------   -------   -----------
                                  $28,437,548  $101,205   $25,316   $28,513,437
                                  ===========  ========   =======   ===========
                                                DECEMBER 31, 1997
                                  ---------------------------------------------
                                                GROSS      GROSS     ESTIMATED
                                   AMORTIZED  UNREALIZED UNREALIZED    FAIR
   AVAILABLE FOR SALE                COST       GAINS      LOSSES      VALUE
   ------------------             ----------- ---------- ---------- -----------
   U.S. Government obligations..  $ 8,730,437  $ 42,384   $ 3,701   $ 8,769,120
   Federal agency securities....   14,134,434    23,822     1,309    14,156,947
   Collateralized mortgage
    obligations.................    1,942,532       --        --      1,942,532
   Equity securities............      303,200       --        --        303,200
                                  -----------  --------   -------   -----------
                                  $25,110,603  $ 66,206   $ 5,010   $25,171,799
                                  ===========  ========   =======   ===========
                                                DECEMBER 31, 1997
                                  ---------------------------------------------
                                                GROSS      GROSS     ESTIMATED
                                   AMORTIZED  UNREALIZED UNREALIZED    FAIR
   HELD TO MATURITY                  COST       GAINS      LOSSES      VALUE
   ----------------               ----------- ---------- ---------- -----------
   U.S. Government obligations..  $ 6,835,356  $ 19,397   $ 3,890   $ 6,850,863
   Federal agency securities....   13,519,846    28,220    10,641    13,537,425
   Obligations of states and
    political subdivisions......    2,041,519    15,868    12,409     2,044,978
                                  -----------  --------   -------   -----------
                                  $22,396,721  $ 63,485   $26,940   $22,433,266
                                  ===========  ========   =======   ===========
                                                DECEMBER 31, 1996
                                  ---------------------------------------------
                                                GROSS      GROSS     ESTIMATED
                                   AMORTIZED  UNREALIZED UNREALIZED    FAIR
   AVAILABLE FOR SALE                COST       GAINS      LOSSES      VALUE
   ------------------             ----------- ---------- ---------- -----------
   U.S. Government obligations..  $13,199,503  $ 40,981   $13,534   $13,226,950
   Federal agency securities....   18,247,491    93,722     6,454    18,334,759
   Mortgage-backed security.....      495,749       --        --        495,749
   Equity securities............      195,850       --        --        195,850
                                  -----------  --------   -------   -----------
                                  $32,138,593  $134,703   $19,988   $32,253,308
                                  ===========  ========   =======   ===========

                  FIDELITY BANKSHARES, INC. AND SUBSIDIARIES

                                                DECEMBER 31, 1996
                                  ---------------------------------------------
                                                GROSS      GROSS     ESTIMATED
                                   AMORTIZED  UNREALIZED UNREALIZED    FAIR
                                     COST       GAINS      LOSSES      VALUE
                                  ----------- ---------- ---------- -----------
   HELD TO MATURITY
   ----------------
   U.S. Government obligations..  $10,276,629  $29,432    $17,931   $10,288,130
   Federal agency securities....    3,993,140    8,438      8,463     3,993,115
   Obligations of states and
    political subdivisions......    1,865,662    9,494      3,547     1,871,609
                                  -----------  -------    -------   -----------
                                  $16,135,431  $47,364    $29,941   $16,152,854
                                  ===========  =======    =======   ===========

  The amortized cost and estimated fair value of investment securities, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                          DECEMBER 31, 1997
                                                     ---------------------------
                                                      AMORTIZED   ESTIMATED
   AVAILABLE FOR SALE                                   COST     FAIR VALUE
   ------------------                                ----------- -----------
   Due in one year or less.......................... $13,542,501 $13,556,901
   Due after one year through five years............   9,322,370   9,369,166
                                                     ----------- -----------
                                                      22,864,871  22,926,067
   Collateralized mortgage obligations..............   1,942,532   1,942,532
   Equity securities................................     303,200     303,200
                                                     ----------- -----------
                                                     $25,110,603 $25,171,799
                                                     =========== ===========
   HELD TO MATURITY
   ----------------
   Due in one year or less.......................... $ 5,096,905 $ 5,091,132
   Due after one year through five years............  16,595,123  16,638,127
   Due after five years through ten years...........     704,693     704,007
                                                     ----------- -----------
                                                     $22,396,721 $22,433,266
                                                     =========== ===========

  Proceeds from the sale of investment securities during 1996 and 1995 were $971,875 and $495,469, respectively, with losses of $1,472 and $12,626, respectively, recognized on the sales.

  Securities with an amortized cost of $43,854,702 and $46,607,864 at December 31, 1997 and 1996, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

                  FIDELITY BANKSHARES, INC. AND SUBSIDIARIES

NOTE C--LOANS

  The majority of the loans and commitments have been granted in the subsidiary banks' market areas which is within the cities of Garden City and Olathe, Kansas and the surrounding areas. The concentrations of credit by type of loan are set forth below. The commitments to extend credit approximate the distribution of loans outstanding. A significant portion of the loan portfolio is comprised of agriculture related loans. The maintenance of adequate collateral margins on an ongoing basis is required of such borrowers. The Company, as with any financial institution, is subject to the risk that economic conditions could deteriorate in its primary lending area thereby impairing collateral values.

  Loans receivable are summarized as follows:

                                                            DECEMBER 31,
                                           JUNE 30,   -------------------------
                                             1998         1997         1996
                                         ------------ ------------ ------------
                                         (UNAUDITED)
   Agriculture.......................... $ 54,475,899 $ 50,880,447 $ 41,198,650
   Agriculture real estate..............    8,981,099    9,992,398    7,320,868
   Real estate..........................   53,302,596   58,755,429   49,016,637
   Commercial...........................   26,216,524   24,781,473   23,600,679
   Installment..........................    8,659,327    8,533,520    7,446,314
                                         ------------ ------------ ------------
                                         $151,635,445 $152,943,267 $128,583,148
                                         ============ ============ ============

  Loan impairment is measured by estimating the expected future cash flows and discounting them at the respective effective interest rate or by valuing the underlying collateral. The recorded investment in impaired loans and the valuation allowance for losses related to loan impairment are as follows:

                                                             DECEMBER 31,
                                              JUNE 30,   ---------------------
                                                1998        1997       1996
                                             ----------- ---------- ----------
                                             (UNAUDITED)
   Principal amount of impaired loans....... $1,595,139  $1,332,183 $3,269,391
   Less valuation allowance.................    755,044     710,369  1,325,361
                                             ----------  ---------- ----------
                                             $  840,095  $  621,814 $1,944,030
                                             ==========  ========== ==========

  The average recorded investment in impaired loans for the six months ended June 30, 1998 and the years ended December 31, 1997 and 1996 totaled $1,479,437, $1,842,485 and $3,331,638, respectively. The Company has no impaired loans for which there is no related allowance for losses. Interest income of $53,116, $50,954, $558,444, $51,216 and $405,977 was recognized and interest of $53,116, $50,954, $116,348, $51,216 and $405,977 was collected on impaired loans during the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995, respectively. Included in the $558,444 recognized in the year ended December 31, 1997 is interest income of $442,096 which was recognized on one loan returned to accrual status and no longer considered impaired. The Company is not committed to make additional loans to borrowers whose loans have been modified.

                  FIDELITY BANKSHARES, INC. AND SUBSIDIARIES

  In the normal course of business, the Company's subsidiary banks have made loans and leases to directors, executive officers and related entities. An analysis of aggregate loan activity with this group is as follows:

                                        SIX MONTHS   YEAR ENDED DECEMBER 31,
                                           ENDED     ------------------------
                                       JUNE 30, 1998    1997         1996
                                       ------------- -----------  -----------
                                        (UNAUDITED)
   Balance, beginning of period.......  $7,976,569   $10,488,674  $10,244,030
     New loans, including existing
      loans outstanding to new
      directors.......................   4,306,638     4,114,305    5,969,811
     Repayments, including existing
      loans outstanding to former
      directors.......................  (5,968,485)   (6,626,410)  (5,725,167)
                                        ----------   -----------  -----------
   Balance, end of period.............  $6,314,722   $ 7,976,569  $10,488,674
                                        ==========   ===========  ===========

NOTE D--ALLOWANCE FOR LOAN LOSSES

  Activity in the allowance for loan losses is summarized as follows:

                                         SIX MONTHS   YEAR ENDED DECEMBER 31,
                                            ENDED     ------------------------
                                        JUNE 30, 1998    1997         1996
                                        ------------- -----------  -----------
                                         (UNAUDITED)
   Balance at beginning of period.....   $2,913,702   $ 2,524,884  $ 2,487,290
     Provision charged to operations..      100,000       691,094      160,000
     Recoveries on loans previously
      charged off.....................       20,161        43,206       39,075
     Loans charged off................      (54,823)     (345,482)    (161,481)
                                         ----------   -----------  -----------
   Balance at end of period...........   $2,979,040   $ 2,913,702  $ 2,524,884
                                         ==========   ===========  ===========

NOTE E--DIRECT FINANCING LEASES

  The net investment in direct financing leases consists of the following:

                                                       YEAR ENDED DECEMBER 31,
                                                       ------------------------
                                                          1997         1996
                                                       -----------  -----------
   Total minimum lease payments receivable............ $ 2,286,964  $ 2,402,958
   Allowance for lease losses.........................     (40,172)     (40,172)
   Estimated unguaranteed residual value..............     629,229      561,312
   Unearned income....................................    (432,945)    (512,238)
                                                       -----------  -----------
   Net investment..................................... $ 2,443,076  $ 2,411,860
                                                       ===========  ===========

  Aggregate maturities of direct financing leases at December 31, 1997 are as follows:

                                                                        AMOUNT
                                                                      ----------
   Year ended December 31
     1998............................................................ $  612,975
     1999............................................................    656,628
     2000............................................................    442,217
     2001............................................................    307,065
     2002............................................................    158,240
     Thereafter......................................................    109,839
                                                                      ----------
                                                                      $2,286,964
                                                                      ==========

                  FIDELITY BANKSHARES, INC. AND SUBSIDIARIES

NOTE F--BANK PREMISES AND EQUIPMENT

  Bank premises and equipment are summarized as follows:

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                           1997        1996
                                                        ----------- -----------
   Land................................................ $ 1,167,748 $ 1,119,001
   Buildings...........................................   4,462,390   3,679,370
   Furniture and equipment.............................   3,828,414   2,950,896
                                                        ----------- -----------
                                                          9,458,552   7,749,267
   Less accumulated depreciation.......................   3,995,253   3,605,927
                                                        ----------- -----------
                                                        $ 5,463,299 $ 4,143,340
                                                        =========== ===========

NOTE G--DEPOSITS

  The scheduled maturities of time deposits are as follows:

                                                                    DECEMBER 31,
                                                                        1997
                                                                    ------------
   1998............................................................ $85,450,869
   1999............................................................   9,179,657
   2000............................................................   1,564,903
                                                                    -----------
                                                                    $96,195,429
                                                                    ===========

NOTE H--ADVANCES FROM FEDERAL HOME LOAN BANK

  Advances from Federal Home Loan Bank consist of the following:

                                    JUNE 30, 1998         DECEMBER 31, 1997
                               ----------------------- -----------------------
                                  RATES       AMOUNT      RATES       AMOUNT
                               ------------ ---------- ------------ ----------
                                     (UNAUDITED)
   Variable rate advance......    5.56%     $1,500,000    5.88%     $1,500,000
   Fixed rate advances........ 6.49 to 6.80  2,582,822 6.49 to 6.80  2,623,195
   Fixed rate convertible
    advances due in 2008
    unless converted.......... 4.98 to 4.99  5,500,000                     --
                                            ----------              ----------
                                            $9,582,822              $4,123,195
                                            ==========              ==========

  Aggregate maturities for the years following December 31, 1997 are as follows:

   1998.............................................................. $1,586,547
   1999..............................................................    101,914
   2000..............................................................    110,377
   2001..............................................................    119,535
   2002..............................................................    129,468
   Thereafter........................................................  2,075,354
                                                                      ----------
                                                                      $4,123,195
                                                                      ==========

  Advances from the Federal Home Loan Bank are secured by certain residential loans and investment securities.

                  FIDELITY BANKSHARES, INC. AND SUBSIDIARIES

NOTE I--NOTES PAYABLE

  Notes payable consist of the following:

                                                             DECEMBER 31,
                                                         ---------------------
                                                            1997       1996
                                                         ---------- ----------
   Note payable to a bank with maximum advances of
    $2,450,000, maturing June 1999 with interest at the
    lender's prime rate (8.5% and 8.25% at December 31,
    1997 and 1996, respectively), due quarterly--
    collateralized by the common stock of the
    subsidiary banks...................................  $1,750,000 $2,000,000
   Note payable due February 2000 with payments of
    $1,612 due monthly with interest at 9.75%--
    collateralized by bank premises....................      37,654     52,535
                                                         ---------- ----------
                                                         $1,787,654 $2,052,535
                                                         ========== ==========

  Aggregate annual maturities of notes payable at December 31, 1997 are as follows:

   Year ending December 31
   1998............................................................. $1,765,600
   1999.............................................................     16,750
   2000.............................................................      5,304
                                                                     ----------
                                                                     $1,787,654
                                                                     ==========

NOTE J--FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

  The subsidiary banks are parties to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of their customers. These financial instruments include commitments to extend credit, commitments under credit card arrangements and letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.

  The bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, commitments under credit card arrangements and letters of credit is represented by the contractual amount of those instruments. The banks use the same credit policies in making commitments and conditional obligations as they do for on-balance-sheet instruments.

  Financial instruments whose contract amounts represent credit risk are as follows:

                                                            DECEMBER 31,
                                            JUNE 30,   -----------------------
                                              1998        1997        1996
                                           ----------- ----------- -----------
                                           (UNAUDITED)
   Commitments to extend credit........... $69,494,334 $63,322,070 $62,566,405
   Commitments under credit card
    arrangements..........................   4,196,765   5,132,341   4,412,470
   Letters of credit......................     454,229     409,615     539,810
                                           ----------- ----------- -----------
                                           $74,145,328 $68,864,026 $67,518,685
                                           =========== =========== ===========

  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments and letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments and letters of credit are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent

                  FIDELITY BANKSHARES, INC. AND SUBSIDIARIES future cash requirements. The subsidiary banks also have commitments from other banks to participate in these commitments to extend credit. The subsidiary banks evaluate each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the subsidiary banks upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, livestock, growing crops, property, plant and equipment and income producing commercial and agriculture properties.

NOTE K--EMPLOYEE BENEFIT AND BONUS PLANS

  The Company has employee benefit plans which cover substantially all full-time employees. Benefits to participants begin to vest at the end of their third year of service, accruing 20% each year through the end of the seventh year. Employee contributions are matched by the Company for the Fidelity Savings Plan up to a maximum of 3 1/2% of compensation. The Company contributes a minimum of 5% of its net profits to the Fidelity Employees' Profit Sharing Plan. Total contributions made to employee benefit plans were $195,809, $174,401 and $229,944 for the years ended December 31, 1997, 1996 and 1995, respectively.

  The Company formerly maintained a stock option plan which expired during 1996. Options granted and the option price were at the discretion of the Board of Directors and expire ten years from the date of the grant. All options outstanding at June 30, 1998 are exercisable at prices ranging from $35.63 to $37.55 per share with a weighted average life of 2.77 years.

  A summary of the Company's stock option plan as of June 30, 1998 and December 31, 1997 and 1996 and changes during the periods ended as of those dates are presented below:

                                                              WEIGHTED AVERAGE
                                                       SHARES  EXERCISE PRICE
                                                       ------ ----------------
     Outstanding at January 1, 1995 and December 31,
      1995............................................ 12,500      $36.76
     Exercised during 1996............................    500       37.55
                                                       ------
     Outstanding at December 31, 1996 and 1997 and
      June 30, 1998................................... 12,000       36.72
                                                       ======

  The Company and subsidiary banks have incentive bonus plans which provide for payments to employees based on profitability ratios as defined in the plans. Expenses under the plans totaled $59,996, $158,557 and $72,196 for the years ended December 31, 1997, 1996 and 1995, respectively. In addition, the Company has an agreement with an officer of the Company to pay a lump sum payment to that officer if the Company is sold and certain events occur.

NOTE L--INCOME TAXES

  Income tax expense consists of the following:

                                                         DECEMBER 31,
                                      JUNE 30,   -----------------------------
                                        1998        1997       1996     1995
                                     ----------- ----------  -------- --------
                                     (UNAUDITED)
Current
  Federal...........................  $663,325   $1,105,802  $912,216 $734,870
  State.............................    88,529       52,840     3,622  142,335
                                      --------   ----------  -------- --------
                                       751,854    1,158,642   915,838  877,205
Deferred tax expense (benefit)......   (45,300)     (58,062)   31,226 (171,741)
                                      --------   ----------  -------- --------
Income tax expense..................  $706,554   $1,100,580  $947,064 $705,464
                                      ========   ==========  ======== ========

                  FIDELITY BANKSHARES, INC. AND SUBSIDIARIES

  Reconciliation of income tax expense computed at the federal statutory rate of 34% and income tax expense is as follows:

                                                       DECEMBER 31,
                                    JUNE 30,   -------------------------------
                                      1998        1997       1996      1995
                                   ----------- ----------  --------  ---------
                                   (UNAUDITED)
Income tax expense at statutory
 rate............................   $631,887   $1,023,727  $974,760  $ 702,416
Increase (decrease) in valuation
 allowances......................      8,352       12,314    13,978   (101,791)
Kansas privilege tax, net of
 federal tax benefit.............     58,429       34,875    (3,652)    86,934
Amortization of goodwill.........      8,262       16,524    16,524     16,524
Interest on obligations of states
 and political subdivisions......    (16,836)     (25,502)  (22,451)   (14,779)
Other............................     16,460       38,642   (32,095)    16,160
                                    --------   ----------  --------  ---------
                                    $706,554   $1,100,580  $947,064  $ 705,464
                                    ========   ==========  ========  =========

  State taxes in 1997 and 1996 are less than the expected amount due primarily to U.S. Government and agency interest which was non-taxable for state income tax purposes. Beginning January 1, 1998 state tax laws were changed and government and agency interest became taxable.

  The tax effects of temporary differences that give rise to deferred tax assets and liabilities are as follows:

                                                                DECEMBER 31,
                                                  JUNE 30,   -------------------
                                                    1998        1997      1996
                                                 ----------- ---------- --------
                                                 (UNAUDITED)
Deferred tax assets
  Allowance for loan losses..................... $  814,528  $  834,178 $675,825
  State net operating loss carryforwards........    164,509     157,761  145,447
  Other.........................................     41,090      16,869   57,745
                                                 ----------  ---------- --------
    Total gross deferred tax assets.............  1,020,127   1,008,808  879,017
  Less valuation allowances.....................    164,509     157,761  145,447
                                                 ----------  ---------- --------
                                                    855,618     851,047  733,570
Deferred tax liabilities
  Depreciation of property and equipment........    342,831     350,576  327,653
  Depreciation of leased assets.................     93,697     126,681   95,012
  Securities available for sale.................     14,225      23,382   43,830
                                                 ----------  ---------- --------
    Total gross deferred tax liabilities........    450,753     500,639  466,495
                                                 ----------  ---------- --------
      Net deferred tax asset.................... $  404,865  $  350,408 $267,075
                                                 ==========  ========== ========

  Fidelity Bankshares, Inc. has a state income tax carryforward of $3,300,000 which expires in various years through 2012. A valuation allowance has been established for the state deferred tax asset associated with this carryforward.

NOTE M--REGULATORY MATTERS

  The subsidiary banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the banks' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective

                  FIDELITY BANKSHARES, INC. AND SUBSIDIARIES action, the banks must meet specific capital guidelines that involve quantitative measures of the banks' assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require the banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of June 30, 1998, that the banks meet all capital adequacy requirements to which they are subject.

  As of June 30, 1998, the most recent notification from the federal banking agencies categorized the banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the banks must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the banks' category. The banks' actual capital amounts and ratios are also presented in the table.

                                                                TO BE WELL
                                                             CAPITALIZED UNDER
                                           FOR CAPITAL       PROMPT CORRECTIVE
                            ACTUAL      ADEQUACY PURPOSES    ACTION PROVISIONS
                         -------------  -------------------  ------------------
                         AMOUNT  RATIO   AMOUNT     RATIO     AMOUNT    RATIO
                         ------- -----  ---------- --------  --------- --------
                                      (DOLLARS IN THOUSANDS)
As of June 30, 1998
 (unaudited)
  Fidelity State Bank
    Total risk-based
     capital............ $16,114 11.7%  $   10,979    18.0%  $  13,724   110.0%
    Tier 1 risk-based
     capital............  14,388 10.5        5,490    14.0       8,235    16.0
    Tier 1 leverage
     capital............  14,388  8.4        6,863    14.0       8,578    15.0
  Heritage Bank
    Total risk-based
     capital............   5,178 12.0        3,447    18.0       4,308   110.0
    Tier 1 risk-based
     capital............   4,717 10.9        1,723    14.0       2,585    16.0
    Tier 1 leverage
     capital............   4,717  9.2        2,056    14.0       2,569    15.0
As of December 31, 1997
  Fidelity State Bank
    Total risk-based
     capital............  15,460 10.8       11,504    18.0      14,380   110.0
    Tier 1 risk-based
     capital............  13,886  9.7        5,752    14.0       8,628    16.0
    Tier 1 leverage
     capital............  13,886  8.1        6,881    14.0       8,601    15.0
  Heritage Bank
    Total risk-based
     capital............   4,135 10.9        3,039    18.0       3,799   110.0
    Tier 1 risk-based
     capital............   3,726  9.8        1,520    14.0       2,280    16.0
    Tier 1 leverage
     capital............   3,726  8.1        1,851    14.0       2,314    15.0
As of December 31, 1996
  Fidelity State Bank
    Total risk-based
     capital............  14,531 11.1       10,487    18.0      13,108   110.0
    Tier 1 risk-based
     capital............  12,893  9.8        5,243    14.0       7,865    16.0
    Tier 1 leverage
     capital............  12,893  8.5        6,072    14.0       7,590    15.0

                  FIDELITY BANKSHARES, INC. AND SUBSIDIARIES

                                                                  TO BE WELL
                                                              CAPITALIZED UNDER
                                             FOR CAPITAL      PROMPT CORRECTIVE
                               ACTUAL     ADEQUACY PURPOSES   ACTION PROVISIONS
                            ------------  ------------------  ------------------
                            AMOUNT RATIO   AMOUNT    RATIO     AMOUNT    RATIO
                            ------ -----  --------- --------  --------- --------
                                          (DOLLARS IN THOUSANDS)
  Heritage Bank
    Total risk-based
     capital............... $3,155 10.8%  $   2,334    18.0%  $   2,917    110.0%
    Tier 1 risk-based
     capital...............  2,790  9.6       1,167    14.0       1,750     16.0
    Tier 1 leverage
     capital...............  2,790  7.3       1,536    14.0       1,920     15.0

  Payment of dividends by the subsidiary banks to Fidelity Bankshares, Inc. is subject to various regulatory restrictions including regulatory capital requirements as described above. In addition, state banks are subject to state laws permitting dividends to be declared from retained earnings, provided certain specified capital requirements are met. The subsidiary banks had the ability to pay dividends of approximately $6,000,000 to the Company at June 30, 1998.

NOTE N--MERGER AGREEMENT

  On June 29, 1998, the Board of Directors of the Company approved an Agreement and Plan of Reorganization to merge with Commerce Bancshares, Inc. The outstanding common stock of the Company will be exchanged for common stock of Commerce Bancshares, Inc. The merger is subject to shareholder and regulatory authority approval.

NOTE O--FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used to estimate the fair value of each class of financial instruments at December 31, 1997 and 1996.

  Cash and cash equivalents: The balance sheet carrying amounts for cash and short-term instruments approximate the estimated fair values of such assets.

  Investment securities: Fair values for investment securities are based on quoted market prices, if available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

  Loans receivable: For variable rate loans that reprice frequently and which entail no significant change in credit risk, fair values are based on the carrying values. The estimated fair values of fixed rate loans are estimated based on discounted cash flow analyses using interest rates currently offered for loans with similar terms to borrowers of similar credit quality. Nonperforming loans have not been discounted. Because of an insignificant amount of long-term fixed rate loans and portfolio rates which are comparable with rates currently offered, the fair value of such loans was determined to approximate carrying value at December 31, 1997 and 1996. The carrying amount of accrued interest receivable approximates its fair value.

  Off-balance-sheet instruments: Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements. The aggregate amount of these fees is not material.

  Deposit liabilities: The fair values estimated for demand deposits (e.g., interest and noninterest-bearing checking accounts, savings and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date.

                  FIDELITY BANKSHARES, INC. AND SUBSIDIARIES

Fair values of fixed rate certificates of deposit and individual retirement accounts are estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of aggregated expected monthly time deposit maturities. Because of insignificant amounts of long-term fixed rate certificates of deposit and individual retirement accounts and portfolio rates which are comparable with rates currently offered, the fair value was determined to approximate carrying value at December 31, 1997 and 1996. The carrying amount of accrued interest payable approximates its fair value.

  Short-term borrowings: The carrying amounts of Federal funds purchased and other borrowed funds approximate their fair values.

  Advances from Federal Home Loan Bank: The fair value of advances from Federal Home Loan Bank (FHLB) are estimated using discounted cash flow analysis based on current FHLB borrowing rates for similar types of borrowing arrangements. Because current FHLB borrowing rates are comparable to Company rates, the fair value was determined to approximate carrying value at December 31, 1997.

  Long-term borrowings: The carrying amounts of notes payable reprice on an annual basis and approximate their fair values.

  The following table provides summary information on the fair value of financial instruments. Such information does not purport to represent the aggregate net fair value of the Company. Further, the fair value estimates are based on various assumptions, methodologies and subjective considerations, which vary widely among different financial institutions and which are subject to change. The carrying amounts are the amounts at which the financial instruments are reported in the consolidated financial statements.

                                    1997                          1996
                         ----------------------------  ----------------------------
                           CARRYING       ESTIMATED      CARRYING       ESTIMATED
                           AMOUNT OF     FAIR VALUE      AMOUNT OF     FAIR VALUE
                          ASSETS AND    OF ASSETS AND   ASSETS AND    OF ASSETS AND
                         (LIABILITIES)  (LIABILITIES)  (LIABILITIES)  (LIABILITIES)
                         -------------  -------------  -------------  -------------
Cash and cash
 equivalents............ $ 17,543,526   $ 17,543,526   $ 21,464,365   $ 21,464,365
Investment securities
 available for sale.....   25,171,799     25,171,799     32,253,308     32,253,308
Investment securities
 held to maturity.......   22,396,721     22,433,266     16,135,431     16,152,854
Loans...................  152,943,267    152,943,267    128,583,148    128,583,148
Deposits
  Demand................  (30,742,775)   (30,742,775)   (27,828,452)   (27,828,452)
  Savings and interest
   checking.............  (74,368,404)   (74,368,404)   (77,237,815)   (77,237,815)
Time deposits...........  (96,195,429)   (96,195,429)   (81,525,279)   (81,525,279)
Federal funds
 purchased..............   (1,125,000)    (1,125,000)           --             --
Advances from Federal
 Home Loan Bank.........   (4,123,195)    (4,123,195)           --             --
Notes payable...........   (1,787,654)    (1,787,654)    (2,052,535)    (2,052,535)

                  FIDELITY BANKSHARES, INC. AND SUBSIDIARIES

NOTE P--CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

  The following condensed financial statements summarize the financial position, results of operations and cash flows of Fidelity Bankshares, Inc. as of and for the periods indicated:

                           FIDELITY BANKSHARES, INC.
                             (PARENT COMPANY ONLY)

                                 BALANCE SHEET
                                 DECEMBER 31,

                                    ASSETS

                                                           1997        1996
                                                        ----------- -----------
Cash................................................... $   304,006 $   373,038
Investment in subsidiaries.............................  17,408,222  15,532,892
Loan to subsidiary.....................................         --      380,057
Bank premises and equipment, net.......................     817,790   1,451,847
Intangible asset, net of accumulated amortization......     818,265     861,904
Interest receivable and other assets...................     516,919     253,146
                                                        ----------- -----------
                                                        $19,865,202 $18,852,884
                                                        =========== ===========

 LIABILITIES
  AND STOCK-
 HOLDERS' EQ-
     UITY

Dividends payable.................................... $   175,716  $   173,758
Interest payable and other liabilities...............      84,071      200,071
Notes payable........................................   1,750,000    2,000,000
                                                      -----------  -----------
                                                        2,009,787    2,373,829
Stockholders' equity
  Common stock.......................................   2,002,000    2,002,000
  Capital surplus....................................   8,168,965    8,127,635
  Retained earnings..................................   8,323,829    7,112,395
  Unrealized gain on securities available for sale,
   net of tax........................................      39,201       67,449
  Treasury stock.....................................    (678,580)    (830,424)
                                                      -----------  -----------
    Total stockholders' equity.......................  17,855,415   16,479,055
                                                      -----------  -----------
                                                      $19,865,202  $18,852,884
                                                      ===========  ===========

                   FIDELITY BANKSHARES, INC. AND SUBSIDIARIES

                           FIDELITY BANKSHARES, INC.
                              PARENT COMPANY ONLY)

                             STATEMENT OF EARNINGS
                            YEARS ENDED DECEMBER 31,

                                                  1997       1996       1995
                                               ---------- ---------- ----------
Revenue
  Dividends received from subsidiaries........ $  900,000 $1,100,000 $1,075,000
  Equity in undistributed earnings of
   subsidiaries...............................  1,261,918  1,072,508    531,327
  Interest income.............................     32,532     31,959     40,128
  Other.......................................    105,019     93,961     94,162
                                               ---------- ---------- ----------
                                                2,299,469  2,298,428  1,740,617
Expenses
  Interest expense............................    161,106    177,871    213,971
  Administrative and other....................    322,590    294,529    277,032
                                               ---------- ---------- ----------
                                                  483,696    472,400    491,003
                                               ---------- ---------- ----------
                                                1,815,773  1,826,028  1,249,614
Income tax benefit............................     94,610     93,850    110,853
                                               ---------- ---------- ----------
   NET EARNINGS............................... $1,910,383 $1,919,878 $1,360,467
                                               ========== ========== ==========

                   FIDELITY BANKSHARES, INC. AND SUBSIDIARIES

                           FIDELITY BANKSHARES, INC.
                             (PARENT COMPANY ONLY)

                            STATEMENTS OF CASH FLOWS
                            YEARS ENDED DECEMBER 31,

                                               1997        1996        1995
                                            ----------  ----------  ----------
Cash flows from operating activities
 Net earnings.............................. $1,910,383  $1,919,878  $1,360,467
 Adjustments to reconcile net earnings to
  net cash provided by operating activities
  Undistributed earnings of consolidated
   subsidiaries............................ (1,261,918) (1,072,508)   (531,327)
  Amortization of intangible asset.........     43,639      48,600      48,600
  Depreciation expense.....................     33,860      27,751      28,248
  Increase in interest receivable and other
   assets..................................   (263,773)    (64,494)    (46,655)
  Increase (decrease) in interest payable
   and other liabilities...................   (116,000)     50,073      84,059
                                            ----------  ----------  ----------
    Net cash provided by operating
     activities............................    346,191     909,300     943,392
Cash flows from investing activities
 Net decrease in loans.....................    380,057         --      149,013
 Capital expenditures......................    (41,463)    (41,845)        --
                                            ----------  ----------  ----------
  Net cash provided by (used in) investing
   activities..............................    338,594     (41,845)    149,013
Cash flows from financing activities
 Repayment of notes payable................   (250,000)   (200,000)   (350,000)
 Payment of dividends on common stock......   (696,991)   (693,030)   (691,052)
 Proceeds from sales of treasury stock.....    193,174      46,858      40,560
                                            ----------  ----------  ----------
    Net cash used in financing activities..   (753,817)   (846,172) (1,000,492)
                                            ----------  ----------  ----------
Net increase (decrease) in cash and cash
 equivalents............................... $  (69,032) $   21,283  $   91,913
Cash and cash equivalents at beginning of
 year......................................    373,038     351,755     259,842
                                            ----------  ----------  ----------
Cash and cash equivalents at end of year... $  304,006  $  373,038  $  351,755
                                            ==========  ==========  ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION
Noncash investing and financing activities
 Transfer of premises and equipment to
  subsidiary bank.......................... $  638,062  $      --   $      --
                                            ==========  ==========  ==========

                                    ANNEX A

                             AGREEMENT AND PLAN OF

                              REORGANIZATION AMONG

                           COMMERCE BANCSHARES, INC.

                           FIDELITY BANKSHARES, INC.

                                      AND

                                CBI-KANSAS, INC.

                               DATED JULY 1, 1998

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                                    ARTICLE I
                                   THE MERGER
  1.1.  The Merger........................................................   A-1
  1.2.  Effective Time of Merger..........................................   A-1
  1.3.  Articles of Incorporation.........................................   A-1
  1.4.  Effect of Merger..................................................   A-1
  1.5.  Further Assurances................................................   A-2
                                   ARTICLE II
                              CONVERSION OF SHARES
  2.1.  Effect of Merger on Sub Stock.....................................   A-2
  2.2.  Conversion of the Company Shares in the Merger....................   A-2
  2.3.  Exchange of Certificates..........................................   A-2
  2.4.  Closing of the Company Transfer Books.............................   A-3
  2.5.  Dividends.........................................................   A-3
  2.6.  Shareholders' Approval............................................   A-3
  2.7.  Dissenting Shares.................................................   A-3
  2.8.  Adjustments.......................................................   A-3
                                   ARTICLE IIA
                              HERITAGE BANK MERGER
  2A.1  Heritage Bank Merger..............................................   A-3
  2A.2  Structure of Bank Merger..........................................   A-4
                                   ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF COMMERCE AND SUB
  3.1.  Organization and Authority........................................   A-4
  3.2.  Valid and Binding Agreement; No Violation.........................   A-4
  3.3.  Capital Stock of Commerce.........................................   A-4
  3.4.  Financial Statements..............................................   A-4
  3.5.  SEC Reports.......................................................   A-5
  3.6.  Status of Commerce Common Stock to be Issued......................   A-5
  3.7.  Governmental Regulation...........................................   A-5
  3.8.  Litigation........................................................   A-5
  3.9.  Taxes.............................................................   A-5
  3.10. Defaults..........................................................   A-5
  3.11. Information Supplied..............................................   A-6
                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF COMPANY
  4.1.  Organization and Good Standing....................................   A-6
  4.2.  Authority.........................................................   A-6
  4.3.  Shareholder Approval..............................................   A-6
  4.4.  No Violations.....................................................   A-7
  4.5.  Consents..........................................................   A-7
  4.6.  Capitalization....................................................   A-7
  4.7.  Government Regulation.............................................   A-7

                                                                            PAGE
                                                                            ----
  4.8.  Financial Statements..............................................   A-8
  4.9.  Legal Proceedings.................................................   A-8
  4.10. Title to Assets...................................................   A-8
  4.11. Undisclosed Liabilities...........................................   A-8
  4.12. Taxes.............................................................   A-8
  4.13. Contracts.........................................................   A-9
  4.14. Regulatory Reports; Examinations..................................  A-10
  4.15. Conduct...........................................................  A-10
  4.16. Compliance with ERISA.............................................  A-10
  4.17. Information Supplied..............................................  A-11
  4.18. Defaults..........................................................  A-11
  4.19. Insurance.........................................................  A-11
  4.20. Absence of Adverse Agreements.....................................  A-11
  4.21. Internal Controls and Records.....................................  A-11
  4.22. Loans.............................................................  A-12
  4.23. Environmental Laws................................................  A-12
  4.24. Broker's Fees.....................................................  A-13
  4.25. Labor Matters.....................................................  A-13
  4.26. Full Disclosure...................................................  A-14
  4.27. Year 2000 Compliance..............................................  A-14
                                    ARTICLE V
                              COVENANTS OF COMPANY
  5.1.  Affirmative Covenants of the Company..............................  A-15
  5.2.  Negative Covenants of the Company.................................  A-15
  5.3.  Inspection........................................................  A-16
  5.4.  Financial Statements and Call Reports.............................  A-16
  5.5.  Right to Attend Meetings..........................................  A-16
  5.6.  Data Processing...................................................  A-16
  5.7.  No Solicitation...................................................  A-16
  5.8.  Retirement Plans..................................................  A-16
  5.9.  Y2K...............................................................  A-17
                                   ARTICLE VI
                          COVENANTS OF COMMERCE AND SUB
  6.1.  Regulatory Approvals..............................................  A-17
  6.2.  Information.......................................................  A-17
  6.3.  Tax-Free Reorganization Treatment.................................  A-17
  6.4.  Employee Benefits.................................................  A-17
                                   ARTICLE VII
                 CONDITIONS PRECEDENT TO COMMERCE'S OBLIGATIONS
  7.1.  Representations, Warranties and Covenants.........................  A-17
  7.2.  Material Actions, Debts or Defaults...............................  A-17
  7.3.  Adverse Changes...................................................  A-18
  7.4.  Regulatory Authority Approval.....................................  A-18
  7.5.  Litigation........................................................  A-18
  7.6.  Financial Measures................................................  A-18
  7.7.  Approval by Shareholders..........................................  A-18
  7.8.  Tax Representations...............................................  A-18

                                                                            PAGE
                                                                            ----
  7.9.  Sales of Shares...................................................  A-18
  7.10. Dissenting Shareholders...........................................  A-19
  7.11. Federal Tax Opinion...............................................  A-19
  7.12. Opinion of Counsel................................................  A-19
  7.13. Market Price of Commerce Common Stock.............................  A-19
  7.14. Cancellation of Unexercised Option................................  A-19
  7.15. Cancellation of Incentive and Bonus Plans.........................  A-19
                                  ARTICLE VIII
                  CONDITIONS PRECEDENT TO OBLIGATION OF COMPANY
  8.1.  Representations, Warranties and Covenants.........................  A-19
  8.2.  Regulatory Authority Approval.....................................  A-19
  8.3.  Litigation........................................................  A-20
  8.4.  Approval by Shareholders..........................................  A-20
  8.5.  Federal Tax Opinion...............................................  A-20
  8.6.  Adverse Changes...................................................  A-20
                                   ARTICLE IX
                            TERMINATION OF AGREEMENT
  9.1.  Basis for Termination.............................................  A-20
  9.2.  Effect of Termination.............................................  A-20
  9.3.  Amendment.........................................................  A-21
  9.4.  Extension; Waiver.................................................  A-21
                                    ARTICLE X
                             SECURITIES LAWS MATTERS
 10.1.  Registration Statement and Proxy Statement........................  A-21
 10.2.  State Securities Laws.............................................  A-21
 10.3.  Affiliates........................................................  A-21
 10.4.  Publication of Combined Financial Results.........................  A-22
 10.5.  Indemnification...................................................  A-22
                                   ARTICLE XI
                                  MISCELLANEOUS
 11.1.  Brokers and Finders...............................................  A-22
 11.2.  Parties in Interest...............................................  A-22
 11.3.  Entire Agreement, Amendments, Waiver..............................  A-22
 11.4.  Notices...........................................................  A-22
 11.5.  Law Governing.....................................................  A-23
 11.6.  Further Acts......................................................  A-23
 11.7.  Confidential Treatment............................................  A-23
 11.8.  Press Release.....................................................  A-23
 11.9.  Litigation Expenses...............................................  A-24

                              INDEX OF DEFINITIONS

     TERM                                                            SECTION
     ----                                                            -------
Agreement....................................................... Intro paragraph
Banks...........................................................      4.1(b)
Bank Merger.....................................................     2A.1
Bank Plan of Merger.............................................     2A.2
Bank Stock......................................................      4.6
Capital.........................................................      4.1(c)
Closing Date....................................................      1.2
Code............................................................      4.16
Commerce........................................................ Intro paragraph
Commerce Common Stock...........................................      2.2(a)
Commerce's Counsel..............................................      7.11
Commerce Stock Price............................................      7.13
Company......................................................... Intro paragraph
Company Common Stock............................................      2.2(a)
Company Dissenting Shares.......................................      2.7
Effective Time..................................................      1.2
Environmental Liability.........................................      4.23(b)
ERISA...........................................................      4.16
Exchange Agent..................................................      2.3(a)
Exchange Ratio..................................................      2.2(a)
Fidelity........................................................      4.1(b)
Fidelity Stock..................................................      4.6
Financial Statements............................................      4.8
GAAP............................................................      5.2(l)
Governmental Entity.............................................      4.14
Heritage........................................................     2A.1
Heritage Stock..................................................      4.6
Hazardous Materials.............................................      4.23(b)
IRS.............................................................      4.12
KGCC............................................................      1.2
Material Adverse Effect.........................................      4.12
Merger..........................................................    Recitals
Millennia Dates.................................................      4.27
Non-Bank Subsidiaries...........................................      4.1(c)
Preferred Stock.................................................      3.3
Plans...........................................................      4.16
Proxy Statement.................................................     10.1
Registration Statement..........................................     10.1
Securities Act..................................................      3.6
SEC.............................................................      3.5
Sub............................................................. Intro paragraph
Sub Common Stock................................................      2.1
Tax.............................................................      4.12
Taxes...........................................................      4.12
Tax Returns.....................................................      4.12

                     AGREEMENT AND PLAN OF REORGANIZATION

  This Agreement and Plan of Reorganization (the "Agreement"), dated as of the 1st day of July, 1998, is made by and between COMMERCE BANCSHARES, INC., a Missouri corporation ("Commerce"), CBI-KANSAS, INC., a Kansas corporation ("Sub"), and FIDELITY BANKSHARES, INC. , a Kansas corporation ("Company").

                             W I T N E S S E T H :

  WHEREAS, the Boards of Directors of Commerce, Sub and Company have approved and deem it advisable and in the best interests of their respective companies and shareholders that Commerce and Company become affiliated through the merger of Company with and into Sub in the manner hereinafter set forth (the "Merger"); and

  WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereby agree as follows:

                                   ARTICLE I

                                  THE MERGER

  1.1. The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as hereinafter defined), Company shall be merged with and into Sub and the separate existence and corporate organization of Company shall thereupon cease and Sub and Company shall thereupon be a single corporation. Sub shall be the surviving corporation in the Merger and the separate corporate existence of Sub shall continue unaffected and unimpaired by the Merger.

  1.2. Effective Time of Merger. On the Closing Date (as hereinafter defined), the proper officers of Company and Sub shall execute and acknowledge appropriate certificates of merger that shall be filed with the Kansas Secretary of State on the first business day following the Closing Date, all in accordance with the Kansas General Corporation Code (the "KGCC"). The Merger shall become effective on the first day of the first calendar month following the Closing Date (the "Effective Time"). The closing shall be on a day (the "Closing Date") occurring not less than two (2) and not more than four (4) business days before the Effective Time and not later than thirty
(30) days after the date on which the last of any condition precedent contained herein is waived or is fulfilled, as specified in a notice delivered by Commerce to Company not less than three (3) business days prior to such Closing Date, or on such other date as Company, Commerce and Sub shall mutually agree. The closing shall be at 10:00 a.m. at Commerce Bank, N.A., 1000 Walnut, Kansas City, Missouri or at such other time and place as Company, Commerce and Sub shall mutually agree.

  1.3. Articles of Incorporation. The Articles of Incorporation and By-Laws of Sub as in effect immediately prior to the Effective Time shall be and remain the Articles of Incorporation and By-Laws of the surviving corporation from and after the Effective Time until amended as provided by law and the officers and directors of Sub shall continue as the officers and directors of the surviving corporation from and after the Effective Time.

  1.4. Effect of Merger. Subject to Kansas law, at the Effective Time (a) Sub shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises, and authority, of a public as well as of a private nature, of Company and all obligations belonging to or due each of Company and Sub shall be vested in Sub without further act or deed; (b) title to any real estate or any interest therein vested in Company shall not revert or in any way be impaired by reason of the

Merger; (c) all rights of creditors and all liens on any property of the Company shall be preserved unimpaired; (d) Sub shall be liable for all the obligations of Company, and any claim existing, or action or proceeding pending, by or against either of Company or Sub, may be prosecuted to judgment with the right of appeal, as if the Merger had not taken place.

  1.5. Further Assurances. If at any time after the Effective Time, Sub shall consider it advisable that any further conveyances, agreements, documents, instruments or assurances of law or any other actions or things are necessary or desirable to vest, perfect, confirm, or record in Sub the title to any property, rights, privileges, powers, or franchises of Company, the Board of Directors and officers of Sub shall, and will be authorized to, execute and deliver in the name and on behalf of Company or otherwise, any and all proper conveyances, agreements, documents, instruments, and assurances of law and do all things necessary or proper to vest, perfect, or confirm title to such property, rights, privileges, powers and franchises in Sub, and otherwise to carry out the provisions of this Agreement.

                                  ARTICLE II

                             CONVERSION OF SHARES

  2.1. Effect of Merger on Sub Stock. Each share of common stock, $1.00 par value per share, of Sub ("Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger.

  2.2. Conversion of the Company Shares in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

    (a) Each outstanding share of common stock, $5.00 par value per share, of the Company ("Company Common Stock"), (but excepting Company Dissenting Shares, as defined below, and excepting shares of Company Common Stock held by Commerce or Sub or any subsidiary of the Company or Commerce, other than as a trustee, fiduciary, nominee or in a similar capacity), shall be converted into 2.0767 shares (the "Exchange Ratio") of common stock, $5.00 par value per share, of Commerce ("Commerce Common Stock").

    (b) Each share of Company Common Stock that is either authorized but unissued or held in the treasury of the Company, if any, or held by Commerce or Sub or any subsidiary of the Company or Commerce (other than as a trustee, fiduciary, nominee or in a similar capacity) shall be canceled and retired and shall cease to exist from and after the Effective Time, and no cash, securities or other consideration shall be delivered in exchange therefor.

  2.3. Exchange of Certificates.

    (a) Commerce, on behalf of Sub, shall make available to Commerce Bank, N.A., which is hereby designated as exchange agent (the "Exchange Agent"), at and after the Effective Time, such number of shares of Commerce Common Stock as shall be issuable to the holders of Company Common Stock in accordance with Section 2.2 hereof. As soon as practicable after Closing Date, Commerce on behalf of the Exchange Agent shall mail to each holder of record of a certificate that immediately prior to the Closing Date represented outstanding shares of Company Common Stock (i) a form letter of transmittal and (ii) instructions for effecting the surrender of certificates of Company Common Stock for exchange into certificates of Commerce Common Stock.

    (b) Notwithstanding any other provision herein, no fractional shares of Commerce Common Stock and no certificates or script therefor or other evidence of ownership thereof will be issued. All fractional shares of Commerce Common Stock to which a holder of Company Common Stock would otherwise be entitled under Section 2.2 hereof shall be aggregated. If a fractional share results from such aggregation, such shareholder shall be entitled, after the Effective Time and upon the surrender of such shareholder's certificate or certificates representing shares of Company Common Stock, to receive from the Exchange

  Agent an amount in cash in lieu of such fractional share equal to the product of such fraction and the Commerce Stock Price. Commerce, on behalf of Sub, shall make available to the Exchange Agent, as required from time to time, any cash necessary for this purpose.

  2.4. Closing of the Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Common Stock shall thereafter be made.

  2.5. Dividends. No dividends or other distributions that are declared after the Effective Time with respect to Commerce Common Stock payable to holders of record thereof after the Effective Time shall be paid to the shareholders of Company entitled to receive certificates representing Commerce Common Stock until such shareholders surrender their certificates representing Company Common Stock. Upon such surrender, there shall be paid to the shareholder in whose name the certificates representing such Commerce Common Stock shall be issued any dividends which shall have become payable with respect to such Commerce Common Stock between the Effective Time and the time of such surrender, without interest. After such surrender there shall also be paid to the shareholder in whose name the certificates representing such Commerce Common Stock shall be issued any dividend on such Commerce Common Stock that shall have (a) a record date subsequent to the Effective Time and prior to such surrender and (b) a payment date after such surrender, and such payment shall be made on such payment date. In no event shall the shareholders entitled to receive such dividends be entitled to receive interest on such dividends.

  2.6. Shareholders' Approval. Company agrees to submit this Agreement and the transactions contemplated hereby to its shareholders for approval to the extent required and as provided by law and the Articles of Incorporation and By-Laws of Company and in accordance with Section 10.1 hereof. A shareholders' meeting of Company shall be held and Company shall use its reasonable best efforts to take all steps as shall be required for said meeting to be held as soon as reasonably practicable after the effective date of the Registration Statement (as defined in Section 10.1 hereof). Company and its Board of Directors shall recommend, subject to the exercise of their fiduciary responsibilities, that the shareholders of Company approve this Agreement and the transactions contemplated hereby and shall use their reasonable best efforts to secure such approval.

  2.7. Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, to the extent appraisal rights are available to the Company's shareholders pursuant to the KGCC, any shares of Company Common Stock held by a person who objects to the Merger, whose shares of Company Common Stock were not voted in favor of the Merger and who complies with all of the provisions of the KGCC concerning the rights of such person to dissent from the Merger and to require appraisal of such person's shares of Company Common Stock and who has not withdrawn such objection or waived such rights prior to the Closing Date ("Company Dissenting Shares") shall not be converted pursuant to Section 2.2 but shall become the right to receive such consideration as may be determined to be due to the holder of such Company Dissenting Shares pursuant to the KGCC, including, if applicable, any costs determined to be payable by the Sub to the holders of the Company Dissenting Shares pursuant to an order of the district court in accordance with the KGCC.

  2.8. Adjustments. If at any time during the period between the date hereof and the Effective Time, any change in the outstanding shares of capital stock of Commerce is effected by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Exchange Ratio and the Bank Exchange Ratio shall be adjusted on a pro rata basis.

                                  ARTICLE IIA

                             HERITAGE BANK MERGER

  2A.1 Heritage Bank Merger. Simultaneously with the Merger, Commerce Bank, N.A. shall merge (the "Bank Merger") with Heritage Bank of Olathe
("Heritage"). Commerce Bank, N.A. shall survive the merger.

The effect of the Bank Merger shall be that all of the shares of stock of Heritage ("Bank Stock") not owned by Company at the Effective Time shall be converted into cash in an amount equal to $106.05 per share. Shares of Heritage held by Company shall be canceled in the Bank Merger.

  2A.2 Structure of Bank Merger. Company agrees to cause Heritage to adopt a plan of merger reflecting the structure provided for in this Article IIA (the "Bank Plan of Merger") and to submit the same to Heritage's stockholders concurrently with the submission of the Merger to Company's stockholders. All out of pocket expense incurred by the Company and the Bank in consummating the Bank Merger, including without limitation, funds required to pay the minority shareholders of the Bank, shall be paid by Sub.

                                  ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF COMMERCE AND SUB

  Commerce and Sub, jointly and severally, hereby represent and warrant as follows:

  3.1. Organization and Authority.

    (a) Commerce is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri and is a duly registered bank holding company under the provisions of the Bank Holding Company Act of 1956, as amended. Commerce has the corporate power to enter into and perform this Agreement and the execution, delivery and performance of this Agreement by Commerce and the consummation by Commerce of the transactions contemplated hereby have been duly authorized by the Board of Directors of Commerce with no approval thereof by the shareholders of Commerce being required to approve this Agreement.

    (b) Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas. Sub has the corporate power to enter into and perform this Agreement and the execution, delivery and performance of this Agreement by Sub and the consummation by Sub of the transactions contemplated hereby have been duly authorized by its Board of Directors and by Commerce as the sole shareholder of Sub.

  3.2. Valid and Binding Agreement; No Violation. This Agreement constitutes a valid and binding agreement of Commerce and Sub enforceable in accordance with its terms and neither the execution and delivery of this Agreement nor the consummation by Commerce or Sub of the transactions contemplated hereby violates or conflicts with the Articles of Incorporation or By-Laws of Commerce or Sub or any agreement, law, regulation, order, judgment or other restriction of any kind to which Commerce or Sub is a party or by which either of them is bound.

  3.3. Capital Stock of Commerce. As of May 31, 1998, the authorized capital stock of Commerce consisted of (a) 80,000,000 shares of common stock, $5.00 par value, of which 58,260,846 shares were issued and outstanding, and (b) 2,000,000 shares of preferred stock, $1.00 par value ("Preferred Stock"), of which no shares were issued and outstanding. Holders of Commerce Common Stock do not have any preemptive rights with respect to the issuance of additional authorized shares of Commerce Common Stock.

  3.4. Financial Statements. The consolidated balance sheets of Commerce as of December 31, 1997 and December 31, 1996, the consolidated statements of earnings for the years ended December 31, 1997 and December 31, 1996, and all related schedules and notes to the foregoing, all of which have been delivered to Company, have been audited by KPMG Peat Marwick LLP, independent certified public accountants. All of the foregoing financial statements have been prepared in accordance with generally accepted accounting principles and practices which were applied on a consistent basis, are correct and complete and fairly and accurately present the financial position, results of operation and changes of financial position of Commerce as of their respective dates and for the periods indicated. Commerce has no material liabilities or obligations of a type which would be included in a balance sheet prepared in accordance with generally accepted accounting principles whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the balance sheet of Commerce as of December 31, 1997, or incurred since December 31, 1997, in the ordinary course of business. From December 31, 1997 until the date hereof, there has been no material adverse change in the financial condition, properties, assets, liabilities, rights or business of Commerce, or in the relationship of Commerce with respect to its employees, creditors, suppliers, distributors, customers or others with whom it has business relationships.

  3.5. SEC Reports. Commerce's Report on Form 10-K for year ended December 31, 1997, filed with the Securities and Exchange Commission ("SEC") and all subsequent reports and proxy statements filed by Commerce thereafter pursuant to Section 13(a) or 14(a) of the Securities Exchange Act of 1934 do not and will not contain a misstatement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading as of the time the document was filed. Since the filing of such Report on Form 10-K, no other report, proxy statement, or other document has been required to be filed by Commerce pursuant to Section 13(a) or 14(a) of the Securities Exchange Act of 1934 which has not been filed with the SEC and delivered to Company. Commerce has delivered to Company the following documents: Form 10-K for Fiscal Year Ended December 31, 1997; the Annual Report to Shareholders for such year; and a copy of the Proxy Statement for the 1998 Annual Meeting of Shareholders of Commerce; and copies of Commerce's report on Form 10-Q for the quarter ended March 31, 1998.

  3.6. Status of Commerce Common Stock to be Issued. The shares of Commerce Common Stock into which the Company Common Stock is to be exchanged or converted pursuant to this Agreement will be, when delivered as specified in this Agreement, validly authorized and issued, fully paid and non-assessable, and registered pursuant to an effective registration statement under the Securities Act of 1933, as amended, or any successor federal statute and the rules and regulations promulgated thereunder, all as the same shall be in effect at the time (the "Securities Act").

  3.7. Governmental Regulation. Commerce and its subsidiaries hold all material licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the lawful conduct of their respective businesses and ownership of their respective properties. Commerce and its subsidiaries have complied in all material respects with all federal, state and local statutes, regulations, ordinances or rules applicable to the ownership of their respective properties or for the conduct of their respective businesses.

  3.8. Litigation. There are no actions, suits, claims, demands or other proceedings or investigations (either judicial or administrative) pending or, to the knowledge of Commerce, threatened against or affecting the properties, assets, rights or business of Commerce or its subsidiaries or the right to carry on or conduct their respective businesses, nor are there any grounds therefor, which would in the aggregate materially and adversely affect the business, operations, properties or financial condition of Commerce and its subsidiaries or which will or could prevent or materially impair the transactions contemplated by this Agreement.

  3.9. Taxes. Commerce and its subsidiaries have filed with the appropriate governmental agencies all federal, state and local tax and information returns and tax reports due in respect of any of their business or properties in a timely fashion and have paid all amounts due shown on such returns, except where the failure to make such filing or make such payment, individually or in the aggregate, would not materially and adversely affect the business, operations, properties or financial condition of Commerce and its subsidiaries.

  3.10 Defaults. Neither Commerce nor any of its subsidiaries is in material breach or material default under any agreement or commitment to which Commerce or any of its subsidiaries is a party, or under any loan agreement, note, security agreement, guarantee or other document pursuant to or in connection with Commerce's or any of its subsidiaries' extension of credit; and there has not occurred any event which, after the giving of notice, the lapse of time or otherwise, would constitute any such default under, or result in any such breach of, any such agreement, commitment or extension of credit.

  3.11 Information Supplied. None of the information supplied or to be supplied by Commerce and Sub for inclusion or incorporation by reference in
(a) the Registration Statement (as defined in Section 10.1) will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) the Proxy Statement (as defined in Section 10.1) will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, other than information supplied by Company.

                                  ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

  Company hereby represents and warrants to each of Commerce and Sub as follows:

  4.1. Organization and Good Standing.

    (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas with the corporate power and authority to own its properties and conduct its business as it is now being conducted and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. The conduct of Company's business and the ownership of its properties do not require Company to qualify as a foreign corporation in any jurisdiction except where the failure to be so qualified individually or in the aggregate would not materially and adversely affect the business, operations, properties or financial condition of Company and its subsidiary.

    (b) Company has two bank subsidiaries, Fidelity State Bank ("Fidelity") and Heritage ("Banks"); each is a Kansas bank duly organized, validly existing and in good standing under the laws of the State of Kansas with the corporate power and authority to carry on its respective businesses as now being conducted. Each Bank is duly qualified to do business in each jurisdiction in which it owns or leases real property or in which the conduct of its respective business requires such qualification except where the failure to be so qualified individually or in the aggregate would not materially and adversely affect the business, operations, properties or financial condition of Company or such and Bank.

    (c) Company has five direct or indirect non-bank subsidiaries, each of which is listed on Schedule 4.1(c) (collectively "Non-Bank Subsidiaries"). Each is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas with the corporate power and authority to own its respective properties and conduct its respective businesses as are now being conducted.

  4.2. Authority. Company has all requisite corporate power and authority to enter into this Agreement, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Company. This Agreement has been duly executed and delivered by Company, and assuming due execution and delivery by Commerce and Sub, constitutes a valid and binding obligation of Company, enforceable in accordance with its terms subject to applicable conservatorship, receivership, bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (including without limitation specific performance), whether applied in a court of law or a court of equity.

  4.3. Shareholder Approval. The Board of Directors of Company will direct and will cause Heritage to direct that this Agreement and the Bank Plan of Merger and the transactions contemplated hereby and thereby be submitted to the Company's and Heritage's shareholders for approval at a meeting of such shareholders and, except for adoption of this Agreement and the Bank Plan of Merger by the requisite vote of the Company's and Bank's shareholders, respectively, no other shareholder action is necessary to approve this Agreement and the

Bank Plan of Merger and to consummate the transactions contemplated hereby and thereby. The Board of Directors of Company and Heritage will recommend that their respective shareholders approve this Agreement and the Bank Plan of Merger and the transactions contemplated hereby and thereby subject to their fiduciary duties and will exempt the transaction from any applicable state takeover statutes. The approval of the majority of the outstanding shares of each of the Company Common Stock and the Bank Stock entitled to vote is required for approval of this Agreement and the Bank Plan of Merger, respectively, and to consummate the transactions contemplated hereby and thereby.

  4.4. No Violations. Subject to approval by the appropriate regulatory agencies, the execution, delivery and performance of this Agreement by Company do not, and the consummation of the transactions contemplated hereby will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Company or any subsidiary or to which Company or any subsidiary (or any of their respective properties) is subject,
(ii) a breach or violation of, or a default under, the articles of incorporation, charter or bylaws of Company or any subsidiary of Company or
(iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Company under any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which the Company is a party, or to which any of its respective properties or assets may be bound or affected.

  4.5. Consents. Except for the approvals of the appropriate regulatory agencies and such filings and registrations as are required under federal and state securities and Blue Sky laws, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Company of the Merger or Heritage of the Bank Merger or the other transactions contemplated by this Agreement.

  4.6. Capitalization. Company has authorized capital stock consisting of 2,000,000 shares of common stock, par value $5.00 per share, of which 381,992 shares are issued and outstanding. All of the issued and outstanding shares of Company Common Stock are validly issued, fully paid and non-assessable. Except as set forth on Schedule 4.6, there are no outstanding warrants, options, subscriptions, contracts, rights or other agreements or commitments obligating Company to issue or sell any additional shares of Company Common Stock nor are there outstanding any securities, debts, obligations or rights which are convertible into or exchangeable for shares of Company Common Stock. The authorized capital stock of Fidelity consists of 40,000 shares of common stock, $25.00 par value per share ("Fidelity Stock"), of which 40,000 shares have been duly and validly authorized and issued, all of which are owned directly by Company free and clear of all liens, encumbrances, equities or claims. The authorized capital stock of Heritage consists of 90,000 shares of common stock, $15.00 par value per share ("Heritage Stock"), of which 90,000 shares have been duly and validly authorized and issued and of which 89,240 shares of Heritage Stock are owned directly by Company free and clear of all liens, encumbrances, equities or claims. The Company owns all of the issued and outstanding shares of Non-Bank Subsidiaries free and clear of all liens, encumbrances, equities or claims. There are no outstanding warrants, options, subscriptions, contracts, rights or other arrangements or commitments obligating Company, Banks or any Non-Bank Subsidiary to issue or sell any additional shares of their respective capital stock nor are there outstanding any securities, debts, obligations or rights which are convertible into or exchangeable for shares of capital stock or any other equity security of Company, Banks or the Non-Bank Subsidiaries.

  4.7. Government Regulation. Company and Banks hold all material licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the lawful conduct of their respective businesses and ownership of their respective properties. Except as disclosed herein or in Schedules attached hereto, Company and Banks have substantially complied with all material federal, state and local statutes, regulations, ordinances or rules applicable to the ownership of their respective properties or the conduct of their respective businesses.

  4.8. Financial Statements. The consolidated balance sheet of Company as of December 31, 1997, the consolidated statements of earnings for the year ended December 31, 1997, the balance sheets of Banks as of December 31, 1997 and the statements of earnings of Banks for the year ended December 31, 1997 and all related schedules and notes to the foregoing, all of which have been delivered or made available to Commerce, have been audited by Grant Thornton, LLP, independent certified public accountants and Company has also furnished to Commerce consolidated balance sheets of Company as of March 31, 1998 and the consolidated statements of earnings for the three-month period ending March 31, 1998 (collectively referred to as "Financial Statements"). All of the foregoing financial statements have been prepared in accordance with generally accepted accounting principles consistently applied, and present fairly in all material respects the financial position, results of operations and changes of financial position of Company or the applicable Bank as of their respective dates and for the periods indicated. Company has no material liabilities or obligations of a type which would be included in a balance sheet prepared in accordance with generally accepted accounting principles whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the balance sheet of Company as of December 31, 1997, or incurred since December 31, 1997, in the ordinary course of business. From December 31, 1997 until the date hereof, there has been no material adverse change in the financial condition, properties, assets, liabilities, rights or business of Company or Banks, or in the relationship of Company or Banks with respect to its employees, creditors, suppliers, distributors, customers or others with whom it has business relationships.

  4.9. Legal Proceedings. There are as of the date hereof no actions, suits, claims, demands or other proceedings or investigations, either judicial or administrative, pending or, to the knowledge of Company, threatened against or affecting the properties, assets, rights or business of Company, Banks or the Non-Bank Subsidiaries or the right to carry on or conduct their respective businesses, nor are there to the knowledge of Company any grounds therefor, which, if adversely determined, would in the aggregate materially adversely affect the business, operations, properties or financial condition of Company, Banks or the Non-Bank Subsidiaries. There are as of the date hereof no actions, suits, claims, demands or other proceedings or investigations, either judicial or administrative, pending or, to the knowledge of Company, threatened which will or could prevent or interfere with the consummation of the transactions contemplated by this Agreement.

  4.10. Title to Assets. Except for securities pledged to secure public funds deposits or subject to customer repurchase agreements entered into in the ordinary course of business, and leased property discussed below, Company and Banks have good and marketable title to and possession of all of their respective real and personal properties and assets, in each case free and clear of any liens, restrictions, encumbrances, rights, title and interests of others, except for other real estate owned and except as reflected on their respective financial statements and except for the lien of current taxes, covenants and restrictions of record, and other minor imperfections of title not affecting marketability, which liens, covenants, restrictions and imperfections do not materially affect the value of such property and do not interfere with the use made of such property by Company, Banks and the Non-Bank Subsidiaries. The real and personal properties and assets held under lease by Company, Banks and the Non-Bank Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as do not interfere with the use made of such properties and assets by Company, Banks and the Non-Bank Subsidiaries.

  4.11. Undisclosed Liabilities. Except as disclosed in Schedules attached hereto, as of the date hereof, Company, Banks and the Non-Bank Subsidiaries have no debt, liability or obligation (whether accrued, contingent, absolute or otherwise) known to either which would be included in a corporate balance sheet or the notes thereto prepared in accordance with generally accepted accounting principles that is not reflected or reserved against in the Financial Statements or was not incurred in the ordinary course of their business.

  4.12. Taxes. The Company, Banks and the Non-Bank Subsidiaries have timely filed all Tax Returns (as defined below) required to be filed by them, and the Company and Bank have timely paid and discharged all Taxes (as defined below) due in connection with or with respect to the filing of such Tax Returns and have timely paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings and with respect to which the Company is maintaining reserves adequate for their payment. To the best knowledge of the Company, the liability for Taxes set forth on each such Tax Return adequately reflects the Taxes required to be reflected on such Tax Return. For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, charges, fees, levies, and other governmental assessments and impositions of any kind, payable to any federal, state, local or foreign governmental entity or taxing authority or agency, including, without limitation, (a) income, franchise, profits, gross receipts, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, (b) custom duties, imposts, charges, levies or other similar assessments of any kind, and
(c) interest, penalties and additions to tax imposed with respect thereto, and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the United States Internal Revenue Service (the "IRS") or any other governmental entity or taxing authority or agency, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns. Neither the IRS nor any other governmental entity or taxing authority or agency is now asserting, either through audits, administrative proceedings, court proceedings or otherwise, or, to the best of Company's knowledge, threatening to assert against Company or Bank any deficiency or claim for additional Taxes. Neither the Company nor Bank nor the Non-Bank Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. Except as disclosed on Schedule 4.12, there are no tax liens on any assets (excluding OREO properties) of the Company or Bank. Neither the Company nor Bank nor the Non-Bank Subsidiaries has received a ruling or entered into an agreement with the IRS or any other governmental entity or taxing authority or agency that would have a Material Adverse Effect (as defined below) on the Company, Bank, or the Non-Bank Subsidiaries taken as a whole, after the Effective Time. For purposes of this Agreement, "Material Adverse Effect" with respect to the Company, Bank or the Non-Bank Subsidiaries means an effect that: (1) is materially adverse to the business, financial condition, results of operations or prospects of the Company, Bank or the Non-Bank Subsidiaries taken as a whole; (2) significantly and adversely affects the ability of the Company or Bank to consummate the transactions contemplated by this Agreement by the Closing Date or to perform their material obligations under this Agreement; or (3) enables any persons to prevent the consummation by the Closing Date of the transactions contemplated by this Agreement. The accruals and reserves for taxes reflected in the Company's balance sheets included in the Financial Statements are adequate to cover all Taxes accruable by the Company on a consolidated basis through the date thereof (including Taxes being contested) in accordance with generally accepted accounting principles. Except as may be set forth in Schedule 4.12 attached hereto, no agreements relating to allocating or sharing of Taxes exist between the Company, Banks or the Non-Bank Subsidiaries.

  4.13. Contracts. Except as set forth on Schedule 4.13 or any other Schedule attached hereto, neither Company nor Banks nor the Non-Bank Subsidiaries is party to or bound by any:

    (a) employment contract;

    (b) bonus, deferred compensation, savings, profit sharing, severance pay, pension or retirement plan or arrangement;

    (c) material lease or license with respect to any property, real or personal, whether as a landlord or tenant, licensor or licensee, involving a liability or obligation as obligor in excess of $5,000 on an annual basis;

    (d) agreement, contract or indenture relating to the borrowing of money by Company or any subsidiary, excluding deposit obligations, obligations under certificates of deposit, letters of credit, items in the process of collection, commitments to loan or discount, endorsements made for collection and guarantees made in the ordinary course of business;

    (e) agreement with any present or former officer, director or shareholder; or

    (f) other contract, agreement or other commitment which is material to the business, operations, property, prospects or assets or to the condition, financial or otherwise, of the Company, the Banks or the Non-Bank Subsidiaries which involves a payment by the Company, the Banks or the Non-Bank Subsidiaries of more than $5,000 in one year.

  4.14 Regulatory Reports; Examinations. Company, Banks and the Non-Bank Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, with any governmental or regulatory authority, agency, court, commission or other entity ("Governmental Entity") and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of Company, no Governmental Entity has initiated any proceeding or, to the best knowledge of Company, investigation into the business or operations of Company, Banks or the Non-Bank Subsidiaries. To the best knowledge of Company there is no unresolved material violation, criticism, or exception by any Governmental Entity with respect to any report or written statement relating to any examinations of Company, Banks and the Non-Bank Subsidiaries. Company has made available to Commerce all reports of examination conducted by any Governmental Entity with respect to Company and/or Banks and/or the Non-Bank Subsidiaries during the preceding ten (10) years.

  4.15. Conduct. From December 31, 1997 until the date hereof and except as set forth in Schedule 4.15 attached hereto or any other Schedule attached hereto:

    (a) There has been no material adverse change in the financial condition of, or in the properties, assets, liabilities, rights or business, taken as a whole, of Company, Banks or the Non-Bank Subsidiaries or in the relationship of Company, Banks or the Non-Bank Subsidiaries with respect to their employees, creditors, suppliers, distributors, customers or others with whom they have business relationships.

    (b) The business affairs of Company, Banks and the Non-Bank Subsidiaries have been conducted and carried on only in their ordinary and regular course of business, and Company, Banks and the Non-Bank Subsidiaries have not, except as otherwise disclosed to Commerce, incurred or become subject to any liabilities or obligations other than those incurred in their ordinary course of business, those incurred pursuant to existing contracts disclosed pursuant to Section 4.13 and those incurred pursuant to commitments permitted hereby.

    (c) There have been no dividends or other distributions declared, set aside or paid in respect of Company Common Stock, nor has any action with respect to Company Common Stock proscribed under Section 5.2(e) of this Agreement occurred or been taken.

    (d) Company, Banks and the Non-Bank Subsidiaries have not entered into any employment contract with any director, officer or salaried employee, paid any or made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any of their officers, employees or directors, increased the rate of compensation, if any, or instituted or made any material increase in any officer's, employee's or director's welfare, retirement or similar plan or arrangement, other than annual and merit increases made in accordance with past practices and procedures.

  4.16. Compliance with ERISA. Except for the plans listed on Schedule 4.16 (collectively, the "Plans") neither Company, Banks nor the Non-Bank Subsidiaries has established, maintained or contributed at anytime during the five-year period ending on the date hereof to any employee benefit plan (as defined in Sections 3(3) or 3(37) of the Employment Retirement Income Security Act of 1974 ("ERISA")) or any other plan with respect to which any governmental filings are required. A true and accurate copy of each of the Plans, any related trust agreements and each of the amendments thereto has been provided to Commerce together with (i) all determination letters received in respect of any qualified plans, and (ii) all required reports and supporting schedules filed with any government agency in respect of the Plans for the three most recent years ending on the date hereof. To Company's knowledge as sponsor of the Plans, the Plans and each fiduciary (as defined in Section 3(21) of ERISA) of the Plans are in compliance in all material respects with all applicable requirements (including nondiscrimination requirements in effect as of the date hereof) of the Internal Revenue Code of 1986 ("Code"), including, but not limited to, Sections 79, 105, 106, 125, 401, 501, and 4975 of the Code. For purposes of this Section 4.16, noncompliance with the Code or ERISA is material if such noncompliance could have a Material Adverse Effect on the condition of one or more of the Plans or of Company or Banks, either as of the Effective Time or upon discovery of the noncompliance. To Company's knowledge as sponsor of the Plans, all required contributions to the Plans through the date hereof have been made. To Company's knowledge as sponsor of the Plans, Company and Banks (each with respect to the Plans), as well as the Plans, have no material current or threatened liability of any kind to any person, including but not limited to any government agency, as of the date hereof, other than for the payment of benefits in the ordinary course.

  4.17. Information Supplied. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, other than information supplied by Commerce or Sub.

  4.18. Defaults. As of the date hereof, neither Company, Banks nor the Non-Bank Subsidiaries is in material breach or material default known to either under any agreement or commitment to which Company, Bank or the Non-Bank Subsidiaries is a party, or under any loan agreement, note, security agreement, guarantee or other document pursuant to or in connection with Company's or either Bank's or any of the Non-Bank Subsidiaries' extension of credit; and to their knowledge there has not occurred any event which, after the giving of notice, the lapse of time or otherwise, would constitute any such default under, or result in any such breach of, any such agreement, commitment or extension of credit.

  4.19. Insurance. Complete and correct copies of all material policies of fire, product or other liability, workers' compensation and other similar forms of insurance owned or held by Company, Banks and the Non-Banking Subsidiaries have been delivered to Commerce. Subject to expirations and renewals of insurance policies in the ordinary course of business, all such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid (other than retrospective premiums which may be payable with respect to workers' compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy. Such policies are valid and enforceable policies, and will not be terminated by Company, Banks or the Non-Bank Subsidiaries prior to the Effective Time. To the best knowledge of Company, the insurance policies to which Company, Banks or the Non-Bank Subsidiaries are parties are sufficient for compliance with all material requirements of law and all material agreements to which Company, Banks or the Non-Bank Subsidiaries are parties and will be maintained by Company, Banks and the Non-Bank Subsidiaries until the Effective Time. Neither Company, Banks nor the Non-Bank Subsidiaries has been refused any insurance with respect to any material assets or operations, nor has coverage been limited in any respect material to their operations by any insurance carrier to which they have applied for any such insurance or with which they have carried insurance during the last five (5) years.

  4.20. Absence of Adverse Agreements. Neither Company, Banks nor the Non-Bank Subsidiaries is a party to any agreement or instrument or any judgment, order or decree or any rule or regulation of any court or other governmental agency or authority which materially and adversely affects or is reasonably likely to result in a Material Adverse Effect on the financial condition, results of operations, assets, business or prospects of the Company, Bank or the Non-Bank Subsidiaries, taken as a whole.

  4.21. Internal Controls and Records. Company, Banks and the Non-Bank Subsidiaries maintain books of account which accurately and validly reflect, in all material respects, all loans, mortgages, collateral and other business transactions and maintain accounting controls sufficient to ensure that all such transactions are (a) in all material respects, executed in accordance with its management's general or specific authorization, and (b) recorded in conformity with generally accepted accounting principles. Company has furnished to Commerce all of Company's, each Bank's and each Non-Bank Subsidiaries' written internal policies and procedures which are identified on
Schedule 4.21.

  4.22. Loans. Except as disclosed on Schedule 4.22 attached hereto, (a) the Banks are not a party to any written or oral loan agreement, note or borrowing arrangement which has been classified as "substandard," "doubtful," "loss," "other loans especially mentioned" or any comparable classifications by the Company or Bank or banking regulators; (b) neither the Company or Banks is a party to any written or oral loan agreement, note, or borrowing arrangement, including any loan guaranty, with any director or executive officer of the Company, Bank, or the Non-Bank Subsidiaries or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; (c) to the Company's knowledge neither the Company, Banks nor the Non-Bank Subsidiaries is a party to any written or oral loan agreement, note or borrowing arrangement in violation of any law, regulation or rule of any governmental authority and which violation is reasonably likely to result in a Material Adverse Effect on the Company or Banks or the Non-Bank Subsidiaries taken as a whole.

  4.23. Environmental Laws.

    (a) Compliance with Environmental and Safety Laws. To the best knowledge of Company (i) the operations and Properties (as hereinafter defined) of Company, Banks and the Non-Bank Subsidiaries comply with all applicable past and present federal, state and local environmental statutes and regulations; (ii) none of the operations of Company, Banks or the Non-Bank Subsidiaries is subject to any judicial or administrative proceedings alleging the violation of any federal, state or local environmental health or safety statute or regulation nor is it the subject of any claim alleging damages to health or property pursuant to which Company, Banks or the Non-Bank Subsidiaries may be liable; (iii) none of the operations or Properties of Company, Banks or the Non-Bank Subsidiaries is the subject of any federal, state or local investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any hazardous or toxic waste, substance or constituent, or any other substance from whatever source (past or present; onsite or offsite) into the environment, nor has Company, Banks or the Non-Bank Subsidiaries been directed to conduct such investigation, formally or informally, by any governmental agency, nor has it agreed with any governmental agency or private person to conduct any such investigation; (iv) neither Company, Bank or the Non-Bank Subsidiaries has filed any notice under any federal, state or local law indicating past or present treatment, storage or disposal of a hazardous waste or reporting a spill or release of a hazardous or toxic waste, substance, or constituent, or any other substance into the environment; (v) the operations and Properties of Company, Banks or the Non-Bank Subsidiaries have obtained and currently maintain and comply with, all environmental permits and compliance plans required to own and operate Properties; (vi) Company, Banks or the Non-Bank Subsidiaries perform all environmental and safety training required to own and operate the Properties and maintain proper records of such; (vii) Company, Banks or the Non-Bank Subsidiaries properly handle and dispose of all regulated and Hazardous Materials (as herein defined) either onsite or offsite; (viii) neither Company, Banks nor the Non-Bank Subsidiaries has ever been notified by either a federal, state or local governmental authority, or a private party that Company, Banks or the Non-Bank Subsidiaries is a potentially responsible party ("PRP") for remedial costs spent addressing the release, or threat of a release, of a hazardous substance into the environment pursuant to the Comprehensive Environmental Response, Compensation or Liability Act, 42 U.S.C. (S)(S)9601, et seq. or any corresponding state law; (ix) neither Company nor Banks has received a CERCLA (S)104(e) information request from the U.S. Environmental Protection Agency ("USEPA") or a corresponding information request from any state or local environmental regulator; and (x) the Company's, Banks' or the Non-Bank Subsidiaries' operations, and Properties, procedures and designs conform to the statutory or regulatory requirements of any environmental or safety law.

    (b) Hazardous Materials. As used herein, "Hazardous Materials" shall mean any flammables, explosives, radioactive materials, hazardous wastes, solid wastes, friable asbestos, or any material containing asbestos, toxic substances or related materials, including, without limitation, substances now defined as hazardous substances, hazardous materials pollutants, contaminants, or toxic substances in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transport Act, the Resource Conservation and Recovery Act, any so-called "Superfund" or "Superlien" law, the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Toxic Substance Control Act, or any other applicable federal, state or local law, code, rule, regulation or ordinance presently in effect. "Hazardous Materials" shall also include polychlorinated biphenols
  (PCBs), petroleum and petroleum products (including crude and fraction thereof), mercury, and lead-based paint.

    (c) Environmental Audit. Commerce may obtain at its option and expense on or prior to 90 days following the date hereof an environmental audit ("Environmental Audit") of all the properties and assets of Company, Banks and the Non-Bank Subsidiaries classified as other real estate owned or real property owned or leased by Company, Bank, or the Non-Bank Subsidiaries but excluding all loans not in default and all collateral for such loans (the "Properties"). A copy of any report or audit generated shall be provided to Company at the time such report or audit is received by Commerce. The consultant who will perform the Environmental Audit shall be selected by Commere and shall be reasonably satisfactory to Company. The Environmental Audit shall conform to the standards for Phase I environmental assessments issued by the American Society for Testing and Materials ("ASTM"). Should an environmental condition be discovered in the Phase I process that Commerce decides, in its discretion, to investigate, then Commerce shall perform, or have performed an ASTM Phase II environmental assessment to determine whether Hazardous Materials exist (i) on or under any of the Properties; (ii) on or under any other property or in any natural resources which originated on, under or from the Properties either prior to or during Company's or either Bank's ownership thereof. The Environmental Audit must be performed to the reasonable satisfaction of Commerce.

    In the event the Environmental Audit discloses the existence of any liability ("Environmental Liability") (either absolute or potential) for damages, penalties, fines, charges, interest, judgments, remedial action, public or private, arising directly or indirectly in whole or in part out of (w) noncompliance with any environmental law, (x) the presence of Hazardous Materials on, under or from the Properties, or (y) any activity carried on or undertaken on or off the Properties either prior to or after the date hereof whether by Company, Banks the Non-Bank Subsidiaries or any predecessor in title to any of the Properties or any employees, agents, affiliates, contractors or subcontractors of Company, Bank, the Non-Bank Subsidiaries or of any such predecessors in title, or any third person in connection with the use, handling, treatment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Materials at any time located or present on, under or from the Properties, which liability exists against Company or either Bank or affects in any way the Properties or Company's or Bank's or the Non-Bank Subsidiaries' rights or business or the right to carry on or conduct their respective businesses, Commerce shall notify Company of such Environmental Liability. If Company does not choose to remediate the condition leading to such Environmental Liability and to otherwise fully protect Commerce from such Environmental Liability on terms and conditions and at a cost acceptable to Commerce within thirty (30) days after receipt by Company of a copy of any report or audit as provided, Commerce shall have the right to terminate this Agreement under Article IX hereof, thereby relieving Company, Commerce and Sub of all their obligations hereunder, including the obligation to cause or engage in the Merger.

  4.24. Broker's Fees. Neither the Company, Banks nor the Non-Bank Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement except for a fee payable to Alex Sheshunoff & Company.

  4.25. Labor Matters. (a) To the best knowledge of Company, Company, Banks and the Non-Bank Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice; (b) there is no unfair labor practice complaint against Company, Banks or the Non-Bank Subsidiaries pending before the National Labor Relations Board; (c) there is no labor strike, dispute, slowdown, representation campaign or work stoppage actually pending or threatened against or affecting Company, Banks or the Non-Bank Subsidiaries; (d) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim therefor has been asserted against Company, Banks or the Non-Bank Subsidiaries; and (e) neither Company, Banks nor the Non-Bank Subsidiaries is experiencing any material work stoppage.

  4.26. Full Disclosure. No statement contained in any document, certificate, or other writing furnished or to be furnished by or at the direction of Company to Commerce in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

  4.27. Year 2000 Compliance. To the best knowledge of Company, all computer hardware, computer software applications and bank services or products on and after December 31, 1999 (the "Millennia Dates") will calculate, process, record and store any and all information dependent on or relating to dates in the same manner, with the same functionality, data integrity and performance as before any Millennial Date. To the best knowledge of Company, there will be no loss of functionality and all computer hardware, computer software and bank services and products shall continue to perform (including, without limitation, the performance of calculations, sequencing and processing of data) substantially in accordance with applicable specifications before, on and after the Millennial Dates without error or omission.

                                   ARTICLE V

                             COVENANTS OF COMPANY

  5.1. Affirmative Covenants of the Company. Unless the prior written consent of Commerce shall have been obtained, and which consent will be given or denied within 10 business days of receipt of written request for such consent, and except as otherwise expressly contemplated herein, Company shall, and shall cause Banks and the Non-Bank Subsidiaries to, (a) operate their respective businesses only in the usual, regular, and ordinary course, (b) continue a program for achieving "Year 2000" compliance in accordance with regulatory compliance requirements, (c) preserve intact its business organization and assets and maintain its rights and franchises; and (d) take no action which would (1) materially adversely affect the ability of any party to obtain any consents required for the transactions contemplated hereby (2) prevent the Merger from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Code, or (3) materially adversely affect the ability of any party to perform its covenants and agreements under this Agreement.

  5.2. Negative Covenants of the Company. Except as specifically permitted by this Agreement, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Company covenants and agrees that it will not do or agree to commit to do, or permit Banks or the Non-Bank Subsidiaries to do or agree to commit to do, any of the following without the prior written consent of Commerce, which consent shall not be unreasonably withheld and which consent will be given or denied within 10 business days of receipt of written request for such consent:

    (a) make any single loan (or series of loans to the same or related entities or persons) or any commitment to loan (or series of commitments to the same or related entities or persons) which would be graded "OAEM" under Bank's rating system or in an amount greater than $250,000 other than renewals of existing loans or commitments to loan;

    (b) purchase or invest in any securities other than U.S. government obligations or other securities backed by the full faith and credit of the United States having a maturity of not more than three years from the date of purchase;

    (c) Except in a manner consistent with past practices amend or adopt any employee benefit plan, or grant any increase in the rates of pay of their employees or any increase in the compensation payable or to become payable, if any, to any director, officer, employee or agent thereof, or contribute to any pension plan or otherwise increase in any amount the benefits or compensation of any such directors, officers or employees of Company, Banks or the Non-Bank Subsidiaries under any pension plan or other contract or commitment. The foregoing shall not, however, prevent the acceleration to a time preceding the Closing Date of incentive payments normally made at year end.

    (d) make any capital expenditure or enter into any material contract or commitment (except loan commitments as permitted in Subparagraph (a) of this Section 5.1.) involving an obligation or commitment in excess of $5,000 or engage in any transaction not in their usual and ordinary course of business and consistent with past practices.

    (e) declare or pay any dividend or make any other distribution in respect of any capital stock of Company except for cash dividends consistent with past practices;

    (f) split, combine or reclassify any shares of its capital stock or, directly or indirectly, redeem, purchase or otherwise acquire any share of the capital stock of Company or Banks;

    (g) amend the Articles of Incorporation or By-Laws of Company, Banks or the Non-Bank Subsidiaries or make any change in the number of authorized, issued or outstanding shares of capital stock of Company, Banks or the Non-Bank Subsidiaries, other than in connection with outstanding stock options;

    (h) acquire or purchase any assets of or make any investment in any financial institution other than the purchase of loans or participations therein in the ordinary course of business, but subject to Section 5.1(a);

    (i) enter into any new line of business;

    (j) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to Company, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with prudent banking practices;

    (k) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement except, in every case, as may be required by applicable law;

    (l) change its methods of accounting in effect at the date hereof, except as required by changes in generally accepted accounting principals ("GAAP") or regulatory accounting principles as concurred to by Company's independent auditors;

    (m) other than activities in the ordinary course of business consistent with prior practice, sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

    (n) file any application to relocate or terminate the operations of any banking office;

    (o) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with prudent banking practices;

    (p) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which the Company or either Bank is a party or by which the Company or either Bank or their respective properties is bound;

    (q) make any loan or other extension of credit, or commit to make any such loan or extension of credit, to any director or officer of Company, Banks or the Non-Bank Subsidiaries, other than renewals of existing loans or commitments to loan, without giving Commerce five days' notice in advance of Company's, either Bank's or the Non-Bank Subsidiaries' approval of such loan or extension of credit or commitment relating thereto; or

    (r) make any adjustments to either Bank's loan loss reserve account except for increases to such account and appropriate charge-offs and recoveries following its normal historical practices; or

    (s) agree to do any of the foregoing.

  5.3. Inspection. Between the date hereof and the Closing Date and upon reasonable notice, Commerce and its authorized representatives shall be permitted full access during regular business hours to all properties, books, records, contracts and documents of Company, Banks and the Non-Bank Subsidiaries. Company shall furnish to Commerce and its authorized representative all information with respect to the affairs of Company, Banks and the Non-Bank Subsidiaries as Commerce may reasonably request. In addition, Commerce shall be permitted to conduct a verification of trust assets.

  5.4. Financial Statements and Call Reports. From and after the date hereof, Company shall deliver to Commerce monthly reports of condition and income statements of Company and Bank and shall deliver to Commerce copies of the call reports for Banks as filed with any regulatory agency promptly after such filing.

  5.5. Right to Attend Meetings. Company, Banks and the Non-Bank Subsidiaries shall allow a representative of Commerce to attend as an observer all meetings of the Board of Directors of Company and all meetings of the committees of each such board, including, without limitation, the audit and executive committees thereof and any other meetings of Company, Banks and the Non-Bank Subsidiaries officials at which policy is being made. Company, Banks and the Non-Bank Subsidiaries shall give reasonable notice to Commerce of any such meeting and, if known, the agenda for or business to be discussed at such meeting. Company, Banks and the Non-Bank Subsidiaries shall provide to Commerce all information provided to the directors on all such boards and committees in connection with all such meetings or otherwise provided to the directors and shall provide any other financial reports or other analyses prepared for senior management of Company, Banks or the Non-Bank Subsidiaries.

  5.6. Data Processing. Company shall cooperate with Commerce in taking those planning actions necessary to be in a position to convert its data processing procedures and formats to procedures and formats used by Commerce as of the Effective Time. Commerce shall provide such assistance and consultation as Company may reasonably require in such planning process.

  5.7. No Solicitation. Neither Company, Banks nor the Non-Bank Subsidiaries nor any affiliates or associates of Company or Banks acting for or on behalf or Company or Banks shall, directly or indirectly, make, encourage, facilitate, solicit, assist or initiate any inquiry or proposal, or participate in any negotiations with, or, subject to the provisos to this sentence, provide any information to, any corporation, partnership, agent, attorney, financial adviser, person, or other entity or group (other than (a) Commerce, Sub, an affiliate or associate of Commerce or Sub or an officer, employee or other authorized representative of Commerce, Sub or such affiliate or associate or (b) the Company's counsel, accountants and financial adviser solely for use in connection with the transactions contemplated hereby) relating to any (i) liquidation, dissolution, recapitalization, merger or consolidation of Company, Banks or the Non-Bank Subsidiaries, (ii) outside the ordinary course of business, sale of a significant amount of assets of Company, Banks or the Non-Bank Subsidiaries, (iii) purchase or sale of shares of capital stock of Company, Banks or the Non-Bank Subsidiaries or (iv) any similar transactions involving Company, Banks or the Non-Bank Subsidiaries, other than the transactions contemplated by this Agreement; provided, however, that Company may provide information at the request of a third party if the Board of Directors of the Company determines, in good faith, that the exercise of its fiduciary duties to Company's shareholders under applicable law, as advised in writing by outside counsel reasonably acceptable to Commerce and Sub, requires it to take such action, and, provided further, that Company may not, in any event, provide to such third party any information which it has not provided to Commerce and Sub, other than updated information and information not requested by Commerce. Company shall immediately cease and cause to be terminated any and all such contacts and negotiations with respect to any such transaction upon the execution of this Agreement. Company shall immediately inform Commerce and Sub of any inquiry, proposal or request for information (including the terms thereof and the person making such inquiry) which it may receive in respect of such a transaction.

  5.8. Retirement Plans. Company shall, prior to the Effective Time, adopt any and all resolutions that are necessary or appropriate to (i) cease contributions to the Company's defined contribution retirement plans ("Company Retirement Plans") as of the day before the Effective Time; (ii) terminate the Company Retirement Plans and fully vest all participant account balances in such plans as of the day before the Effective Time; and

(iii) provide for distribution of the assets of such plans following receipt of a favorable determination letter from the Internal Revenue Service with respect to the termination and the distribution of the assets of such plans. Commerce agrees to cooperate with Company in fulfilling this covenant.

  5.9. Y2K. With respect to all computer hardware, computer software applications, bank services or products, Company hereby covenants and agrees
(i) to use its best efforts to comply with all Federal Financial Institution Examination Council Year 2000 regulations and guidelines and (ii) that Company, Fidelity, and Heritage each will take action necessary to receive a rating of "Satisfactory" or better on any Year 2000 compliance examination conducted by its respective examining agencies.

                                  ARTICLE VI

                         COVENANTS OF COMMERCE AND SUB

  6.1. Regulatory Approvals. Subject to the terms and conditions of this Agreement, Commerce and Sub agree to use their reasonable best efforts to secure as expeditiously as practicable all the necessary approvals, regulatory or otherwise, needed to consummate the transactions contemplated herein. Commerce and Sub shall provide to Company's counsel a copy of all applications for such approvals and shall keep such counsel or the Company advised of the status of the regulatory review process.

  6.2. Information. Commerce and Sub shall provide such information and answer such inquiries as Company may reasonably request or make concerning the subject matter of the representations and warranties of Commerce and Sub herein.

  6.3. Tax-Free Reorganization Treatment. Neither Commerce nor Sub shall intentionally take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a tax-free "reorganization" within the meaning of Section 368(a) of the Code.

  6.4. Employee Benefits. Employees of Company and Banks shall be eligible to participate in all Commerce employee welfare benefit plans in accordance with their terms, and for such purpose all service of such employees with Company and Bank shall be counted as service with Commerce. Continuous coverage under Company or Bank health plan through the Effective Time shall count as coverage under the Commerce health plan.

                                  ARTICLE VII

                CONDITIONS PRECEDENT TO COMMERCE'S OBLIGATIONS

  The obligations of Commerce and Sub to consummate the transactions hereunder shall be subject to the satisfaction on or before the Closing Date of all of the following conditions, except such conditions as Commerce or Sub may waive in writing:

  7.1. Representations, Warranties and Covenants. All representations and warranties of Company contained in this Agreement shall be true in all material respects on and as of the Closing Date, except for changes permitted by or contemplated by this Agreement and except to the extent that any such representation or warranty is made solely as of a specified date. Company shall have performed all agreements and covenants in all material respects required by this Agreement to be performed on or prior to the Closing Date.

  7.2. Material Actions, Debts or Defaults. On the Closing Date, there shall not be: (i) except as set forth on Schedule 4.9 or as otherwise disclosed to Commerce prior to the date hereof, any actions, suits, claims, demands or other proceedings or investigations, either judicial or administrative, pending or, to the knowledge of Company, Banks or the Non-Bank Subsidiaries, threatened against or affecting the properties, assets, rights or business of Company, Banks or the Non-Bank Subsidiaries or the right to carry on or conduct their respective businesses; (ii) any debt, liability or obligation of Company, Banks or the Non-Bank Subsidiaries known to each (whether accrued, contingent, absolute or otherwise) required to be reflected in a corporate balance sheet or the notes thereto that is not reflected or reserved against in their respective financial statements or was not incurred in ordinary course of their respective businesses; or (iii) any material breach or material default of Company, Banks or the Non-Bank Subsidiaries known to each under any agreement or commitment to which any is a party, or under any loan agreement, note, security agreement, guarantee or other document pursuant to or in connection with Company's, Bank's or the Non-Bank Subsidiaries' extension of credit; any of the foregoing of which would have a Material Adverse Effect upon the financial condition of, or upon the properties, assets, liabilities, rights or business, taken as a whole, of Company, Banks or the Non-Bank Subsidiaries.

  7.3. Adverse Changes. From the date hereof to the Closing Date, there will have been no material adverse change in the financial condition of, or in the properties, assets, liabilities, rights or business, taken as a whole, of Company, Banks or the Non-Bank Subsidiaries, and taking into account for this purpose the proceeds of any applicable insurance.

  7.4. Regulatory Authority Approval. Orders, consents and approvals in form and substance reasonably satisfactory to Commerce shall have been entered by or obtained from the appropriate regulatory authorities authorizing consummation of the transactions contemplated hereby pursuant to the provisions of the Bank Holding Company Act and any other applicable federal or state banking regulatory statute or rule and no such order, consent or approval shall be conditioned or restricted in any manner which in the reasonable judgment of Commerce and Company would materially adversely affect the operations of or be unduly burdensome to Commerce. In addition, all required regulatory approvals to permit the Bank Merger shall have been received and any applicable waiting periods shall have expired.

  7.5. Litigation. At the Closing Date, there shall not be pending or threatened litigation in any court or any proceeding by any governmental commission, board or agency which Commerce reasonably believes could reasonably result in restraining, enjoining or prohibiting the consummation of this Agreement.

  7.6. Financial Measures. On the Closing Date, Company's stockholders' equity shall not be less than $18,000,000, and the Company's loan loss reserve shall not be less than $2,900,000 and Heritage's stockholders' equity shall not be less than $3,800,000 and its loan loss reserve shall not be less than $400,000, all as determined on the basis of the financial statements of Company and Banks as prepared in accordance with generally accepted accounting principles consistently applied and applicable bank regulatory instructions.

  7.7. Approval by Shareholders. The shareholders of Company shall have duly approved and adopted this Agreement, and the shareholders of Heritage shall have approved the Bank Plan of Merger, and the other transactions contemplated hereby to the extent required by applicable requirements of law and the Articles of Incorporation and By-Laws of Company and Heritage.

  7.8. Tax Representations. Each shareholder of Company owning more than 10% of the outstanding Company Common Stock shall have made those representations reasonably requested by counsel and necessary to enable them to render the opinion described in Section 7.11 hereof.

  7.9. Sales of Shares. Each person who is an "affiliate" (as defined in Rules 145 and 405 adopted under the Securities Act) of the Company at the time this Agreement is submitted to approval of the stockholders of the Company shall deliver to Commerce a letter substantially in the form of Exhibit 7.9 whereby such affiliate represents to and agrees with Commerce that he shall not sell, pledge, transfer or otherwise dispose of any shares of stock of Commerce held by such person or any shares of Commerce Common Stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act and until such time as financial results covering at least 30 days of combined operations of Commerce and the Company shall have been published.

  7.10. Dissenting Shareholders. Company Dissenting Shares shall not constitute more than 10% of the outstanding shares of Company Common Stock on the Closing Date. Notwithstanding anything in this Agreement to the contrary, Commerce shall not be entitled to waive the condition contained in this
Section 7.10 unless it commits to provide the surviving corporation with funds necessary to pay the aggregate appraisal amount for such Company Dissenting Shares.

  7.11. Federal Tax Opinion. Commerce shall have received an opinion of Blackwell Sanders Peper Martin LLP., counsel to Commerce ("Commerce's Counsel"), in form and substance reasonably satisfactory to Commerce, dated the Closing Date, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

  7.12. Opinion of Counsel. Commerce shall have received an opinion of Stinson, Mag & Fizzell P.C. dated the Closing Date in form and substance reasonably satisfactory to Commerce covering the matters set out in Exhibit
7.12 hereto.

  7.13. Market Price of Commerce Common Stock. The Commerce Stock Price shall not be greater than $55.09. For purposes of this Agreement, the "Commerce Stock Price" shall be the average of ten (10) closing sale prices of Commerce Common Stock as reported by the National Association of Securities Dealers Automated Quotation National Market System ("NMS") on each of the ten (10) consecutive trading days preceding the third trading day prior to the Closing Date.

  7.14. Cancellation of Unexercised Option. Company will have taken all necessary corporate action to cause the cancellation, effective as of the Closing Date, of all outstanding options under Company's 1985 Nonstatutory Stock Option Plan which remain unexercised at the Closing Date.

  7.15. Cancellation of Incentive and Bonus Plans. Company shall have canceled, or otherwise made provisions for in a manner satisfactory to Commerce, the Ron Megli 1998 Incentive Plan, the Heritage Bank 1998 Incentive Plan, the 1998 Heritage Bank Executive Committee Incentive Plan, the Fidelity State Bank 1998 Bonus Plan and the Fidelity State 1998 Bonus Plan, Executive Committee.

                                 ARTICLE VIII

                 CONDITIONS PRECEDENT TO OBLIGATION OF COMPANY

  The obligations of Company to consummate the transactions contemplated hereunder shall be subject to satisfaction on or before the Closing Date of all of the following conditions, except such conditions as Company may waive in writing:

  8.1. Representations, Warranties and Covenants. All representations and warranties of Commerce contained in this Agreement shall be true in all material respects on and as of the Closing Date, except to the extent that any such representation or warranty is made solely as of a specified date, and Commerce shall have performed all agreements and covenants in all material respects required by this Agreement to be performed on or prior to the Closing Date.

  8.2. Regulatory Authority Approval. Orders, consents and approvals in form and substance reasonably satisfactory to Company shall have been entered by or obtained from the appropriate regulatory authorities authorizing consummation of the transactions contemplated by this Agreement pursuant to the provisions of the Bank Holding Company Act and any other applicable federal or state banking regulatory statute or rule.

  8.3. Litigation. There shall not be pending or threatened litigation in any court or any proceeding by any governmental commission, board or agency which Company believes could reasonably result in restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement.

  8.4. Approval by Shareholders. The shareholders of Company shall have duly approved and adopted this Agreement, and the shareholders of Heritage shall have approved the Bank Plan of Merger, and the other transactions contemplated hereby to the extent required by applicable requirements of law and the Articles of Incorporation and By-Laws of Company and Heritage.

  8.5. Federal Tax Opinion. Company shall have received, at Commerce's expense, an opinion of Commerce's Counsel, addressed to Company and its shareholders and in form and substance reasonably satisfactory to Company and, Company counsel, dated the Closing Date, to the effect that the Merger will be a tax-free reorganization under Section 368(a) of the Code and no gain or loss will be recognized by the shareholders of Company to the extent they receive Commerce Common Stock solely in exchange for shares of Company Common Stock.

  8.6. Adverse Changes. From December 31, 1997, to the Closing Date, there will have been no material adverse change in the financial condition, properties, assets, liabilities, rights, business or prospects of Commerce.

  8.7. Opinion of Counsel. Company shall have received an Opinion of Blackwell Sanders Peper Martin LLP, counsel to Commerce, dated the Closing Date, in form and substance reasonably satisfactory to Company covering the matters set out in Exhibit 8.7 hereto.

  8.8. Market Price of Commerce Common Stock. The Commerce Stock Price shall not be less than $40.72.

                                  ARTICLE IX

                           TERMINATION OF AGREEMENT

  9.1. Basis for Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date: (a) by mutual consent in writing of the parties hereto; (b) by Commerce upon written notice to Company if any regulatory approval of the transactions contemplated under the terms of this Agreement shall be denied or if any such regulatory approval shall be conditioned or restricted in any manner which in the reasonable judgment of Commerce and Company would materially adversely affect the operations of or would be unduly burdensome to Commerce; (c) by Commerce or Company if the other party has materially breached this Agreement and has not cured such breach within the earlier of (i) 30 days after the non-breaching party shall have given notice to the breaching party of the existence of such breach or (ii) the Closing Date; (d) by Commerce or Company upon written notice to the other of any other condition imposed for the benefit of such party that shall not have been satisfied or waived prior to the Closing Date; or (e) by either Commerce or Company if this Agreement shall not have been consummated by October 30, 1998, except that this date shall be December 31, 1998 if Company (or Banks) gives notice of termination no later than October 30, 1998 of the Data Center, Inc. processing contract; provided further that neither Commerce nor Company, as the terminating party, is not then in material breach of this Agreement. As used in this Section 9.1, actions contemplated as being taken by Commerce or Company must be taken by their respective Board of Directors or the Executive Committee of such Board.

  9.2. Effect of Termination. In the event of termination of this Agreement for any reason set forth in Section 9.1, other than a breach thereof, no party hereto shall have any liability to the other of any nature whatsoever, including any liability for loss, damages or expenses suffered or claimed to be suffered by reason thereof.

  9.3. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Company or Sub, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  9.4. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties hereto with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE X

                            SECURITIES LAWS MATTERS

  10.1. Registration Statement and Proxy Statement. Commerce shall as soon as practicable prepare and file a registration statement on Form S-4 to be filed with the SEC pursuant to the Securities Act for the purpose of registering the shares of Commerce Common Stock to be issued in the Merger (the "Registration Statement"). Company, Commerce and Sub shall each provide promptly to the other such information concerning their respective businesses, financial conditions, and affairs as may be required or appropriate for inclusion in the Registration Statement or the proxy statement for the special stockholders' meeting of Company to be called for the purpose of considering and voting on the Merger (the "Proxy Statement"). Company, Commerce and Sub shall each cause their counsel and auditors to cooperate with the other's counsel and auditors in the preparation and filing of the Registration Statement and the Proxy Statement. Commerce shall not include in the Registration Statement any information concerning Company to which Company shall reasonably and timely object in writing. Commerce, Sub and Company shall use their reasonable best efforts to have the Registration Statement declared effective under the Securities Act as soon as may be practicable and thereafter Company shall distribute the Proxy Statement to its stockholders in accordance with applicable laws not fewer than 20 business days prior to the date on which this Agreement is to be submitted to its stockholders for voting thereon. If necessary, in light of developments occurring subsequent to the distribution of the Proxy Statement to Company or stockholders, Company shall mail or otherwise furnish to its shareholders such amendments or supplements to the Proxy Statement materials as may, in the reasonable opinion of Commerce, Sub, or Company, be necessary so that the Proxy Statement materials, as so amended or supplemented, will contain no untrue statement of any material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or as may be necessary to comply with applicable law. Commerce and Sub shall not be required to maintain the effectiveness of the Registration Statement after delivery of the Commerce Common Stock issued pursuant hereto for the purpose of resale of Commerce Common Stock by any person. For a period of at least two years from the date of the conversion of shares described in Section 2.2 hereof, Commerce shall make available "adequate current public information" within the meaning of and as required by paragraph (c) of Rule 144 adopted pursuant to the Securities Act.

  10.2. State Securities Laws. The parties hereto shall cooperate in making any filings required under the securities laws of any state in order either to qualify or register the Commerce Common Stock so it may be offered and sold lawfully in such state in connection with the Merger and the Exchange Offer or to obtain an exemption from such qualification or registration.

  10.3. Affiliates. Certificates representing shares of Commerce Common Stock issued to "affiliates" (as defined in Rules 145 and 405 adopted under the Securities Act) of Company pursuant to this Agreement will be subject to stop transfer orders (as reasonably required in connection with Rule 145) and will bear a restrictive legend set out in Exhibit 7.9; provided, however, that following publication of financial results covering at least thirty (30) days of combined operations of Commerce and Company and upon receipt of an opinion of counsel reasonably satisfactory to Commerce that a proposed sale, pledge, transfer or other disposition of a specified number of shares of Commerce Common Stock by an affiliate will comply with or will be exempt from the Securities Act, Commerce shall, as promptly as practicable after receipt of the stock certificates representing such affiliate's Commerce Common Stock (and in any event within seven (7) business days after such receipt), direct the Transfer Agent for the Commerce Common Stock to remove the stop transfer order related thereto and reissue a stock certificate evidencing such shares to the affiliate without such restrictive legend.

  10.4. Publication of Combined Financial Results. Commerce will file with the Securities and Exchange Commission a Periodic Report on Form 8-K containing financial statements which include no less than 30 days of combined operations of Commerce and Company, ended on a normal closing date, as soon as practicable after the Effective Time unless the first 30 day period of combined operations is reflected in and ends on the normal closing date of an annual report on Form 10-K or quarterly report on Form 10-Q.

  10.5. Indemnification. Commerce agrees to indemnify and hold harmless Company and its directors, officers, employees, representatives and agents from and against any and all claims, liabilities, damages and expenses (including reasonable attorneys' fees), whether arising under federal or state securities or Blue Sky laws or otherwise, which may be asserted against any of them and which arise as a result of any alleged act or failure to act, or any alleged statement or omission, of Commerce done or made in connection with the Merger, Registration Statement, Proxy Statement, or any other statement or form filed or required to be filed with the SEC or any state securities department or delivered or required to be delivered to the holders of Company Common Stock.

                                  ARTICLE XI

                                 MISCELLANEOUS

  11.1. Brokers and Finders. Commerce and Company represent each to the other that this Agreement is the result of direct negotiations between them and that such party has not incurred any liability for any brokers, finders or similar fees in connection with this Agreement except for a fee payable to Alex Sheshunoff & Company.

  11.2. Parties in Interest. This Agreement and the rights hereunder are not assignable unless such assignment is consented to in writing by all parties hereto. Except as otherwise expressly provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, beneficiaries, personal and legal representatives, successors and permitted assigns of the parties hereto.

  11.3. Entire Agreement, Amendments, Waiver. This Agreement contains the entire understanding of Commerce, Sub and Company with respect to the Merger and supersedes all prior agreements and understandings, whether written or oral, between them with respect to the Merger contemplated herein. This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or permitted assigns. Any condition to a party's obligation hereunder may be waived by such party in writing.

  11.4. Notices. All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or transmitted by telefacsimile with a copy thereof transmitted by a nationally recognized overnight delivery service or deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, addressed to the parties at the following addresses or at such other address as shall be given in like manner by any party to the other:

    If to Company:               Mr. Taunce H. Mathiason
                                 215 N. Main
                                 Fidelity Bankshares, Inc.
                                 Garden City, Kansas 67846
                                 Telephone: 316-276-5722
                                 FAX: 316-276-5735

    with a copy to:              Howard Mick, Esq.
                                 Stinson, Mag & Fizzell P.C.
                                 1201 Walnut Street
                                 Kansas City, Missouri 64106
                                 Telephone: 816-842-8600
                                 FAX: 816-691-3495

    If to Commerce:              Mr. A. Bayard Clark
                                 Commerce Bancshares, Inc.
                                 8000 Forsyth Boulevard
                                 Clayton, Missouri 63105
                                 Telephone: (314) 746-7440
                                 FAX: (314) 746-8739

    with a copy to:              J. Daniel Stinnett, Esq.
                                 Commerce Bancshares, Inc.
                                 1000 Walnut--18th Floor
                                 Kansas City, Missouri 64106
                                 Telephone: (816) 234-2350
                                 FAX: (816) 234-2333

    and                          Dennis P. Wilbert, Esq.
                                 Blackwell Sanders Peper Martin LLP
                                 Two Pershing Square
                                 2300 Main, Suite 1100
                                 Kansas City, Missouri 64108
                                 Telephone: (816) 983-8124
                                 FAX: (816) 983-8080

  11.5. Law Governing. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Kansas.

  11.6. Further Acts. Commerce, Company and Sub agree to execute and deliver on or before the Closing Date such other documents, certificates, agreements or other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

  11.7. Confidential Treatment. In the event the transactions contemplated by this Agreement shall not be consummated for any reason whatsoever, Commerce agrees that all information relative to Company and Bank concerning their operations and, in particular, information relative to loan and deposit customers shall be treated as confidential information which will not be disclosed or utilized by Commerce or its agents, representatives or employees, and Commerce further agrees that it will cause all copies of documents or other papers received from Company or Bank to be returned thereto.

  11.8. Press Release. Immediately after execution and delivery of this Agreement, the parties hereto shall issue a mutually acceptable press release publicly disclosing the existence of this Agreement.

  11.9. Litigation Expenses. In the event that a dispute arises or legal proceeding is brought with respect to any provision of this Agreement or any party's rights or obligations hereunder, the party that prevails in such legal proceeding or receives any amount in settlement of such dispute or proceeding shall be entitled to recover its reasonable costs, expenses and attorneys' fees from the other party or parties to such dispute or proceeding.

  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                          Fidelity Bankshares, Inc.

                                                  /s/ Taunce H. Mathiason
                                          By:__________________________________
                                                    Taunce H. Mathiason
                                                         President

                                          Commerce Bancshares, Inc.

                                                    /s/ A. Bayard Clark
                                          By:__________________________________
                                            Name: A. Bayard Clark
                                            Title: Executive Vice President
                                            and
                                                  Chief Financial Officer

                                          CBI-Kansas, Inc.

                                                    /s/ A. Bayard Clark
                                          By:__________________________________
                                            Name: A. Bayard Clark
                                            Title: Vice President

                                    ANNEX B

K.S.A. (S) 17-6712. PAYMENT FOR "STOCK" OF "STOCKHOLDER" OBJECTING TO MERGER OR CONSOLIDATION; "STOCKHOLDER," "STOCK" AND "SHARE" DEFINED; NOTICE TO OBJECTING STOCKHOLDERS; DEMAND FOR PAYMENT; APPRAISAL AND DETERMINATION OF VALUE BY DISTRICT COURT, WHEN; TAXATION OF COSTS; RIGHTS OF OBJECTING STOCKHOLDERS; STATUS OF STOCK; SECTION INAPPLICABLE TO CERTAIN SHARES OF STOCK. (a) When used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation.

  (b) The corporation surviving or resulting from any merger or consolidation, within 10 days after the effective date of the merger or consolidation, shall notify each stockholder of any corporation of this state so merging or consolidating who objected thereto in writing and whose shares either were not entitled to vote or were not voted in favor of the merger or consolidation, and who filed such written objection with the corporation before the taking of the vote on the merger or consolidation, that the merger or consolidation has become effective. If any such stockholder, within 20 days after the date of mailing of the notice, shall demand in writing, from the corporation surviving or resulting from the merger or consolidation, payment of the value of the stockholder's stock, the surviving or resulting corporation shall pay to the stockholder, within 30 days after the expiration of the period of 20 days, the value of the stockholder's stock on the effective date of the merger or consolidation, exclusive of any element of value arising from the expectation or accomplishment of the merger or consolidation.

  (c) If during a period of 30 days following the period of 20 days provided for in subsection (b), the corporation and any such stockholder fail to agree upon the value of such stock, any such stockholder, or the corporation surviving or resulting from the merger or consolidation, may demand a determination of the value of the stock of all such stockholders by an appraiser or appraisers to be appointed by the district court, by filing a petition with the court within four months after the expiration of the thirty-day period.

  (d) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the corporation, which shall file with the clerk of such court, within 10 days after such service, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation. If the petition shall be filed by the corporation, the petition shall be accompanied by such duly verified list. The clerk of the court shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the corporation and to the stockholders shown upon the list at the addresses therein stated and notice shall also be given by publishing a notice at least once, at least one week before the day of the hearing, in a newspaper of general circulation in the county in which the court is located. The court may direct such additional publication of notice as it deems advisable. The forms of the notices by mail and by publication shall be approved by the court.

  (e) After the hearing on such petition the court shall determine the stockholders who have complied with the provisions of this section and become entitled to the valuation of and payment for their shares, and shall appoint an appraiser or appraisers to determine such value. Any such appraiser may examine any of the books and records of the corporation or corporations the stock of which such appraiser is charged with the duty of valuing, and such appraiser shall make a determination of the value of the shares upon such investigation as seems proper to the appraiser. The appraiser or appraisers shall also afford a reasonable opportunity to the parties interested to submit to the appraiser or appraisers pertinent evidence on the value of the shares. The appraiser or appraisers, also, shall have the powers and authority conferred upon masters by K.S.A. 60-253 and amendments thereto.

  (f) The appraiser or appraisers shall determine the value of the stock of the stockholders adjudged by the court to be entitled to payment therefor and shall file a report respecting such value in the office of the clerk of the court, and notice of the filing of such report shall be given by the clerk of the court to the parties in interest. Such report shall be subject to exceptions to be heard before the court both upon the law and facts. The court by its decree shall determine the value of the stock of the stockholders entitled to payment therefor and shall direct the payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto by the surviving or resulting corporation. Upon payment of the judgment by the surviving or resulting corporation, the clerk of the district court shall surrender to the corporation the certificates of shares of stock held by the clerk pursuant to subsection (g). The decree may be enforced as other judgments of the district court may be enforced, whether such surviving or resulting corporation be a corporation of this state or of any other state.

  (g) At the time of appointing the appraiser or appraisers, the court shall require the stockholders who hold certificated shares and who demanded payment for their shares to submit their certificates of stock to the clerk of the court, to be held by the clerk pending the appraisal proceedings. If any stockholder fails to comply with such direction, the court shall dismiss the proceedings as to such stockholder.

  (h) The cost of any such appraisal, including a reasonable fee to and the reasonable expenses of the appraiser, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to such appraisal or any of them as appears to be equitable, except that the cost of giving the notice by publication and by registered or certified mail hereinabove provided for shall be paid by the corporation. The court, on application of any party in interest, shall determine the amount of interest, if any, to be paid upon the value of the stock of the stockholders entitled thereto.

  (i) Any stockholder who has demanded payment of the stockholder's stock as herein provided shall not thereafter be entitled to vote such stock for any purpose or be entitled to the payment of dividends or other distribution on the stock, except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation, unless the appointment of an appraiser or appraisers shall not be applied for within the time herein provided, or the proceeding be dismissed as to such stockholder, or unless such stockholder with the written approval of the corporation shall deliver to the corporation a written withdrawal of the stockholder's objections to and an acceptance of the merger or consolidation, in any of which cases the right of such stockholder to payment for the stockholder's stock shall cease.

  (j) The shares of the surviving or resulting corporation into which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

  (k) This section shall not apply to the shares of any class or series of a class of stock, which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders at which the agreement of merger or consolidation is to be acted on, were either
(1) registered on a National Securities Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (2) held of record by not less than 2,000 stockholders, unless the articles of incorporation of the corporation issuing such stock shall otherwise provide; nor shall this section apply to any of the shares of stock of the constituent corporation surviving a merger, if the merger did not require for its approval the vote of the stockholders of the surviving corporation, as provided in subsection (f) of K.S.A. 17-6701 and amendments thereto. This subsection shall not be applicable to the holders of a class or series of a class of stock of a constituent corporation if under the terms of a merger or consolidation pursuant to K.S.A. 17-6701 or 17-6702, and amendments thereto, such holders are required to accept for such stock anything except (i) stock or stock and cash in lieu of fractional shares of the corporation surviving or resulting from such merger or consolidation, or (ii) stock or stock and cash in lieu of fractional shares of any other corporation, which at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders at which the agreement of merger or consolidation is to be acted on, were either registered on a national securities exchange or held of record by not less than 2,000 stockholders, or (iii) a combination of stock or stock and cash in lieu of fractional shares as set forth in (i) and (ii) of this subsection.

                                                                        ANNEX C

                                 JULY 1, 1998

Board of Directors
Fidelity Bankshares, Inc.
215 N. Main Street
Garden City, KS
Members of the Board:

  Alex Sheshunoff & Co. Investment Banking ("Sheshunoff") understands Fidelity Bankshares, Inc. ("Fidelity Bankshares") and Commerce Bancshares, Inc. ("Commerce") entered into an Agreement and Plan of Reorganization (the "Agreement"), which provides, among other things, for the acquisition of all of the capital stock of Fidelity Bankshares by means of a merger of Fidelity Bankshares with and into CBI-Kansas, Inc., a subsidiary of Commerce (the "Merger"). Pursuant to the Agreement at the Effective Time, each share of Fidelity Bankshares Common Stock, issued and outstanding prior to the Effective Time, excluding Dissenting Shares, shall, by virtue of the Merger and without any action by the holder thereof, be exchanged for 2.0767 shares of Commerce Common Stock (the "Exchange Ratio"). The Agreement is subject to termination by Commerce if the market price (as defined in the Agreement) of Commerce Stock at the date of closing is greater than $55.09 or by Fidelity Bankshares if the market price of Commerce Stock at the date of closing is less than $40.72

  You have requested Sheshunoff's opinion, as to whether the Exchange Ratio to be received by the holders of shares of Fidelity Bankshares Common Stock pursuant to the Agreement is fair from a financial point of view to such holders of Fidelity Bankshares' Common Stock.

  In connection with our opinion, Sheshunoff has: (i) reviewed a draft copy of the Agreement; (ii) reviewed certain publicly available financial statements and other information of Fidelity Bankshares and Commerce, respectively, as well as that of Gold Banc Corporation; (iii) discussed with Fidelity Bankshares' management the results of regulatory examinations of Fidelity Bankshares; (iv) reviewed certain estimates of cost savings prepared by Fidelity Bankshares' management arising from the transaction; (v) reviewed certain internal financial statements and other financial and operating data concerning Fidelity Bankshares; (vi) analyzed certain budget and financial projections of Fidelity Bankshares prepared by the management of Fidelity Bankshares; (vii) analyzed the pro forma impact of the Merger on the combined company's earnings, book value and tangible book value per share, respectively, (viii) reviewed the reported prices and trading activity for Commerce; (ix) discussed the past and current operations and financial condition, and the prospects of Fidelity Bankshares with executive management;
(x) compared Fidelity Bankshares and Commerce from a financial point of view with certain other companies which Sheshunoff deemed to be relevant; (xi) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions, and (xii) performed such other analyses and examinations as Sheshunoff has deemed appropriate.

  Sheshunoff has assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us by Fidelity Bankshares and Commerce for the purposes of this opinion. Sheshunoff has not made an independent evaluation of the assets or liabilities of Fidelity Bankshares nor Commerce, nor has Sheshunoff been furnished with any such appraisals. With respect to Fidelity Bankshares' budgets and financial forecasts, Sheshunoff has assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of management of Fidelity Bankshares, as to the future financial performance of Fidelity Bankshares, and Sheshunoff has assumed such forecasts and projections will be realized in the amounts and at the times contemplated thereby. Sheshunoff has assumed that obtaining any necessary regulatory approvals and third party consents for the Merger or otherwise will not have an adverse effect on Fidelity Bankshares, Commerce or the combined company pursuant to the Agreement. Sheshunoff is not an expert in the evaluation of loan portfolios for the purpose of assessing the adequacy of the allowance for losses with respect thereto and has assumed that such allowances for each of the companies are in the aggregate, adequate to cover such losses. In addition, Sheshunoff has not reviewed any individual credit files or made an independent evaluation, appraisal or physical inspection of the assets or individual properties of Fidelity Bankshares or Commerce, nor has Sheshunoff been furnished with any such evaluations or appraisals.

  Sheshunoff's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it, as of the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. Sheshunoff has also assumed that there are no material changes in Fidelity Bankshares' or Commerce's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements reviewed by it, and that off-balance sheet activities of Fidelity Bankshares and Commerce will not materially and adversely impact the future financial position or results of operation of Fidelity Bankshares and Commerce. Sheshunoff has also assumed the Merger will be completed as set forth in the Agreement and that no material changes will be made or restrictions imposed by regulatory or other parties on the terms of the Agreement.

  Fidelity Bankshares retained Alex Sheshunoff & Co Investment Banking to assist it in soliciting offers for the possible acquisition of Fidelity Bankshares from potential acquires. Proposals were received from four potential acquires, two of which were for cash and two for common stock of the acquires. Both cash proposals were for lower acquisition prices than either of the common stock proposals. Fidelity Bankshares' Board of Directors determined to proceed with a transaction based upon an exchange of common stock. Proposals for a common stock transaction were received from Commerce and from Gold Banc Corporation.

  The Commerce proposal was for a fixed exchange ratio, determined at the time of the execution of a definitive agreement, that provided for a fixed number of Commerce shares in exchange for Fidelity Bankshares shares. The exchange ratio in the Commerce offer was determined by dividing the purchase price of $38,000,000 plus the value of outstanding Fidelity Bankshares stock options, by the average price of Commerce stock for the twenty days prior to the date of the definitive agreement.

  On the date of the definitive agreement, the twenty day average price was $47.91. The number of Fidelity Bankshares shares outstanding, exclusive of stock options, totaled 381,992, resulting in an exchange ratio of 2.0767 Commerce shares for each share of Fidelity Bankshares. On July 1, 1998, the date of the definitive agreement, Commerce stock closed at $49.00. Based on the Commerce market price, on July 1, 1998, the price per one share of Fidelity Bankshares stock was $101.76. The price per share at closing may be higher or lower than the initial acquisition price.

  The Gold Banc Corporation proposal was for a fixed price of $45,000,000 inclusive of the value of Fidelity Bankshares options, payable in Gold Banc Corporation stock at the date of the closing of the transaction. Under the Gold Banc Corporation proposal, after adjusting for the Fidelity Bankshares options, the value per one share of Fidelity Bankshares stock at closing would be fixed at $114.22.

  Sheshunoff reviewed both the Commerce and Gold Banc Corporation proposals with Fidelity Bankshares' Board of Directors and informed Fidelity Bankshares' Board of Directors that both proposals fell within a range of values that was fair, from a financial point of view, to Fidelity Bankshares shareholders but that the Gold Banc Corporation proposal represented a higher current price and offered protection of that price in the period between the execution of a definitive agreement and the closing of a transaction. Following consideration of both proposals, Fidelity Bankshares' Board of Directors voted to pursue the Commerce proposal and negotiated the Agreement. Sheshunoff understands that Fidelity Bankshares' Board of Directors considered many factors in deciding to accept the Commerce proposal, which factors they have advised Sheshunoff include, among others, the difference in asset size, the higher earnings, dividends and book value per share that, based upon current market valuations of Commerce's stock, would be received on the Commerce Stock, the liquidity of Commerce stock, Commerce's financial and operating ratios and Commerce's reputation in the communities it serves. Sheshunoff expresses no opinion of the relative weight Fidelity Bankshares' Board of Directors may have accorded to these factors in reaching its decision to enter into negotiations with Commerce rather than Gold Banc Corporation.

  Sheshunoff's opinion is limited to the fairness, from a financial point of view, to the holders of Fidelity Bankshares' Common Stock of the Exchange Ratio and does not address Fidelity Bankshares' underlying business decision to undertake the Merger. Moreover, this letter, and the opinion expressed herein, does not constitute a recommendation to any stockholder as to any approval of the Merger or the Agreement. It is understood that this letter is for the information of the Board of Directors of Fidelity Bankshares and may not be used for any other purpose without Sheshunoff's prior written consent, except that this opinion may be included in its entirety in any filing made by Fidelity Bankshares or Commerce with the Securities and Exchange Commission with respect to the Merger.

  Based upon and subject to the foregoing, Sheshunoff is of the opinion that, as of the date hereof, the Exchange Ratio to be received by Fidelity Bankshares' Common stockholders is fair from a financial point of view to the holders of such shares.

Very truly yours,

                                                 /s/ Alex Sheshunoff & Co.
                                                    Investment Banking
                                          By___________________________________
                                             Alex Sheshunoff & Co. Investment
                                                          Banking

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 351.355 of the Missouri Revised Statutes (1986) allows indemnification of corporate directors and officers by a corporation under certain circumstances as therein specified against liabilities, expenses, counsel fees and costs reasonably incurred in connection with or arising out of any action, suit, proceeding or claim in which such person is made a party by reason of such person being or having been such director or officer.

  Section 351.355 also permits such persons to seek indemnification under any applicable bylaw, agreement, vote of shareholders or disinterested directors or otherwise. Section 351.355 also permits corporations to maintain insurance for officers and directors against liabilities incurred while acting in such capacities whether or not the corporation would be empowered to indemnify such persons under this section.

  There is also in effect a bylaw provision entitling officers and directors to be indemnified by Commerce from and against any and all of the expenses, liabilities or other matters covered by said provision. Commerce has executed a security agreement pursuant to which securities with a market value of approximately $10,000,000 have been pledged to an agent to collateralize the obligations of Commerce under this bylaw provision.

ITEM 21. EXHIBITS

  The following exhibits are filed herewith or incorporated herein by reference. Documents designated by an asterisk (*) are incorporated by reference pursuant to Rule 411 of the Securities Act of 1933, as amended.

 EXHIBIT
 NUMBER
 -------
  2      Agreement and Plan of Reorganization dated the 1st day of July, 1998, among the Registrant, CBI-Kansas, Inc. and Fidelity Bankshares, Inc.
         (included as Annex A to the Prospectus).
  4(a)*  Restated Articles of Incorporation, as currently amended, were filed in the quarterly report on Form 10-Q for the quarter ended June 30,
         1996, and the same are hereby incorporated by reference.
  4(b)*  Restated By-Laws, as currently amended, were filed in the quarterly report on Form 10-Q for the quarter ended June 30, 1996, and the same are hereby incorporated by reference.
  4(c)*  Shareholder Rights Plan contained in an Amended and Restated Rights
         Agreement was filed on Form 8-A12G/A dated June 7, 1996, and the same is hereby incorporated by reference.
  4(d)*  Form of Rights Certificate and Election to Exercise was filed on Form
         8-A12G/A dated June 7, 1996, and the same is hereby incorporated by reference.
  4(e)*  Form of Certificate of Designation of Preferred Stock was filed on
         Form 8-A12G/A dated June 7, 1996, and the same is hereby incorporated by reference.
  5      Opinion of Blackwell Sanders Peper Martin LLP.
  8      Opinion of Blackwell Sanders Peper Martin LLP.
 10(a)*  Commerce Bancshares, Inc. Executive Incentive Compensation Plan--
         Amendment and Restatement of December 3, 1993, was filed in quarterly report on Form 10-Q dated August 5, 1994, and the same is hereby incorporated by reference.
 10(b)*  Copy of Commerce Bancshares, Inc. Incentive Stock Option Plan as
         adopted on April 16, 1996, was filed in annual report on Form 10-K dated March 30, 1997, and the same is hereby incorporated by reference.

 EXHIBIT
 NUMBER
 -------
 10(c)*  Copy of Commerce Bancshares, Inc. 1987 Non-Qualified Stock Option
         Plan, and now captioned the Commerce Bancshares, Inc. 1996 Non-
         Qualified Stock Option Plan, as amended and restated in its entirety on April 19, 1996, was filed in quarterly report on Form 10-Q dated
         August 9, 1995, and the same is hereby incorporated by reference.
 10(d)*  Commerce Bancshares, Inc. Stock Purchase Plan for Non-Employee
         Directors dated July 1, 1989 was filed on Form 10-Q for the quarterly period ended June 30, 1989, and the same is hereby incorporated by reference.
 10(e)*  Copy of Security Agreement with respect to Directors and Officers
         Liability was filed in quarterly report on Form 10-Q dated July 30,
         1986, and the same is hereby incorporated by reference.
 10(f)*  Copy of Supplemental Retirement Income Plan established by Commerce
         Bancshares, Inc. for James M. Kemper, Jr. was filed in annual report on Form 10-K dated March 6, 1992, and the same is hereby incorporated by reference.
 10(g)*  Copy of Agreement between Commerce Bancshares, Inc. and James M.
         Kemper, Jr. relating to the provision of consulting and other services by James M. Kemper, Jr. for Commerce Bancshares, Inc. was filed in annual report on Form 10-K dated March 6, 1992, and the same is hereby incorporated by reference.
 10(h)*  Copy of 1996 Incentive Stock Option Plan was filed in quarterly report on Form 10-Q dated August 9, 1995, and the same is hereby incorporated by reference.
 10(i)*  Copy of Commerce Executive Retirement Plan was filed in annual report on Form 10-K dated March 8, 1996, and the same is hereby incorporated by reference.
 21*     The list of subsidiaries of Commerce was filed in annual report on
         Form 10-K dated March 13, 1998, and the same is hereby incorporated by reference.
 23(a)   Consent of KPMG Peat Marwick LLP.
 23(b)   Consent of Grant Thornton, LLP
 23(c)   Consents of Blackwell Sanders Peper Martin LLP (included in Exhibits 5 and 8).
 23(d)   Consent of Alex Sheshunoff & Company
 24      Powers of Attorney.

ITEM 22. UNDERTAKINGS

  The undersigned Registrant hereby undertakes:

    (1) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange of 1934 (and, where applicable, each filing of employee benefit plans annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    (2) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (3) That, every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 will be filed as part of an amendment of the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (4) To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF KANSAS CITY, STATE OF MISSOURI, ON AUGUST 17, 1998.

                                          Commerce Bancshares, Inc.

                                                  /s/ J. Daniel Stinnett
                                          By: _________________________________
                                                    J. DANIEL STINNETT
                                               VICE PRESIDENT, SECRETARY AND
                                                      GENERAL COUNSEL

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON AUGUST 17, 1998.

              SIGNATURE                                 TITLE

                  *                     Chairman of the Board, President and
-------------------------------------    Chief Executive Officer (Principal
           DAVID W. KEMPER               Executive Officer) and Director

                  *                     Executive Vice President (Principal
-------------------------------------    Financial Officer)
           A. BAYARD CLARK

       /s/ Jeffrey D. Aberdeen          Controller (Principal Accounting
-------------------------------------    Officer)
         JEFFREY D. ABERDEEN

            Jeffrey D. Aberdeen
            Giorgio Balzer
            Fred L. Brown
            A. Bayard Clark
            James B. Hebenstreit
            David W. Kemper

            Jonathan M. Kemper
            Mary Ann Krey               A majority of the Board of
            Terry O. Meek                Directors*
            Benjamin F. Rassieur, Jr.
            John H. Robinson, Jr.
            Dolph C. Simons, Jr.
            L. W. Stolzer
            Robert H. West

       /s/ J. Daniel Stinnett           as attorney-in-fact for the above
By:__________________________________    officers and directors marked by an
         J. DANIEL STINNETT              asterisk.
         (ATTORNEY-IN-FACT)